Exhibit 4.9
SERIES A-1 SENIOR PREFERRED SHARE PURCHASE AGREEMENT
     THIS SERIES A-1 SENIOR PREFERRED SHARE PURCHASE AGREEMENT (the “Agreement”) is made as of October 16, 2010, by and among (i) NOBAO RENEWABLE ENERGY HOLDINGS LIMITED, an exempted company incorporated with limited liability under the Laws of the Cayman Islands (the “Company”), (ii) SLP NOBLE HOLDINGS LTD., an exempted company incorporated with limited liability under the Laws of the Cayman Islands (the “Investor”), (iii) KWOK PING SUN, a citizen of Hong Kong with the Hong Kong passport No. of DA9001901 (“Mr. Kwok Ping Sun”) and TAI FENG INVESTMENTS LIMITED, a company duly organized and validly existing under the Laws of the British Virgin Islands and wholly owned by Mr. Kwok Ping Sun (“Tai Feng” and, together with Mr. Kwok Ping Sun, the “Founders”), and (iv) NUOXIN ENERGY TECHNOLOGY (SHANGHAI) CO., LTD., a wholly foreign owned enterprise duly organized and validly existing under the Laws of the PRC (“Shanghai Nuoxin”) and JIANGXI NOBAO ELECTRONICS CO., LTD., a wholly foreign owned enterprise duly organized and validly existing under the Laws of the PRC (“Jiangxi Nobao”).
     Each of the Company, the Investor, the Founders, Shanghai Nuoxin and Jiangxi Nobao shall be referred to individually as a “Party” and collectively as the “Parties”. Shanghai Nuoxin and Jiangxi Nobao shall be collectively referred to as the “PRC Companies”.
RECITAL
     The Company wishes to issue and sell to the Investor, and the Investor wishes to purchase and subscribe for from the Company, up to an aggregate of 50,769,231 Series A-1 Senior Preferred Shares of the Company, having the rights and privileges as set forth in the Company’s Memorandum and Articles, subject to the terms and conditions of this Agreement.
WITNESSETH
     THE PARTIES HEREBY AGREE AS FOLLOWS:
1	Definitions.
     Capitalized terms used herein shall have the meanings ascribed to them in Schedule 1 attached hereto.
2	Purchase and Sale of Series A-1 Senior Preferred Shares; Closing.
2.1	Authorization.
     As of the Initial Closing (as defined below), the Company shall have an authorized share capital of US$50,000 divided into 500,000,000 shares of a nominal or par value of US$0.0001 each, comprised of (i) 350,000,000 ordinary shares (“Ordinary Shares”), (ii) 100,000,000 Series A Preferred Shares (“Series A Preferred Shares”) and (iii) 55,000,000 Series A-1 Senior Preferred Shares (“Series A-1 Senior Preferred Shares”). As of the Initial Closing, (x) the Company shall have authorized the issuance and sale to the Investor, pursuant to the terms and conditions of this Agreement, of 5,769,231 Series A-1 Senior Preferred Shares, having the rights, preferences, privileges and restrictions as set forth in the Memorandum and Articles.
2.2	Sale and Issuance of Series A-1 Senior Preferred Shares.
     (i) Subject to the terms and conditions of this Agreement, at the Initial Closing, the Investor agrees to subscribe for and purchase, and the Company agrees to issue and sell to the Investor, an aggregate of 5,769,231 Series A-1 Senior Preferred Shares (together with any Series A-1 Option Shares (as defined below) issued to the Investor or its assigns, the “Subscribed Shares”), par value US$0.0001 per share, each having the rights and privileges as set forth in the Memorandum and Articles, at a per share purchase price of US$2.1667 (the “Per Share Subscription Price”) for an aggregate amount of consideration of US$12,500,000 (the “Initial Investment”), representing 2.4% of the Company’s issued share capital immediately after the Initial Closing on a fully-diluted basis as of the Initial Closing.
     (ii) Subject to the terms and conditions of this Agreement (including Section 2.2(iv) below), at any time and from time to time on or prior to the later of (a) ninety (90) days following the Initial Closing Date and (y) the date upon which the Second Tranche Conditions are met (as determined in the Investor’s reasonable discretion), the Investor (or its assigns) may provide written notice to the Company of its desire to acquire up to US$27,500,000 in additional Series A-1 Senior Preferred Shares at the Per Share Subscription Price set forth in Section 2.2(i) above (as adjusted for share splits, combinations, recapitalizations, reclassifications and similar transactions, if any) in one or more transactions (but not to exceed two (2) transactions). In the event the Investor does not provide such written notice on or prior to the above timeline, the Company shall not be obligated to issue any Series A-1 Second Tranche Option Shares to the Investor. Shares issued pursuant to this Section 2.2(ii) are referred to herein as “Series A-1 Second Tranche Option Shares” and the Investor’s rights hereunder are referred to as the “Series A-1 Second Tranche Option”. The Parties shall use their best efforts to close each such acquisition of Series A-1 Second Tranche Option Shares (each such closing, a “Second Tranche Closing”) as promptly as practicable following the delivery of such notice, and in any event within five (5) Business Days thereof. In the event any Second Tranche Closing does not occur within such five (5) Business Day period, provided the failure to consummate such Second Tranche Closing is through no fault of the Investor, upon the consummation of such Second Tranche Closing the Investor shall be deemed for all purposes under this Agreement and the other Transaction Documents to have consummated such Second Tranche Closing as of the close of Business on the fifth Business Day following the delivery of such notice.
     (iii) Subject to the terms and conditions of this Agreement (including Section 2.2(iv) below), at any time and from time to time on or prior to the earlier of (i) second anniversary of the Initial Closing, and (ii) the date the Company consummates an initial public offering, the Investor (or its assigns) may provide written notice to the Company of its desire to acquire up to US$70,000,000 in additional Series A-1 Senior Preferred Shares at the Per Share Subscription Price set forth in Section 2.2(i) (as adjusted for share splits, combinations, recapitalizations, reclassifications and similar transactions, if any) above in one or more transactions (but not to exceed three (3) transactions). In the event the Investor does not provide such written notice on or prior to the above timeline, the Company shall not be obligated to issue any Series A-1 Third Tranche Option Shares to the Investor. Shares issued pursuant to this Section 2.2(iii) are referred

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to herein as “Series A-1 Third Tranche Option Shares” (together with any Series A-1 Second Tranche Option Shares, the “Series A-1 Option Shares”) and the Investor’s rights under this Section 2.2(iii) are referred to as the “Series A-1 Third Tranche Option” (together with the Series A-1 Second Tranche Option, the “Series A-1 Options”). The Parties shall use their best efforts to close each such acquisition of Series A-1 Third Tranche Option Shares (each such closing, a “Third Tranche Closing”) as promptly as practicable following the delivery of such notice, and in any event within five (5) Business Days thereof. In the event any Third Tranche Closing does not occur within such five (5) Business Day period, provided the failure to consummate such Third Tranche Closing is through no fault of the Investor, upon the consummation of such Third Tranche Closing the Investor shall be deemed for all purposes under this Agreement and the other Transaction Documents to have consummated such Third Tranche Closing as of the close of Business on the fifth Business Day following the delivery of such notice. An investment made pursuant to Section 2.2(ii) or (iii) shall be referred to herein as a “Subsequent Investment.“
     (iv) As an alternative to paying the aggregate Per Share Subscription Price in cash for any of the Series A-1 Option Shares elected to be purchased hereunder by the Investor, the Investor may, if the exercise of such option right occurs contemporaneously with a Liquidation Event, instead contribute all or part share purchase rights represented by any amount of the Series A-1 Options (but only up to the pro rata amount of equity interests to be sold or otherwise transferred by the Investor in relation to such Liquidation Event) by surrendering any amount of the Series A-1 Options to the Company (which purchase rights shall be valued at the difference between the Fair Market Value of the Series A-1 Senior Preferred Shares to be issued pursuant to such amount of the Series A-1 Option to be exercised and the Per Share Subscription Price set forth in Section 2.2(i) above (as adjusted for share splits, combinations, recapitalization, reclassifications and similar transactions, if any) (such price differential, the “Option Value”). If the Investor elects to contribute purchase rights in lieu of a cash payment, the Investor shall notify the Company in writing of such election, and the Company shall (i) withhold and not issue to the Investor a number of Series A-1 Senior Preferred Shares equal to the aggregate Per Share Subscription Price payable for such Series A-1 Shares in respect of such applicable amount Series A-1 Option being exercised (and such Series A-1 Option Shares not being so issued shall no longer be issuable under the terms of this Agreement), (ii) cancel the Series A-1 Second Tranche Option Shares and/or Series A-1 Third Tranche Option Shares surrendered pursuant to this Section 2.2(iv) and (iii) issue to the Investor an amount of Series A-1 Senior Preferred Shares equal to the Option Value.
2.3	Closings.
     (i) Subject to the satisfaction by the Company of the conditions set forth in Section 5, and subject to the satisfaction by the Investor of the conditions set forth in Section 6, each purchase and sale of the Subscribed Shares contemplated by Section 2.2 shall take place remotely via the exchange of documents and signatures on a date specified by the Parties, or by another method or at another time and date and at another location to be mutually agreed to by the Parties. The time, date of and place designated for purchase and sale contemplated by Section 2.2(i) is referred to as the “Initial Closing”, which date shall be no later than five (5) Business Days after the satisfaction or waiver of each condition to the Initial Closing set forth in Section 5 and Section 6 (other than conditions that by their nature are to be satisfied at the Initial

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Closing, but subject to the satisfaction or waiver of such conditions). The date on which the Initial Closing shall be held is referred to in this Agreement as the “Initial Closing Date” and the date on which any Second Tranche Closing or Third Tranche Closing (each a “Subsequent Closing”) is held, as applicable, is referred to in this Agreement as a “Subsequent Closing Date.”
     (ii) At the Initial Closing and each Subsequent Closing, the Company shall (i) deliver to the Investor certificates representing the Series A-1 Senior Preferred Shares acquired by the Investor hereunder, (ii) cause the Company’s register of members to be updated to reflect the Series A-1 Senior Preferred Shares purchased by the Investor and (iii) execute and delivery such other instruments of sale or transfer that the Investor may request in order to consummate such transaction. At the Initial Closing, the Investor shall (i) deliver an executed counterpart of this Agreement and the Ancillary Agreements to the Company and (ii) deposit US$12,500,000 by wire transfer of immediately available U.S. dollar funds into a bank account designated by the Company. At each Subsequent Closing, the (i) Investor shall deposit the Per Share Subscription Price multiplied by the number of Series A-1 Senior Preferred Shares to be acquired by the Investor by wire transfer of immediately available U.S. dollar funds into a bank account designated by the Company (unless such Subsequent Closing is consummated pursuant to Section 2.2(iv) above) and (ii) the Company shall deliver a certificate to the Investor stating that each of the representations and warranties contained in Section 3 below are true and correct as of the date of the Subsequent Closing in all material respects (without regard to any materiality, material adverse effect or similar qualifiers contained therein) and that the Company has complied in all material respects with each covenant contained herein.
2.4	Termination of Agreement.
     This Agreement may be terminated before the Initial Closing as follows:
     (i) at the election of the Investor on or after the date that is ninety (90) days after the Execution Date (the “Termination Date”), if the Initial Closing shall not have occurred on or before such date, provided that: (i) the terminating party is not in material default of any of its obligations hereunder, and (ii) the right to terminate this Agreement pursuant to this Section 2.4(i) shall not be available to any party whose breach of any provision of this Agreement has been the cause of, or resulted, directly or indirectly, in, the failure of the Initial Closing to be consummated by the Termination Date;
     (ii) by mutual written consent of the Company and the Investor as evidenced in writing signed by each of the Company and the Investor;
     (iii) by the Investor in the event of any material breach or violation of any representation or warranty, covenant or agreement contained herein or in any of the other Transaction Documents by the Company, the Founders, or any of the PRC Companies, and such breach or violation cannot or has not been cured within fourteen (14) days from the receipt of the notice by the Investor;
     (iv) by the Company, in the event of any material breach or violation of any representation or warranty, covenant or agreement contained herein or in any of the other

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Transaction Documents by the Investor, including but without limitation, the failure of the Investor to pay the Subscription Price within fourteen (14) days after the satisfaction by the Company of the conditions set forth in Section 5; or
     (v) at the election of the Company or the Investor when governmental orders, decrees or decisions have been issued or governmental actions have been taken to prohibit the transaction contemplated under this Agreement or any of the Ancillary Agreements;
     In the event of termination by the Company and/or the Investor pursuant to Section 2.4 hereof, written notice thereof shall forthwith be given to the other Party, and this Agreement shall terminate, and the issuance of the Subscribed Shares hereunder shall be abandoned, without further action by the Company or the Investor.
2.5	Effect of Termination.
     In the event that this Agreement is validly terminated pursuant to Section 2.4, then each of the Parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to the Company or the Investor; provided that no such termination shall relieve any Party hereto from liability for any breach of this Agreement. In the event that this Agreement is validly terminated pursuant to Section 2.4 before the Initial Closing, the Investor shall be obligated to assist the Company to cancel the certificate/registration under Section 2.3(ii) hereof. The provisions of this Section 2.5, Section 7, Section 9.7 and Section 9.11 hereof shall survive any termination of this Agreement.
2.6	Closing Account.
     Payment of the Subscription Price shall be made by the Investor to the Company on the Initial Closing Date and each Subsequent Closing Date by remittance of immediately available funds to the following bank account of the Company (the “Closing Account”):

Account Bank:	Bank of New York
SWIFT Code:	IRVTUS3N
ABA Number:	021000018
Account Name:	Pershing LLC
Account Number:	8900512385
Further Credit Name:	Nobao Renewable Energy Holdings Ltd
Further Credit Number:	219-739257
3	Representations and Warranties of the Company Group.
     The Company represents and warrants to the Investor as of the Initial Closing and as of each Subsequent Closing with respect to each member of the Company Group that the statements contained in this Section 3 are true, correct and complete (except as set forth on the Disclosure Schedule attached hereto as Exhibit C (the “Disclosure Schedule”), which exceptions shall be deemed to be representations and warranties as if made hereunder (in this Agreement, any

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reference to a party’s “knowledge” means such party’s actual knowledge after due and diligent inquiries of officers and directors of such party).
3.1	Organization, Good Standing; Due Authorization.
     Each member of the Company Group is duly organized, validly existing and in good standing under the Laws of their respective jurisdiction of incorporation. Each member of the Company Group has all requisite legal and corporate power and authority to carry on its business as now conducted, and is duly qualified to transact business in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect on such Person.
3.2	Authorization; Consents.
     Each member of the Company Group has all requisite legal and corporate power, and has taken all corporate action necessary, for each to properly and legally authorize, execute and deliver this Agreement and each of the Transaction Documents to which it is a party, and to carry out its respective obligations hereunder and thereunder. The authorization and issuance of all of (A) the Series A-1 Senior Preferred Shares to be issued pursuant to this Agreement, (B) the Ordinary Shares issuable upon conversion of the Series A-1 Senior Preferred Shares, (C) the Series A-1 Senior Preferred Shares issuable upon exercise of the Series A-1 Option, has been taken or will be taken prior to the Initial Closing. This Agreement, each of the Transaction Documents to which any member of the Company Group is a party, when executed and delivered by the same, will constitute the valid and legally binding obligation of each member of the Company Group, as the case may be, and enforceable against such Person in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. The issuance of any Series A-1 Senior Preferred Shares or Ordinary Shares issuable upon conversion of the Series A-1 Senior Preferred Shares is not subject to any preemptive rights or rights of first refusal, or if any such preemptive rights or rights of first refusal exist, waiver of such rights has been obtained from the holders thereof. For the purpose only of this Agreement, “reserve,” “reservation” or similar words with respect to a specified number of Ordinary Shares or Series A-1 Senior Preferred Shares of the Company shall mean that the Company shall, and the Board of Directors of the Company shall procure that the Company shall, refrain from issuing such number of shares so that such number of shares will remain in the authorized but unissued shares of the Company until the conversion rights of the holders of any Convertible Securities exercisable for such shares and the Series A-1 Option is exercised in accordance with the Memorandum and Articles or otherwise.
3.3	Valid Issuance of Series A-1 Senior Preferred Shares; Consents.
     (i) The Series A-1 Senior Preferred Shares, when issued and sold to the Investor in accordance with the terms of this Agreement, the Ordinary Shares, when issued upon conversion of Series A-1 Senior Preferred Shares, and the Series A-1 Senior Preferred Shares issued upon exercise of the Series A-1 Option will be duly and validly issued, fully paid and non-assessable, free from any Liens and will be free of restrictions on transfer (except for any restrictions on transfer under applicable securities Laws). The Ordinary Shares issuable upon conversion of the

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Series A-1 Senior Preferred Shares and the Series A-1 Senior Preferred Shares issuable upon exercise of the Series A-1 Option, when issued and sold to the Investor in accordance with the terms of this Agreement, have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Memorandum and Articles, will be duly and validly issued, fully paid and non-assessable, free from any Liens and will be free of restrictions on transfer (except for any restrictions on transfer under applicable securities Laws).
     (ii) No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority on the part of the Company is required, which has not already been obtained, in connection with the valid execution, delivery and consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or the offer, sale, issuance or reservation for issuance of the Series A-1 Senior Preferred Shares.
     (iii) Subject in part to the truth and accuracy of the Investor’s representations set forth in Section 4 of this Agreement, the offer, sale and issuance of all Series A-1 Senior Preferred Shares and Ordinary Shares issuable upon conversion of the Series A-1 Senior Preferred Shares as contemplated by this Agreement and the Ancillary Agreements, are exempt from the qualification, registration and prospectus delivery requirements of the Securities Act and any applicable securities Laws.
     (iv) All presently outstanding Ordinary Shares of the Company were duly and validly issued, fully paid and non-assessable, and are free and clear of any liens and free of restrictions on transfer (except for any restrictions on transfer under applicable securities Laws) and have been issued in compliance in all material respects with the requirements of all applicable securities Laws and regulations, including, to the extent applicable, the Securities Act.
3.4	Capitalization and Voting Rights.
     (i) Section 3.4(i) of the Disclosure Schedule sets forth the complete and accurate shareholding structure of the Company Group, including but not limited, to: (i) all registered and beneficial owners of each member of the Company Group; and, (ii) all share capital or registered capital of each member of the Company Group. Except as set forth in Section 3.4 of the Disclosure Schedule, all share capital or registered capital of each member of the Company Group have been duly and validly issued (or subscribed for) and fully paid and are non-assessable. All share capital or registered capital of each member of the Company Group is free of Liens and any restrictions on transfer (except for any restrictions on transfer under applicable Laws). No share capital or registered capital of any member of the Company Group was issued or subscribed to in violation of the preemptive rights of any person, terms of any agreement or any Laws, by which each such Person at the time of issuance or subscription was bound. Except as set forth in Section 3.4 of the Disclosure Schedule, (i) there are no resolutions pending to increase the share capital or registered capital of any member of the Company Group; (ii) there are no issued or outstanding options, warrants, proxy agreements, pre-emptive rights or other rights relating to the share capital or registered capital of any member of the Company Group, other than as contemplated by this Agreement; (iii) there are no outstanding Contracts or other agreements under which any member of the Company Group or any other Person purchases or otherwise acquires, or has the right to purchase or otherwise acquire, any interest in

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the share capital or registered capital of any member of the Company Group; (iv) there are no dividends which have accrued or been declared but are unpaid by any member of the Company Group; and (v) there are no issued or outstanding or authorized equity appreciation, phantom equity, equity plans or similar rights with respect to any member of the Company Group.
     (ii) Immediately prior to the Initial Closing, the authorized capital of the Company shall consist of:
     (a) Ordinary Shares. A total of 350,000,000 authorized Ordinary Shares, of which 156,473,576 are issued and outstanding. Exhibit D attached hereto is a true and correct Capitalization Table for the Company. The rights, privileges and preferences of Ordinary Shares are as stated in the Memorandum and Articles and the Ancillary Agreements.
     (b) Series A Preferred Shares. A total of 100,000,000 authorized Series A Preferred Shares of which 73,597,200 are issued and outstanding. The rights, privileges and preferences of Series A Preferred Shares are as stated in the Memorandum and Articles and the Ancillary Agreements.
     (c) Series A-1 Senior Preferred Shares. A total of 50,000,000 authorized Series A-1 Senior Preferred Shares, none of which are issued and outstanding. The rights, privileges and preferences of each of the Series A-1 Senior Preferred Shares will be as stated in the Memorandum and Articles and the Ancillary Agreements.
     (d) Options, Reserved Shares. The Company has authorized sufficient Ordinary Shares for issuance upon conversion of the Series A-1 Senior Preferred Shares and sufficient Series A-1 Senior Preferred Shares for issuance upon exercise of the Series A-1 Option. Except for (1) the conversion privileges of the Series A Preferred Shares, (2) the conversion privileges of the Series A-1 Senior Preferred Shares, (3) the Series A-1 Second Tranche Option and (4) the Series A-1 Third Tranche Option, there are no options, warrants, reserved shares, conversion privileges or other rights, or agreements with respect to the issuance thereof, presently issued or outstanding to purchase any of the shares of the Company before the Initial Closing. Apart from the exceptions noted in this Section 3.4, no shares of the Company’s issued and outstanding share capital, or shares issuable upon exercise or exchange of any issued or outstanding options or other shares issuable by the Company, are subject to any participation rights, rights of first refusal or other rights to purchase such shares.
     (e) Except as set forth above and except for (1) the conversion privileges of the Series A Preferred Shares, (2) the conversion privileges of the Series A-1 Senior Preferred Shares, and (3) rights provided in this Agreement, there are no issued or outstanding options, securities, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or shareholders agreements, or agreements of any kind for the purchase or acquisition from the Company of any of its equity securities. Except as contemplated hereby and as set forth in Section 3.4(ii)(e) of the Disclosure Schedule, the Company is not a party or subject to any agreement that affects or relates to the voting or giving of written consents with respect to any security of the Company.

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     (iii) The Company is the sole owner of one hundred percent (100%) of the equity interest of Eastern Well Holdings Limited (“Eastern Wells”), which is the sole owner of one hundred percent (100%) of the equity interest of each PRC Company.
3.5	Tax Matters.
     (i) Each member of the Company Group has filed all Tax Returns that they were required to file under applicable laws and regulations. All such Tax Returns were correct and complete in all respects and were prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by the Company Group (whether or not shown on any Tax Return) have been paid. No member of the Company Group currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company Group does not file Tax Returns that any member of the Company Group is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company Group.
     (ii) Each member of the Company Group has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.
     (iii) No PRC (including any subdivision, municipality, province or locality of the PRC) or non-PRC tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company or any of its Subsidiaries. No member of the Company Group has received from any PRC (including any subdivision, municipality, province or locality of the PRC) or non-PRC taxing authority (including jurisdictions where the Company Group has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against any member of the Company Group.
     (iv) No member of the Company Group has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
     (v) No member of the Company Group is a party to or bound by any Tax allocation or sharing agreement. No member of the Company Group (A) has been a member of an Affiliated Group filing a consolidated Tax Return (other than an Affiliated Group the common parent of which is the Company) or (B) has any material liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) as a result of the Company or any of its Subsidiaries being part of or owned by, or ceasing to be party of or owned by, any affiliated, combined, consolidated, unitary or other similar group prior to the Initial Closing, as a transferee or successor, by contract or otherwise.
     (vi) The unpaid Taxes of the Company Group (A) did not, as of the date of the Financial Statements, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the

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face of the Financial Statements (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Initial Closing Date in accordance with the past custom and practice of the Company Group in filing their Tax Returns. Since the date of the Financial Statements, no member of the Company Group has incurred any liability for Taxes arising from extraordinary gains or losses, outside the ordinary course of business consistent with past custom and practice.
     (vii) No member of the Company Group will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Initial Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Initial Closing Date, (B) agreement with any Governmental Authority executed on or prior to the Initial Closing Date, (C) installment sale or open transaction disposition made on or prior to the Initial Closing Date; or (D) prepaid amount received on or prior to the Initial Closing Date.
     (viii) Neither the Company nor any of its Subsidiaries (or other member of the Company Group) has filed any U.S. Tax election, including any entity classification election pursuant to any applicable U.S. Treasury Regulations.
     (ix) No member of the Company Group is resident for Tax purposes or has a branch, permanent establishment, agency of other taxable presence in any jurisdiction other than its jurisdiction of organization.
     (x) Neither the Company, nor the Founders, nor any of their Affiliates, nor any other owner of the Company is required to pay any Taxes under PRC law (including, without limitation, pursuant to PRC Circular 698) with respect to the transactions contemplated by this Agreement.
     (xi) Neither the Company nor any of its Subsidiaries (or other member of the Company Group) is, or has been, party to, involved with, bound by or otherwise subject to any Tax-sharing agreement, Tax-allocation agreement or similar agreement.
     (xii) The Company Group has complied with all statutory provisions, rules, regulations, orders and directions in respect of any value added or similar Tax on consumption, has promptly submitted accurate returns, maintains full and accurate records, and has never been subject to any interest, forfeiture, surcharge or penalty and is not a member of a group or consolidation with any other company for the purposes of value added Tax.
     (xiii) Section 3.5(xiii) of the Disclosure Schedule contains details of any concession, agreements (including agreements for the deferred payment of any Tax liability) or other formal or informal arrangement with any taxation authority relating to the Company Group.
     (xiv) All Tax credits (including without limitation Tax refunds and rebates) and Tax holidays enjoyed by the Company Group established under the laws of the PRC under applicable laws since its establishment have been in compliance with all applicable laws and is not subject to reduction, revocation, cancellation or any other changes (including retroactive changes) in the future, except through change in applicable laws published by relevant Governmental Authority. No member of the Company Group has received any notice in relation to or is aware of any

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event that may result in repeal, cancellation, revocation, or return of any such Tax credits or Tax holidays.
     (xv) No Group Company is or ever has been a “controlled foreign corporation” within the meaning of Code Section 957(a) or a “passive foreign investment company” within the meaning of Code Section 1297(a). No Group Company owns a less than 25% equity interest (by value) in any other entity.
3.6	Books and Records.
     Each member of the Company Group maintains in all material respects its books of accounts and records in the usual, regular and ordinary manner, on a basis of no material inconsistency with prior practice, and which permits its Financial Statements to be prepared in accordance with generally accepted accounting principles in the PRC.
3.7	Financial Statements.
     Section 3.7 of the Disclosure Schedule sets forth, and the Company has delivered to the Investor, (a) the audited financial statements of each PRC Company for the fiscal years ending December 31, 2009 and 2008 prepared by each PRC Company in accordance with the PRC GAAP, (b) the unaudited balance sheet, statements of operations and cash flows of each PRC Company for the period from January 1, 2010 to June 30, 2010 (the “Statement Date”), prepared by each PRC Company in accordance with the PRC GAAP and (c) the audited consolidated financial statements of the Company for the fiscal years ending December 31, 2009 and 2008, prepared by the Company in accordance with the IFRS (collectively, the “Financial Statements”). The Financial Statements are complete and correct in all material respects and present fairly the financial condition and position of the Company and the PRC Companies as of their respective dates, in each case except as disclosed therein and except for the absence of notes.
3.8	Changes.
     Since the Statement Date, except as contemplated by this Agreement and except as set forth in Section 3.8 of the Disclosure Schedule, there has not been:
     (i) any change in the assets, liabilities, financial condition or operations of any member of the Company Group from that reflected in the Financial Statements, other than changes in the ordinary course of business, or other changes which would not reasonably be expected to have a Material Adverse Effect on any member of the Company Group;
     (ii) any resignation or termination of any Senior Manager of any member of the Company Group;
     (iii) any satisfaction or discharge of any Lien or payment of any obligation by any member of the Company Group, except those made in the ordinary course of business or those that are not material to the assets, properties, financial condition, or operation of such entities (as such business is presently conducted);

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     (iv) any material change, amendment to or termination of a Material Contract (as defined below in Section 3.11(i));
     (v) any material change in any compensation arrangement or agreement with any Senior Manager of any member of the Company Group;
     (v) any sale, assignment or transfer of any Intellectual Property of any member of the Company Group, other than in the ordinary course of business or which would not reasonably be expected to have a Material Adverse Effect on any member of the Company Group;
     (vi) any declaration, setting aside or payment or other distribution in respect of any member of the Company Group’s capital shares, or any direct or indirect redemption, purchase or other acquisition of any of such shares by any member of the Company Group other than the repurchase of capital shares from employees, officers, directors or consultants pursuant to agreements approved by the Board of Directors of such Person;
     (vii) any failure to conduct business in the ordinary course, consistent with such member of the Company Group’s past practices;
     (viii) any damages, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operation or business of any member of the Company Group;
     (x) any event or condition of any character which might have a material and adverse effect on the assets, properties, financial condition, operation or business of any member of the Company Group, but excluding any of the foregoing resulting from general economic conditions or from conditions that generally affect the industry of such member of the Company Group (other than changes that have a materially disproportionate effect on such Person); or
     (ix) any agreement or commitment by any member of the Company Group to do any of the things described in this Section 3.8.
3.9	Litigation.
     There is no action, suit, or other court proceeding pending or threatened, against any member of the Company Group. To the best knowledge of the Company, there is no investigation pending or threatened against any member of the Company Group, and there is no action, suit, proceeding or investigation pending or threatened against any Senior Manager of any member of the Company Group in connection with their respective relationship with such Person, as the case may be. There is no judgment, decree, or order of any court or Governmental Authority in effect and binding on any member of the Company Group or its assets or properties. There is no court action, suit, proceeding or investigation by any member of the Company Group which such Person intends to initiate against any third party. No Government Authority has at any time materially challenged or questioned in writing the legal right of any member of the Company Group to conduct its business as presently being conducted.

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3.10	Liabilities.
     Except as arising under the instruments set forth in Section 3.11 of the Disclosure Schedule, the Company Group has no liabilities of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, except for (i) liabilities set forth in the Financial Statements, (ii) trade or business liabilities incurred in the ordinary course of business, and (iii) other liabilities that do not exceed US$50,000 in the aggregate.
3.11	Commitments.
     (i) Section 3.11 of the Disclosure Schedule contains a complete and accurate list of all Contracts to which any member of the Company Group is bound that involve (a) obligations (contingent or otherwise) or payments to any member of the Company Group in excess of US$100,000, (b) the license or transfer of Intellectual Property or other proprietary rights to or from any member of the Company Group, (c) any Contracts that affect the assets, properties, financial condition, operation or business of any member of the Company Group in material respects, including but not limited to any Contract having an effective term of more than one (1) year or payments in excess of US$100,000 (collectively, the “Material Contracts”).
     (ii) There are no Contracts of any member of the Company Group containing covenants that in any material way purport to restrict the business activity of such member of the Company Group or limit in any material respect the freedom of such member of the Company Group to engage in any line of business that it is currently engaged in, to compete in any material respect with any entity or to obligate in any material respect such member of the Company Group to share, license or develop any product or technology.
     (iii) All of the Material Contracts are valid, subsisting, in full force and effect and binding upon the respective member of the Company Group and to the other parties thereto.
     (iv) Each member of the Company Group (i) has in all material respects satisfied or provided for all of its liabilities and obligations under the Material Contracts requiring performance prior to the date hereof, is not in default in any material respect under any Material Contract, nor does any condition exist that with notice or lapse of time or both would constitute such a default and (ii) has obtained all necessary and required qualifications, approvals, permits, consents, orders, authorizations or registrations, filings or other formalities for the performance of such Material Contracts. The Company, the PRC Companies and the Founders are not aware of any material default thereunder by any other party to any Material Contract or any condition existing that with notice or lapse of time or both would constitute such a material default, or give any Person the right to declare a material default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, a Material Contract.
     (v) No member of the Company Group has given to, or received from, any Person any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential material violation or material breach of, or material default under, any Material Contract.

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3.12	Compliance with Laws.
     (i) Each member of the Company Group is in compliance with all Laws and regulations that are applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets or properties, including any PRC governmental claims arising under any applicable PRC Laws or regulations that may require the registration or licensing of any Intellectual Property but excluding any third party claims.
     (ii) No event has occurred and no circumstance exists that (with or without notice or lapse of time) (a) may constitute or result in a violation by any member of the Company Group of, or a failure on the part of any member of the Company Group to comply with, any Law or regulation applicable to such member of the Company Group, or (b) may give rise to any obligation on the part of any member of the Company Group to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, except for such violations or failures by such member of the Company Group that, individually or in the aggregate, would not result in any Material Adverse Effect on such entity.
     (iii) No member of the Company Group has received any written notice from any Governmental Authority regarding (a) any actual, alleged, possible, or potential material violation of, or material failure to comply with, any Law, or (b) any actual, alleged, possible, or potential material obligation on the part of any member of the Company Group to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.
     (iv) To the best knowledge of the Company no member of the Company Group, nor any shareholder, director, agent, employee or any other person acting for or on behalf of any member of the Company Group, has directly or indirectly (a) made, or promised to make, any contribution, gift, bribe, payoff, influence payment, kickback, or any other fraudulent payment in any form, whether in money, property, or services to any Public Official or otherwise (A) to obtain any favorable treatment in securing business for any member of the Company Group, (B) to pay for favorable treatment for any member of the Company Group for any member of the Company Group for business secured, (C) to obtain special concessions or for special concessions already obtained, for or in respect of any member of the Company Group, in each case which would have been in violation of any applicable Law, or (D) any improper advantage, or (b) established or maintained any fund or assets in which any member of the Company Group shall have proprietary rights that have not been recorded in the books and records of such Person.
     (v) Without limiting the foregoing, no member of the Company Group nor any of their respective Affiliates, directors, officers, employees or agents nor any Person acting on their behalf (i) has taken any act that will cause the Investor (or its Affiliates, including after the Initial Closing, the Company) as of the Initial Closing Date to violate the Foreign Corrupt Practices Act of the United States (15 U.S.C. §§ 78dd-1, et seq.), as amended, any similar statute or law, rule, regulation, official policy, interpretation or pronouncement of any Governmental Authority, or any applicable anti-corruption law, (ii) is currently a Public Official, (iii) has made a promise to provide anything of value (“Payment”) (a) to or for the use or benefit of any Public Official; (b) to any other Person either for an advance or reimbursement, if it knows or has reason to know that any part of such Payment will be directly or indirectly given or paid by such other person, or will reimburse such other person for Payments previously made, to any Public Official; or (c) to

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any other Person, the payment of which would violate, or implicate any of the Investor or its Affiliates in the violation of, the laws or regulations of the United States or any other governmental entity having jurisdiction over the activities being carried out by the Investor. Further, as of the date of execution of this Agreement, no Public Official or any agency, department, political party, public international organization, or instrumentality thereof is associated with, or presently owns an interest, whether direct or indirect, in any member of the Company Group or has any legal or beneficial interest in any such Person or the payments to be made by the Investor hereunder. Each member of the Company Group has effective disclosure controls and procedures and an internal accounting controls system that is sufficient to provide reasonable assurances that violations of applicable anti-corruption laws have been and will be prevented, detected and deterred.
     (vi) No part of the funds used by any member of the Company Group or their Affiliates have been, directly or indirectly derived from, or related to, any activity that contravenes domestic or applicable international laws and regulations, including anti-money laundering laws and regulations, or would cause the Investor or its Affiliates (including the Company following the Initial Closing) to be in violation of any anti-money laundering or other Laws in any jurisdiction, including the United States of America. No payment by any of the parties hereunder shall cause the Investor or its Affiliates (including the Company following the Initial Closing) to be in violation of any anti-money laundering laws and regulations of the PRC, the United States of America or any other relevant jurisdiction applicable to its business or operations.
     (vii) All consents, permits, approvals, orders, authorizations or registrations, qualifications, designations, declarations or filings by or with any Governmental Authority and any third party which are required to be obtained or made by each member of the Company Group and the Founders in connection with the consummation of the transactions contemplated hereunder shall have been obtained or made prior to and be effective as of the Initial Closing.
3.13	Title; Liens; Permits.
     (i) Each member of the Company Group has good and marketable title to all the tangible properties and assets reflected in its books and records, including any equipment or machinery owned by any member of the Company Group under Material Contracts, whether real, personal, or mixed, purported to be owned by such Person, free and clear of any Liens, other than Permitted Liens. With respect to the tangible property and assets it leases, each member of the Company Group is in compliance in all material respects with such leases and holds a valid leasehold interest free of any Liens, other than Permitted Liens. Each member of the Company Group owns or leases all tangible properties and assets necessary to conduct in all material respects its business and operations as presently conducted.
     (ii) Each member of the Company Group has all franchises, authorizations, approvals, permits, certificates and licenses (“Permits”) necessary for its business and operations as now conducted or planned to be conducted, and believes that each member of the Company Group can continue to hold such Permits without undue burden or expense, including but not limited to any special approval or permits required under the Laws of the PRC for the PRC Companies to

15

engage in its business. No member of the Company Group is in default in any material respect under any such Permits.
3.14	Subsidiaries.
     No member of the Company Group owns or Controls, directly or indirectly, any interest in any other Person and is not a participant in any joint venture, partnership or similar arrangement. Section 3.14 of the Disclosure Schedule lists each Person (other than a natural person) that is, directly or indirectly, Controlled by each member of the Company Group.
3.15	Compliance with Other Instruments.
     (i) No member of the Company Group is in violation, breach or default of its memorandum or articles of association. The execution, delivery and performance by the Company Group of and compliance with each of the Transaction Documents, and the consummation of the transactions contemplated thereby, will not as of the Initial Closing Date result in any such violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, a default under (a) the memorandum or articles of association of any member of the Company Group, (b) any Material Contract, (c) any judgment, order, writ or decree, or (d) any applicable Law.
     (ii) The execution and delivery of this Agreement does not, and the performance by the Company of the transactions contemplated hereby or thereby will not as of the Initial Closing Date violate, conflict with, or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or give any party the right to terminate or accelerate any obligation under, any of the terms, conditions, or provisions of any agreement or other instrument or obligation to which the Company is a party or by which it may be bound.
3.16	Related Party Transactions.
     Except as set forth in Section 3.16 of the Disclosure Schedule, no officer or director of any member of the Company Group or any “affiliate” or “associate” (as those terms are defined in Rule 405 promulgated under the Securities Act) of any of them (each of the foregoing, a “Related Party”), has any material agreement, understanding, proposed transaction with, or is materially indebted to, any member of the Company Group, nor is any member of the Company Group materially indebted (or committed to make loans or extend or guarantee credit) to any Related Party (other than for accrued salaries, reimbursable expenses or other standard employee benefits). No Related Party has any material direct or indirect ownership interest in any firm or corporation with which any member of the Company Group is affiliated or with which any member of the Company Group has a business relationship, or any firm or corporation that competes with any member of the Company Group (except that Related Parties may own less than 1% of the stock of publicly traded companies that engage in the foregoing). No Related Party has, either directly or indirectly, a material interest in: (a) any Person which purchases from or sells, licenses or furnishes to any member of the Company Group any goods, property, intellectual or other property rights or services; or (b) any Contract to which any member of the Company Group is a party or by which it may be bound or affected. For purposes of this

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Section 3.16 only, the term “material” or “materially” shall mean an obligation or interest in excess of US$50,000.
3.17	Intellectual Property Rights.
     (i) Each member of the Company Group owns or otherwise has the right or license to use all Intellectual Property material to their business as currently conducted without any violation or infringement of the rights of others, free and clear of all Liens other than Permitted Liens. Section 3.17(i) of the Disclosure Schedule contains a complete and accurate list of all Intellectual Property owned, licensed to or used by all members of the Company Group, whether registered or not, and a complete and accurate list of all licenses granted by any member of the Company Group to any third party with respect to any Intellectual Property. There is no pending or threatened, claim or litigation against any member of the Company Group, contesting the right to use its Intellectual Property, asserting the misuse thereof, or asserting the infringement or other violation of any Intellectual Property of any third party. All material inventions and material know-how conceived by employees of each member of the Company Group, including the Founders, and related to the businesses of such Person were “works for hire,” and all right, title, and interest therein, including any applications therefore, were transferred and assigned to such member of the Company Group.
     (ii) No proceedings or claims in which any member of the Company Group alleges that any person is infringing upon, or otherwise violating, its Intellectual Property rights are pending, and none has been served, instituted or asserted by a member of the Company Group.
     (iii) To the best knowledge of the Company, the PRC Companies and the Founders, none of the Senior Managers or employees of any member of the Company Group, or the Founders is obligated under any Contract (including a Contract of employment), or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company Group, or that would conflict with the business of any member of the Company Group as presently conducted. To the best knowledge of the Company, the PRC Companies and the Founders, it will not be necessary to utilize in the course of any member of the Company Group’s business operations any inventions of any of the employees of any member of the Company Group made prior to their employment by the such member of the Company Group, except for inventions that have been validly and properly assigned or licensed to such member of the Company Group as of the date hereof.
     (iv) Each member of the Company Group has taken all security measures that in the judgment of such Person are commercially prudent in order to protect the secrecy, confidentiality, and value of its material Intellectual Property.
     (v) No Public Software forms part of any product or service provided by any member of the Company Group (“CG Product or Service”) and no Public Software was or is used in connection with the development of any CG Product or Service or is incorporated into, in whole or in part, or has been distributed with, in whole or in part, any CG Product or Service. As used in this Section 3.17(v), “Public Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software (as defined by

17

the Free Software Foundation), open source software (e.g., Linux or software distributed under any license approved by the Open Source Initiative as set forth www.opensource.org) or similar licensing or distribution models which require the distribution or making available of source code as well as object code of the software to licensees without charge (except for the cost of the medium) and (b) the right of the licensee to modify the software and redistribute both the modified and unmodified versions of the software, including software licensed or distributed under any of the following licenses: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the BSD License; or (vi) the Apache License.
     (vi) The PRC Companies have been duly authorized by Glen Dimplex Deutschland GmbH, a German company, to distribute the Nobo-branded heat pump in the PRC, Taiwan, Korea, Hong Kong and Macao. Such authorization is legal and valid and the cooperative relationship between Glen Dimplex Deutschland GmbH and the Company Group is in good standing. No member of the Company Group or the Founder has received any notice, either orally or in writing, from Glen Dimplex Deutschland GmbH, indicating that such authorization and/or the cooperation may be adversely affected for any reason. To the best knowledge of the Company, the PRC Companies, and the Founder, such authorization is not likely to be withdrawn for any reason and the Company Group will be able to distribute the Nobo-branded heat pump of Glen Dimplex Deutschland GmbH in the future.
3.18	Entire Business.
     There are no material facilities, services, assets or properties shared with any entity other than the members of the Company Group which are used in connection with the businesses of the Company Group.
3.19	Labor Agreements and Actions.
     Except as required by Law, no member of the Company Group is a party to or bound by any currently effective deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation agreement. Each member of the Company Group has complied in all material respects with all applicable Laws related to employment, and no member of the Company Group has any union organization activities, threatened or actual strikes or work stoppages or material grievances. No member of the Company Group is bound by or subject to (and none of their assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union.
3.20	Specific Events.
     Since the Statement Date, except as set forth in the Financial Statements, no member of the Company Group has (a) declared, paid or committed to pay any dividends or authorized, made or committed to make any distribution upon or with respect to any of its securities, (b) incurred or committed to incur any indebtedness for money borrowed in excess of US$20,000 individually or US$50,000 in the aggregate that is currently outstanding, (c) made or committed to make any loans or advances to any individual, other than ordinary advances for travel or other

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bona fide business-related expenses, or (d) waived or committed to waive any material right of value.
3.21	Business Plan and Budget.
     The Company has delivered to the Investor on or before the Initial Closing a business plan and budget for the PRC Companies for the twelve (12) months following the Initial Closing. Such business plan was prepared in good faith based upon assumptions and projections which the Founders and the Company believes are reasonable and not materially misleading.
3.22	Disclosure.
     No representation or warranty of the Company contained in this Agreement, the Ancillary Agreements, or any certificate furnished or to be furnished to the Investor at the Initial Closing or any Subsequent Closing, as the case may be, (when read together) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.
3.23	Environmental and Safety Laws.
     No member of the Company Group is in violation of any applicable statute, law, or regulation relating to the environment or occupational health and safety and no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.
3.24	Exempt Offering.
     The offer and sale of the Series A-1 Senior Preferred Shares pursuant to this Agreement are exempt from the registration requirements of the Securities Act and from the registration or qualification requirements of any other applicable securities Laws and regulations, and the issuance of Ordinary Shares issuable upon conversion of the Series A-1 Senior Preferred Shares in accordance with the Memorandum and Articles and issuance of Series A-1 Senior Preferred Shares upon exercise of the Series A-1 Option will be exempt from such registration or qualification requirements.
3.25	Shareholders.
     Except as set forth on Section 3.25 of the Disclosure Schedules, no PRC resident is the direct, ultimate or beneficial owner of any Share Capital of the Company.
3.26	Representations and Warranties Relating to the Founders.
     (i) The Founders do not presently own or Control, and will not as of the Initial Closing own or Control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association, or other entity, except any interest in the Company and/or the PRC Companies.

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     (ii) The Founders do not presently and will not as of the Initial Closing own, manage, operate, finance, join, or Control, or participate in the ownership, management, operation, financing or Control of, or be associated as a director, senior management, partner, lender, investor or representative in connection with, any business or corporation, partnership, or organization which competes with the principal business conducted by the Company Group or with which the Company Group has a business relationship.
     (iii) Neither Founder is aware of any action, suit, proceeding, claim, arbitration or investigation pending against him in connection with his involvement with any member of the Company Group. Neither Founder is a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality and there is no action, suit, proceeding, claim, arbitration or investigation which the Founder intends to initiate in connection with his involvement with any member of the Company Group.
     (iv) Mr. Kwok Ping Sun is currently devoting one hundred percent (100%) of his working time to the conduct of the business of the Company Group. Mr. Kwok Ping Sun is not planning to work less than full time at the Company Group in the future. Neither Founder, directly or indirectly, owns, manages, or is engaged in, operates, Controls, works for, consults with, renders services for, does business with, maintains any interest in (proprietary, financial or otherwise) or participate in the ownership, management, operation, or Control of, any business, whether in corporate, proprietorship or partnership form or otherwise, that is related to the businesses currently, or contemplated to be, conducted by the Company Group or otherwise competes with the Company Group.
     (v) The Founders have complied with all applicable tax laws and regulations with respect to (i) the Founders’ equity interests in the Company (or their equity interests in the members of the Company) and (ii) Mr. Kwok Ping Sun’s employment compensation attributable to him as a result of his employment status with the Company and/or its Subsidiaries.
3.27	Other Representations and Warranties Relating to the PRC Companies.
     (i) The constitutional documents and certificates and related contracts and agreements of each PRC Company are valid and have been duly approved or issued (as applicable) by competent PRC authorities.
     (ii) All consents, approvals, authorizations or licenses required under PRC Law for the due and proper establishment and operation of each PRC Company have been duly obtained from the relevant PRC authorities and are in full force and effect.
     (iii) The capital and organizational structure of each PRC Company and the conduct by each PRC Company of its applicable business under such structure is valid and in full compliance with PRC Laws.
     (iv) All filings and registrations with the PRC authorities required in respect of each PRC Company and its operations, including but not limited to the filings and registrations with the Ministry of Commerce, the State Administration of Industry and Commerce, the SAFE, tax bureaus, customs authorities, real estate authorities and relevant product registration authorities, have been duly completed in accordance with the relevant rules and regulations of the PRC.

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     (v) Except as disclosed in Section 3.26(v) of the Disclosure Schedule, the registered capital of each PRC Company is fully paid up. The Company legally and beneficially owns 100% of the equity interest in each PRC Company. There are no outstanding rights, or commitments made by any of the PRC Companies to sell any of its equity interest.
     (vi) None of the PRC Companies is in receipt of any letter or notice from any relevant authority notifying revocation of any permits or licenses issued to it for non-compliance or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by it.
     (vii) Each PRC Company has been conducting and will conduct its business activities within the permitted scope of business or is otherwise operating its business in full compliance with all relevant legal requirements and with all requisite licenses, permits and approvals granted by competent PRC authorities.
     (viii) Each PRC Company has procured all necessary approvals, licenses or permits requisite for and essential to the conduct of any part of its business and possession of valid title to all of its material properties and assets in connection with the carrying on of its business, and each PRC Company has legal and valid title to all of its properties and assets in connection with the carrying on of its business, in each case, free and clear of all liens, charges, encumbrances, equities, claims, defects, options and restrictions.
     (ix) With regard to employment and staff or labor management, each PRC Company has complied with all applicable PRC Laws and regulations in all respects, including without limitation, laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, and pensions.
     (x) The Company’s acquisition of one hundred percent (100%) of the equity interest in Jiangxi Nobao is in compliance with PRC Law.

4	Representations and Warranties of the Investor.
     The Investor hereby represents and warrants to the Company and the Founders that the statements contained in this Section 4 with respect to the Investor are correct and complete as of the date of this Agreement and on and as of the date of the Initial Closing with the same effect as if made on and as of the date of the Initial Closing.
     (i) The Investor is an exempted limited partnership duly organized, validly existing and in good standing under the Laws of the Cayman Islands.
     (ii) The Investor has all requisite legal and corporate power and authority, and has taken all corporate action necessary to properly and legally authorize, execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party, and to carry out its respective obligations hereunder and thereunder, and this Agreement and each of the Ancillary Agreements to which it is a party, when executed and delivered by the Investor, will constitute valid and legally binding obligations of such Investor, enforceable against it in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights

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generally, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.
     (iii) The Series A-1 Senior Preferred Shares will be acquired or accepted for investment purposes for the Investor’s own accounts, not as a nominee or agent. By executing this Agreement, the Investor further represents that it has not been organized for the specific purpose of acquiring the Series A-1 Senior Preferred Shares.
     (iv) The Investor understands and acknowledges that the offering of the Series A-1 Senior Preferred Shares will not be registered or qualified under the Securities Act, or any applicable securities Laws on the grounds that the offering and sale of securities contemplated by this Agreement and the issuance of securities hereunder is exempt from registration or qualification, and that the Company’s reliance upon these exemptions is predicated upon the Investor’s representations in this Agreement. The Investor further understands that no public market now exists for any of the securities issued by the Company and the Company has given no assurances that a public market will ever exist for the Company’s securities.
     (v) The Investor is an “accredited investor” within the meaning of Securities and Exchange Commission (“SEC”) Rule 501 of Regulation D, as presently in effect, under the Securities Act.
     (vi) The Investor understands that the Series A-1 Senior Preferred Shares are characterized as “restricted securities” under U.S. federal securities Laws as they are being acquired from the Company in a transaction not involving a public offering and that under such Laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. The Investor understands that the Series A-1 Senior Preferred Shares have not been qualified or registered under the Laws of any other jurisdiction and therefore may be viewed as restricted securities under any or all of such other applicable securities Laws.
     (vii) The Investor understands that the certificates evidencing the Series A-1 Senior Preferred Shares may bear the following legend: “THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF THE ACT.”
     (viii) No Investor shall appoint to the board of directors of any member of the Company Group any individual who is concurrently serving on the board of directors of any entity that is competing with any member of the Company Group.

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5	Conditions of the Investor’s Obligations at the Initial Closing.
     The obligations of the Investor under Section 2 of this Agreement, unless otherwise waived in writing by the Investor, are subject to the fulfillment of each of the following conditions on or before the Initial Closing:
5.1	Representations and Warranties.
     Except as set forth in the Disclosure Schedules, the representations and warranties of the Company, the PRC Companies and the Founders contained in Section 3 shall be true and correct in all material respects when made, and shall be true and correct in all material respects on and as of the Initial Closing and as of each Subsequent Closing Date, with the same effect as though such representations and warranties had been made on and as of the Initial Closing Date, except in either case for those representations and warranties (i) that already contain any materiality qualification, which representations and warranties, to the extent already so qualified, shall instead be true and correct in all respects as so qualified as of such respective dates and (ii) that address matters only as of a particular date, which representations will have been true and correct in all material respects (subject to clause (i)) as of such particular date.
5.2	Performance.
     Each member of the Company Group and the Founders shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Initial Closing.
5.3	Authorizations.
     Each member of the Company Group and the Founders shall have obtained all authorizations, approvals, waivers or permits of any Person or any Governmental Authority necessary for the consummation of all of the transactions contemplated by this Agreement and other Transaction Documents, including without limitation any authorizations, approvals, waivers or permits that are required in connection with the lawful issuance of the Series A-1 Senior Preferred Shares, and all such authorizations, approvals, waivers and permits shall be effective as of the Initial Closing. The Investor shall have received approval and authorization by its investment committee (or other similar governing body) for the transactions contemplated hereunder.
5.4	Closing Certificate.
     The Founders, the Company and each of the PRC Companies shall have executed and delivered to the Investor at the Initial Closing and at each such Subsequent Closing a certificate (i) stating that the conditions specified hereto have been fulfilled (including the accuracy of the representations and warranties as set forth in Section 5.1), and (ii) attaching thereto (A) the Memorandum and Articles as then in effect and the Company’s Register of Members after giving effect to the transactions contemplated by the Initial Closing, (B) copies of all resolutions of the Company’s shareholders and directors approving the transactions contemplated hereby.

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5.5	Proceedings and Documents.
     All corporate and other proceedings in connection with the transactions contemplated at the Initial Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Investor, and the Investor shall have received all such counterpart original or other copies of such documents as it may reasonably request.
5.6	Memorandum and Articles.
     The Memorandum and Articles shall have been duly amended by all necessary action of the Board of Directors and/or the members of the Company, as set forth in the form attached hereto as Exhibit A, and such amendment shall have been duly filed with the Registrar of Companies of the Cayman Islands.
5.7	Shareholders Agreement.
     The Company, the PRC Companies, CEF and the Founders shall have executed and delivered to the Investor the Amended and Restated Shareholders Agreement in the form attached hereto as Exhibit B-1.
5.8	Right of First Refusal and Co-Sale Agreement.
     The Company, the PRC Companies, CEF and the Founders shall have executed and delivered to the Investor the Amended and Restated Right of First Refusal and Co-Sale Agreement in the form attached hereto as Exhibit B-2.
5.9	Completion of Due Diligence.
     The Investor shall have satisfactorily completed its business, financial, tax, technical, operational, environmental and legal due diligence review.
5.10	Register of Members.
     The Investor shall have received a copy of the Company’s register of members, certified by a director of the Company as true and complete as of the date of the Initial Closing, updated to show the Investor as the holder of its relevant number of the Series A-1 Senior Preferred Shares as of the Initial Closing.
5.11	Indemnification Agreement.
     The Company shall have entered into an indemnification agreement substantially in the form attached hereto as Exhibit F with the director appointed by the Investor.
5.12	Board of Directors.
     At the Initial Closing, the Board of Directors of the Company shall consist of persons elected or appointed in accordance with the Shareholders Agreement and Memorandum and

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Articles, and the appointment of the director by the Investor shall have been filed with the Registrar of Companies of the Cayman Islands.
5.13	Delivery of Legal Opinion.
     The Company shall have delivered or caused to be delivered the legal opinion(s) issued by the PRC legal counsel of the Company, dated as of the Initial Closing Date, in form and substance satisfactory to the Investor.
5.14	Renewal of Shanghai Nuoxin Lease Agreement.
     The Company or the PRC Companies shall have renewed the lease agreement (the “Shanghai Nuoxin Lease”) for the Shanghai Nuoxin leased facility upon substantially similar terms as the current Shanghai Nuoxin Lease (including with respect to price no less favorable to the Company or its Subsidiaries than those currently in effect).
6	Conditions of the Company’s Obligations at Closing.
6.1	Representations and Warranties.
     The obligations of the Company, the PRC Companies and the Founders as of the Initial Closing Date under this Agreement, unless otherwise waived in writing by them, are subject to the condition that the representations and warranties of the Investor contained in Section 4 shall be true and correct in all material respects when made, and shall be true and correct in all material respects on and as of the Initial Closing Date with the same effect as though such representations and warranties had been made on and as of the Initial Closing Date.
6.2	Payment of Subscription Price.
     The obligations of the Company, the PRC Companies and the Founders as of the Initial Closing Date and each Subsequent Closing Date, as applicable, under this Agreement, unless otherwise waived in writing by them, are subject to the condition that the Investor shall be obligated to pay, via wire transfer, as the case may be, the Subscription Price according to the provisions Section 2.3(i) (unless, with respect to a Subsequent Closing, such Subsequent Closing is consummated pursuant to Section 2.2(iv) above).
6.3	Memorandum and Articles.
     The Memorandum and Articles shall have been duly amended by all necessary action of the Board of Directors and/or the members of the Company.
6.4	Execution of the Agreement and the Shareholders Agreement.
     The Investor shall have executed and delivered to the Company and the Founders this Agreement and the Amended and Restated Shareholders Agreement in the form attached hereto as Exhibit B-1.

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6.5	Right of First Refusal and Co-Sale Agreement.
     The Investor shall have executed and delivered to the Company the Amended and Restated Right of First Refusal and Co-Sale Agreement in the form attached hereto as Exhibit B-2.
7	Confidentiality.
7.1	Disclosure of Terms.
     The terms and conditions of this Agreement, any term sheet or memorandum of understanding entered into pursuant to the transactions contemplated hereby, all exhibits and schedules attached hereto and thereto, and the transactions contemplated hereby and thereby (collectively, the “Financing Terms”), including their existence, shall be considered confidential information and shall not be disclosed by any Party hereto to any third party except as permitted in accordance with the provisions set forth below.
7.2	Permitted Disclosures.
     Notwithstanding the foregoing, the Company may disclose the existence of this Agreement to its accountants, legal counsels and other shareholders of the Company or to any person or entity to which disclosure is approved in writing by the Investor in each case only where such persons or entities are under strict nondisclosure obligations substantially similar to those set forth in this Section 7, or to any person or entity to which disclosure is approved in writing by the Investor. The Investor and its Affiliates may disclose (i) the existence of the investment and the Financing Terms to any partner, limited partner, former partner, potential partner or potential limited partner of the Investor or other third parties and (ii) the fact of the investment to the public, in each case as it deems appropriate in its sole discretion. Any Party hereto may also provide disclosure in order to comply with applicable Laws, as set forth in Section 7.3 below.
7.3	Legally Compelled Disclosure.
     In the event that any Party is requested or becomes legally compelled (including without limitation, pursuant to any applicable tax, securities, or other Laws and regulations of any jurisdiction) to disclose the existence of this Agreement or content of any of the Financing Terms, such Party (the “Disclosing Party”) shall provide the other Parties with prompt written notice of that fact and shall consult with the other Parties regarding such disclosure. At the request of another Party, the Disclosing Party shall, to the extent reasonably possible and with the cooperation and reasonable efforts of the other Parties, seek a protective order, confidential treatment or other appropriate remedy. In any event, the Disclosing Party shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information.
7.4	Other Exceptions.
     Notwithstanding any other provision of this Section 7, the confidentiality obligations of the Parties shall not apply to: (a) information which a restricted Party learns from a third party

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having the right to make the disclosure, provided the restricted Party complies with any restrictions imposed by the third party; (b) information which is rightfully in the restricted Party’s possession prior to the time of disclosure by the protected Party and not acquired by the restricted Party under a confidentiality obligation; or (c) information which enters the public domain without breach of confidentiality by the restricted Party.
7.5	Press Releases, Etc.
     No announcements regarding the Investor’s investment in the Company may be made by any Party hereto in any press conference, professional or trade publication, marketing materials or otherwise to the public without the prior written consent of the Investor and the Company, provided, that any such announcement made to any partner, limited partner, bona fide potential partner or bona fide potential limited partner of the Investor or its Affiliates shall not be subject to the consent of the Company.
7.6	Other Information.
     The provisions of this Section 7 shall terminate and supersede the provisions of any separate nondisclosure agreement executed by any of the Parties with respect to the transactions contemplated hereby.
7.7	Notices.
     All notices required under this Section 7 shall be made pursuant to Section 9.7 of this Agreement.
8	Undertakings.
     After the Execution Date or the Initial Closing Date (as the case may be), the Company (with respect to itself and each PRC Company), each PRC Company (with respect to itself) and the Investor agree as follows:
8.1	Use of Proceeds from the Sale of Series A-1 Senior Preferred Shares.
     The proceeds from the sale of the Series A-1 Senior Preferred Shares shall be used for the business expansion, capital expenditures and general working capital in the principal business of the Company Group. Such proceeds may not be used for repaying any shareholder loan or purchasing shares of other listed companies or corporate bonds or any other negotiable securities.
8.2	Exclusivity.
     From the Execution Date until the earlier date of the following dates: (a) a date that is fifteen (15) Business Days after the satisfaction or waiver of each condition to the Initial Closing set forth in Section 5 and Section 6 (other than conditions that by their nature are to be satisfied at the Initial Closing, but subject to the satisfaction or waiver of such conditions), and (b) the date of the termination of this Agreement pursuant to Section 2.4, the Company, the Founders, and the Company shall cause each of the PRC Companies to, agree not to (i) discuss the sale of any Ordinary Shares or Convertible Securities of the Company with any third party, or (ii) to

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provide any information with respect to the Company to a third party in connection with a potential investment by such third party in the Ordinary Shares or Convertible Securities of the Company, or (iii) to close any equity financing transaction of the Ordinary Shares or Convertible Securities of the Company with any third party. This Section 8.2 shall terminate and be of no further force and effect immediately following the Initial Closing Date.
8.3	Compliance by Founders.
     Each Founder shall, at his own expense, fully comply with all applicable PRC Laws and regulations and the requirements of the PRC Governmental Authorities with respect to its direct and indirect holding of equity securities in the PRC Companies, if necessary, on a continuing basis (including, but not limited to, all obligations imposed and all consents, approvals, registrations and permits required by the SAFE and by other PRC Governmental Authorities or under other applicable PRC Laws and regulations in connection therewith), and Foreign Corrupt Practices Act of the United States (15 U.S.C. §§ 78dd-1, et seq.), as amended, or any similar statute or Law, rule, regulation, official policy, interpretation or pronouncement of any Governmental Authority, including without limitation any transfer of its direct and indirect holding of equity securities in the Company to any third party.
8.4	Compliance by Company Group.
     Each member of the Company Group shall, at its own expense, fully comply with all applicable Laws and regulations of the jurisdiction of its incorporation as well as all requirements of the competent Government Authorities with respect to their conducting of business, on a continuing basis, and Foreign Corrupt Practices Act of the United States (15 U.S.C. §§ 78dd-1, et seq.), as amended, or any similar statute or Law, rule, regulation, official policy, interpretation or pronouncement of any Governmental Authority.
8.5	Additional Covenants.
     Except as required by this Agreement, no resolution of the directors, owners, members, partners or shareholders of any member of the Company Group shall be passed, including resolutions in connection with declaration or distribution of dividends, nor shall any contract or commitment be entered into, in each case, prior to the Initial Closing without the prior written consent of the Investor, which consent may not be unreasonably withheld, delayed or conditioned, except that the Company Group may carry on its business in the same manner as heretofore and may pass resolutions and enter into contracts for so long as they are effected in the ordinary course of business. No declaration or distribution of dividends by any Company Group shall be made prior to the Initial Closing without the prior written consent of the Investor. If any member of Company Group has distributed any dividends or profits to its shareholders, such distributed amounts shall be excluded when calculating the Company’s post money valuation.
8.6	Founder Shares Lock-up.
     Any Ordinary Shares directly or indirectly held by the Founders shall not be transferable except as provided in the Shareholders Agreement and the Right of First Refusal and Co-Sale Agreement.

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8.7	Composition of the Board of the Company Group.
     Within one (1) month after the Initial Closing, the board of directors of each PRC Companies shall be re-constituted in accordance with the Shareholders Agreement and the Memorandum and Articles.
8.8	Environmental Management System.
     (i) EMS Policy. Each Member of the Company Group shall adopt (or maintain if already adopted) a set of environmental and social safeguard policies to ensure compliance by each Company Group with all Applicable Environmental & Social Requirements.
     (ii) EMS procedures. Each member of the Company Group shall:
     (a) permit representatives of the Investor to visit the premises where the business of each Company Group is conducted, and to have access to books of account and records of each member of Company Group, for the purpose of confirming compliance with Applicable Environmental & Social Requirements, provided that such visitation and access is (i) upon reasonable advance notice and during normal business hours, (ii) does not unreasonably interfere with the operations of each member of Company Group, and (iii) does not impose any material expense or burden on each member of Company Group, while the Company shall bear all fees and expenses in connection with such social and environment audit and delivery of the auditing report, provided that the auditing team of no more than three (3) persons; two (2) half-yearly social and environmental audits will be conducted during the first year after the Initial Closing. Social and environmental audits and selected site inspections will be requested annually by the Investor, and the Company shall bear all fees and expenses in connection with such social and environment audit and delivery of the auditing report, provided that the auditing team of no more than three (3) persons;
     (b) continue (1) to comply with all Applicable Environmental & Social Requirements and (2) not to engage in any Prohibited Activity;
     (c) as promptly as possible after becoming aware of any activity by any member of Company Group which does not comply with Applicable Environmental and Social Requirements, or which is classified as a Prohibited Activity, shall use its best efforts to implement a Corrective Action Plan. In the event that any member of the Company Group does not implement and adhere to the Corrective Action Plan in all material respects, the Investor shall have the option upon written notice to such member of Company Group to require that the Investor’s investment in the Company Group be liquidated as soon as possible, but in any event within one hundred and eighty (180) days after such notice, and the proceeds thereof distributed to the Investor less the reasonable cost of such liquidation; and
     (d) as promptly as possible, but in any event not more than sixty (60) days after the close of each fiscal year, furnish the Investor with an Environmental Performance Report in a form designed by the Investor.

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8.9	Amendments to the Articles of Association of the PRC Companies.
     The Articles of Association of each of the PRC Companies shall be amended satisfactorily to the Investor, and such amendment shall be approved by the original approval authority of each PRC Company and duly registered with the relevant Administration for Industry and Commerce within 90 days following the Initial Closing.
8.10	Company Credit Facility.
     The Company shall enter into a definitive agreement to receive a minimum RMB 50,000,000 line of credit with commercial lenders for a minimum two-year term, bearing market rates of interest on terms reasonably acceptable to the Investor within 90 days following the Initial Closing.
8.11	Internal Controls; Accounting; Maintenance of Intellectual Property.
     The Company and the PRC Companies shall use their respective best efforts to (i) establish and maintain effective internal financial controls of the type customary for a company of the Company’s approximate size listed on any United States stock exchange, (ii) standardize and establish a clear methodology accepted by the Company’s auditors for determining percentage of completion used in revenue recognition on long-term contracts, (iii) institutionalize the Company’s core technology through the distribution of key intellectual property and knowhow amongst a greater number of senior research and development personnel, (iv) file and maintain patents and other Intellectual Property protection rights in respect of their Intellectual Property rights and (v) ensure that all material inventions and material know-how conceived by employees of each member of the Company Group, including the Founders, and related to the businesses of such Person are “works for hire,” and all right, title, and interest therein, including any applications therefore, are transferred and assigned to such member of the Company Group.
8.12	Key Man Provisions.
     Following the Initial Closing, the Company and the PRC Companies shall at all times maintain key man insurance with respect to Mr. Kwok Ping Sun on terms and conditions reasonably acceptable to the Investor.
8.13	Shanghai Nuoxin and Other Registrations.
     Following the Initial Closing and no later than November 27, 2010, Eastern Wells shall have contributed all capital contributions to Shanghai Nuoxin and updated all registration certificates of Shanghai Nuoxin reflecting its fully contributed registered capital.
8.14	Construction Qualifications.
     From the date of and following the Initial Closing, each of the PRC Companies shall obtain and maintain all necessary and advisable qualifications, permits, certificates, authorizations and approvals related to its construction operations under all current and future energy management contracts and all current and future contracts to provide services under such PRC Company’s engineering, procurement and construction model.

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8.15	Customer Contract Best Practices.
     Following the Initial Closing, the Company and the PRC Companies shall use their respective best efforts to work cooperatively with the Investor to further develop and institutionalize best practices in the Company’s and the PRC Companies’ energy management customer contract templates and engineering, procurement and construction model customer contract templates.
8.16	Jiangxi Nobao Environmental Qualifications.
     Following the Initial Closing, Jiangxi Nobao shall obtain, maintain and complete any and all relevant environmental protection facility acceptances for the previous production facilities of Jiangxi Nobao.
8.17	Jiangxi Nobao Plant and Office Buildings Qualifications.
     Following the Initial Closing, Jiangxi Nobao shall obtain and maintain any and all relevant approvals, certificates and qualifications for the ownership and operation of Jiangxi Nobao’s current production facilities and office buildings.
8.18	Electronic & Mechanical Equipment Installation Qualifications.
     Following the Initial Closing, Shanghai Nuoxin and Jiangxi Nobao shall obtain and maintain any and all relevant approvals and qualifications for the installation and construction of certain electronic or mechanical equipment under all current and future energy management contracts and all current and future contracts to provide services under their engineering, procurement and construction model.
8.19	Shanghai Nobo Sale Proceeds.
     From the date of and following the Initial Closing, Eastern Wells shall, as promptly as practicable, but in no event later than December 31, 2010, use its commercially reasonable best efforts to obtain at least RMB 19,000,000 in respect of Eastern Wells’ sale of its equity interest in Shanghai Nobo to Easy Victory Holdings Limited.
8.20	Company Subsidiary Operations.
     Following the Initial Closing, the Company shall cause its Subsidiaries to use their respective best efforts to transact substantial business operations as each such Subsidiary’s business operations may permit and as reasonably requested and advised from time to time by the Investor.
8.21	U.S. Tax Elections
     At or anytime following the Initial Closing, promptly upon request by the Investor, the Company shall, and shall cause each of its Subsidiaries to (if so requested by the Investor), to file any U.S. Tax election reasonably requested by the Investor (including, without limitation, any U.S. Internal Revenue Service Form 8832) in a form so requested by the Investor.

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8.22	Company Customer Contract.
     The Company shall commence, and continue to undertake, meaningful development operations to the reasonable satisfaction of the Investor under that certain Energy Management Contract, dated as of September 15, 2010, between Shanghai Nuoxin and Kunshan Dragon Real Estate Co., Ltd. (), to construct and develop at least 300,000 square meters of that certain Kunshan project with a contract value equal to or greater than RMB 432,000,000 as determined based on a 20-year contract term and a minimum annual fee of RMB 72 per square meter assuming a minimum annual usage of 180 days per year and 8 hours per day.
8.23	Company and Subsidiary Taxes
     The Company and its Subsidiaries shall timely pay all Taxes required to be paid by such Persons as and when due.
8.24	Eastern Wells
     Following the Initial Closing, upon request by the Investor, the Company shall, and shall cause Eastern Wells to, take all necessary action under the Companies Ordinance (Chapter 32 of the Laws of Hong Kong) (“Hong Kong Company Law”) in order to bring Eastern Wells into compliance therewith, including (without limitation) (i) using their respective best efforts to hold any historical shareholder meetings as required by Hong Kong Company Law (or provide unanimous written shareholder and/or board resolutions in lieu thereof) and (ii) filing and/or participating in any required administrative or other similar proceeding(s) required under Hong Kong Company Law in connection with the foregoing. Evidence of the foregoing shall be provided by the Company to the Investor promptly upon the Investor’s request thereof.

9	Miscellaneous.
9.1	Survival of Representations and Warranties.
     The representations and warranties set forth under Section 3 and any covenants of the Company, the PRC Companies and the Founders contained in or made pursuant to this Agreement shall survive for a period of three (3) years from (i) the Initial Closing Date with respect to the Initial Closing and (ii) each Subsequent Closing Date with respect to each Subsequent Closing, and such warranties, representations and covenants shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Company. For the avoidance of doubt, the representations and warranties of the Company, the PRC Companies and the Founders in Section 3 are made on and as of the Execution Date and on and as of the Initial Closing Date and each Subsequent Closing Date, unless otherwise stated therein.
9.2	Successors and Assigns.
     Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties whose rights or obligations hereunder are affected by such terms and conditions. This Agreement, and the rights and obligations hereunder, shall not be assigned by any member of the

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Company Group or the Founders without the mutual written consent of the Parties hereto. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
9.3	Indemnity.
     (i) The Company, each PRC Company and the Founders shall, jointly and severally, indemnify the Investor, its Affiliates and their respective officer, directors, employees, partners, advisors, representatives and agents (the “Indemnified Parties”) for any losses, liabilities, damages, liens, penalties, costs and expenses, including reasonable advisor’s fees and other reasonable expenses of investigation and defense of any of the foregoing, incurred by any Indemnified Party as a result of any breach or violation of any representation, covenant or warranty made by the Company, any PRC Company or the Founders (in each case, for purposes of this Section 9.3, such representations, covenants and warranties shall be read without any “materiality,” “Material Adverse Effect” or other similar qualifications), or any breach by the Company, any PRC Company or the Founders of any covenant or agreement contained herein or in any of the other Transaction Documents (the “Indemnifiable Event”), and each of the Company, the PRC Company and the Founders hereby agrees to indemnify the Indemnified Parties for any losses, liabilities, damages, liens, penalties, costs and expenses, including reasonable advisor’s fees and other reasonable expenses of investigation and defense of any of the foregoing, incurred by the any Indemnified Party as a result of any Indemnifiable Event of the relevant PRC Company (an “Indemnifiable Loss”). For the purpose of this Section 9.3, each of the Company, the Founders and the PRC Companies shall be referred to as an “Indemnitor”. If any Indemnified Party believes that it has a claim that may give rise to an indemnity obligation hereunder, it shall give prompt notice thereof to the Company, the Founders and/or the relevant PRC Companies (as the case may be) stating specifically the basis on which such claim is being made, the material facts related thereto, and the amount of the claim asserted; provided that in any event any such notice with respect to the breach of any covenant shall be given on a timely basis. No such claim shall be settled or resolved without the consent of the Company, the Founders and/or the relevant PRC Companies (as the case may be), except that any dispute related thereto will be resolved pursuant to Section 9.12.
     The Founders’ indemnity obligations that are determined to arise hereunder may be satisfied by the Founders by remittance of immediately available funds to the Investor. However, if the Founders are unable to satisfy such indemnity obligations within sixty (60) days of delivery of the notice provided by the Investor, then such indemnity obligations shall, at the election of the Investor, be satisfied with the Ordinary Shares held (either directly or indirectly) or acquired after the date hereof by the Founders (with each such share valued at the Fair Market Value of such Ordinary Share).
     (ii) Notwithstanding the foregoing, the Company, the PRC Companies and the Founders shall, jointly and severally, indemnify and keep indemnified the Indemnified Parties at all times and hold the Investor harmless against any claim for tax which has been made or may hereafter be made against any of the PRC Companies wholly or partly in respect of or in consequence of any event occurring or any income, profits or gains earned, accrued or received by the PRC Companies on or before the Initial Closing with respect to the Initial Investment and

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on or before the Subsequent Closing with respect to any Subsequent Investment and any reasonable costs, fees or expenses incurred and other liabilities which the PRC Companies may properly incur in connection with the investigation, assessment or the contesting of any claim, the settlement of any claim for tax, any legal proceedings in which the PRC Companies claim in respect of the claim for tax and in which an arbitration award or judgment is given for the PRC Companies and the enforcement of any such arbitration award or judgment whether or not such tax is chargeable against or attributable to any other person, provided, however, that the PRC Companies and the Founders shall be under no liability in respect of taxation:
     (a) to the extent that provision, reserve or allowance has been made for such tax in the audited consolidated financial statement of the Company, or to the extent that such liability for tax has been discharged by the PRC Companies;
     (b) if it has arisen in and relates to the ordinary course of business of the PRC Companies since the Statement Date;
     (c) to the extent that the liability arises as a result only of a provision or reserve in respect of the liability made in the Financial Statements being insufficient by reason of any increase in rates of tax announced after the Initial Closing with retrospective effect;
     (d) to the extent that the liability arises as a result of legislation which comes into force after the Initial Closing and which is retrospective in effect;
     (e) to the extent that the liability would not have arisen but for a voluntary act, omission or transaction after the Initial Closing on the part of the PRC Companies which could reasonably have been avoided or carried out and which was not in the ordinary course of business; and
     (f) if such claim is settled or resolved without the consent of the Company, except that any dispute related thereto will be resolved pursuant to Section 9.13.
     Any of the Founders’ indemnity obligations that are determined to arise hereunder shall be satisfied by remittance of immediately available funds to the Investor. However, if the Founders are unable to satisfy their indemnity obligations hereunder within sixty (60) days of delivery of the notice provided by the Investor, then such indemnity obligations shall, at the election of the Investor, be satisfied solely with, and recourse will be limited solely to, the Ordinary Shares held (either directly or indirectly) by the Founders (with each such share valued at the Fair Market Value of such Ordinary Share).
     (iii) Notwithstanding any other provision contained herein, this Section 9.3 shall be the sole and exclusive remedy of the Investor for any claim against the Founders, the PRC Companies or the Company of a breach of any representation, warranty or covenant, other than with respect to an Indemnifiable Loss arising due to the fraud or willful misconduct of an Indemnitor.

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9.4	Governing Law.
     This Agreement shall be governed by and construed in accordance with the Laws of Hong Kong as to matters within the scope thereof.
9.5	Counterparts.
     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.
9.6	Titles and Subtitles.
     The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
9.7	Notices.
     Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address as shown below the signature of such Party on the signature page of this Agreement (or at such other address as such Party may designate by fifteen (15) days’ advance written notice to the other Parties given in accordance with this Section 9.7). Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, prepaying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and by two (2) days having passed after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected on the same day on which it is properly addressed and sent through a transmitting organization with a reasonable confirmation of delivery.
9.8	Finder’s Fee.
     Each Party agrees to indemnify and to hold harmless the other from any liability for any broker, finder or similar fee or commission (and the reasonable costs and expenses of defending against such liability or asserted liability) incurred by such Party in connection with the transactions contemplated hereunder. Any broker, finder or similar fee owing by the Company shall be disclosed to the Investor prior to Initial Closing.
9.9	Administrative Fees and Other Expenses.
     Each Party shall pay all of its own costs and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and other Transaction Documents and the transactions contemplated hereby and thereby. Notwithstanding the foregoing, at the Initial Closing, the Company (or its assigns) shall pay a transaction fee to the Investor (or its assigns) in the amount of $150,000.

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9.10	Amendments and Waivers.
     Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Parties hereto. Subject to Section 9.16, any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time issued (including securities into which such securities are convertible), each future holder of all such securities, and the Company.
9.11	Severability.
     If one or more provisions of this Agreement are held to be unenforceable under applicable Law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.
9.12	Entire Agreement.
     This Agreement and the documents referred to herein, together with all schedules and exhibits hereto and thereto, constitute the entire agreement among the Parties and no Party shall be liable or bound to any other Party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein. For the avoidance of doubt, this Agreement shall be deemed to terminate and supersede the provisions of any confidentiality and nondisclosure agreements executed by the Parties prior to the date of this Agreement, none of which agreements shall continue.
9.13	Dispute Resolution.
     (i) Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall first be subject to resolution through consultation of the parties to such dispute, controversy or claim. Such consultation shall begin within seven (7) days after one Party hereto has delivered to the other Parties involved a written request for such consultation. If within thirty (30) days following the commencement of such consultation the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of any Party with notice to the other Parties.
     (ii) The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “HKIAC”). There shall be three arbitrators. The complainant and the respondent to such dispute shall each select one arbitrator within thirty (30) days after giving or receiving the demand for arbitration. Such arbitrators shall be freely selected, and the Parties shall not be limited in their selection to any prescribed list. The Chairman of the HKIAC shall select the third arbitrator, who shall be qualified to practice Law in Hong Kong and fluent in English and Mandarin. If either party to the arbitration does not appoint an arbitrator who has consented to participate within thirty (30) days after selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the HKIAC.

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     (iii) The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the Arbitration Rules of the HKIAC in effect at the time of the arbitration. However, if such rules are in conflict with the provisions of this Section 9.13, including the provisions concerning the appointment of arbitrators, the provisions of this Section 9.13 shall prevail.
     (iv) The arbitrators shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the Laws of Hong Kong and shall not apply any other substantive Law.
     (v) Each Party hereto shall cooperate with any party to the dispute in making full disclosure of and providing complete access to all information and documents requested by such party in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on the Party receiving the request; all such requested information and documents can be provided in English or Chinese with equal legal validity.
     (vi) The award of the arbitration tribunal shall be final and binding upon the Agreement disputing parties, and any party to the dispute may apply to a court of competent jurisdiction for enforcement of such award.
     (vii) Any party to the dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.
9.14	Rights Cumulative.
     Each and all of the various rights, powers and remedies of a Party will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party.
9.15	Interpretation.
     Unless a provision hereof expressly provides otherwise: (i) all references to dollars are to currency of the United States of America; (ii) words in the singular include the plural, and words in the plural include the singular; (iii) the terms “herein,” “hereof,” and other similar words refer to this Agreement as a whole and not to any particular section, subsection, paragraph, clause, or other subdivision; (iv) the term “including” will be deemed to be followed by “, but not limited to,”; (v) the masculine, feminine, and neuter genders will each be deemed to include the others; (vi) the terms “shall,” “will,” and “agrees” are mandatory, and the term “may” is permissive; and (vii) the term “day” means “calendar day.”
9.16	No Waiver.
     Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy

37

power hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.
9.17	No Presumption.
     The Parties acknowledge that any applicable Law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.
[The remainder of this page has intentionally been left blank]

38

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

COMPANY:	NOBAO RENEWABLE ENERGY HOLDINGS LTD.
By:
Name: Kwok Ping Sun
Title: Director
Address: No. 485-487, Gu Yang Road Changning District, Shanghai, China
Fax: 86-21-6631-2459

[Signature Page to Series A-1 Senior Preferred Share Purchase Agreement]

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

INVESTOR:	SLP NOBLE HOLDINGS LTD.
By:
	Name:	Charles Giancarlo
	Title:	Authorised Person
	Address:	2775 Sand Hill Road, Suite 100 Menlo Park, CA 94025
	Fax:	+1 650 233 8120

[Signature Page to Series A-1 Senior Preferred Share Purchase Agreement]

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

FOUNDERS:	TAI FENG INVESTMENTS LIMITED
By:
	Name:	Kwok Ping Sun
	Title:	Authorized Signatory
Address: P.O. Box 957, Offshore Incorporation, Road Town, Tortola, British Virgin Islands
Fax: [ ]

MR. KWOK PING SUN
By:
Name:	Kwok Ping Sun
Address:	[ ]
Fax:	[ ]

[Signature Page to Series A-1 Senior Preferred Share Purchase Agreement]

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

SHANGHAI NUOXIN:	NUOXIN ENERGY TECHNOLOGY (SHANGHAI) CO., LTD
By:
		Name:	Kwok Ping Sun
Title: Legal Representative
Address: No. 485-487, Gu Yang Road Changning District, Shanghai, China
Fax: 86-21-6631-2459

[Signature Page to Series A-1 Senior Preferred Share Purchase Agreement]

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

JIANGXI NOBAO:	JIANGXI NOBAO ELECTRONICS CO., LTD
By:
Name: Kwok Ping Sun
Title: Legal Representative
Address: No. 485-487, Gu Yang Road Changning District, Shanghai, China
Fax: 86-21-6631-2459

[Signature Page to Series A-1 Senior Preferred Share Purchase Agreement]

SCHEDULE 1
     “Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person.
     “Affiliated Group” means any affiliated, combined, consolidated, unitary or other similar group that has filed a consolidated return for income Tax purposes for a period during which the Company or any Subsidiary was a member.
     “Agreement” means this Series A-1 Senior Preferred Share Purchase Agreement.
     “Ancillary Agreements” means, collectively, the Shareholders Agreement and the Right of First Refusal and Co-Sale Agreement.
     “Board of Directors” or “Board” means the board of directors of the Company.
     “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by applicable Laws or executive order to be closed in the PRC, Hong Kong or New York.
     “Business Plan” has the meaning set forth in Section 3.21 of this Agreement.
     “CEF” means China Environment Fund III, L.P., an exempted limited partnership registered in the Cayman Islands.
     “CG Product or Service” has the meaning set forth in Section 3.17(v) of this Agreement.
     “Closing Account” has the meaning set forth in Section 0 of this Agreement.
     “Code” has the meaning set forth in Section 3.5(ii) of this Agreement.
     “Company” has the meaning set forth in the Preamble of this Agreement.
     “Company Group” means the Company, the PRC Companies, any of their Subsidiaries, and each Person (other than a natural person) that is, directly or indirectly, Controlled by the Founders, the Company or the PRC Companies. For purposes of Section 3.5 of this Agreement, the Company Group shall also include Shanghai Nobo for all applicable periods up to, and including, the date upon which Shanghai Nobo was sold by Eastern Wells to Easy Victory pursuant to that certain Equity Transfer Agreement, dated as of December 31, 2009, by and among Eastern Wells and Easy Victory.
     “Contract” means a legally binding contract, agreement, understanding, indenture, note, bond, loan, instrument, lease, mortgage, franchise or license.
     “Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person; the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.
     “Convertible Securities” means, with respect to any specified Person, securities convertible or exchangeable into any shares of any class of such specified Person, however described and whether voting or non-voting.
     “dollars” or “US$” or “$” means United States dollars, the legal currency of the United States.
     “Disclosing Party” has the meaning set forth in Section 7.3 of this Agreement.
     “Disclosure Schedule” has the meaning set forth in Section 3 of this Agreement.
     “Environmental Performance Report” shall mean a written report, to be prepared by each member of the Company Group, evaluating the environmental, health, safety and social performance of each member of the Company Group for the previous fiscal year based on the requirements set forth in this Agreement.
     “Execution Date” means the date of this Agreement.
     “Fair Market Value” of any Ordinary Share, Series A Preferred Shares or the Series A-1 Preferred Shares means the fair market value of such shares as determined in good faith by the Board; provided, however, the any Party shall have the right to challenge any determination by the Board of Fair Market Value, in which case the determination of Fair Market Value shall be made by an independent appraiser selected jointly by the Board and the challenging Party. Should the Fair Market Value made by an independent appraiser differ from that made by the Board, the Fair Market Value made by an independent appraiser shall form the value of such shares. The cost of such appraisal shall be borne by the challenging Party if the independent appraiser determines that the Fair Market Value of such shares is less than that determined by the Board by a factor of more than 5%. The cost of such appraisal shall be borne by the Company if the independent appraiser determines that the Fair Market Value of such shares is equal to at least 95% of the Fair Market Value determined by the Board.
     “Financial Statements” has the meaning set forth in Section 3.7 of this Agreement.
     “Financing Terms” has the meaning set forth in Section 7.1 of this Agreement.
     “Founders” has the meaning set forth in the Preamble of this Agreement.
     “Governmental Authority” means any nation or government or any province or state or any other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including without limitation any government authority, agency, department, board, commission

45

or instrumentality of the PRC, Hong Kong or the Cayman Islands or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.
     “HKIAC” means the Hong Kong International Arbitration Centre.
     “Hong Kong” means the Hong Kong Special Administrative Region of the PRC.
     “IFRS” shall mean the International Financial Reporting Standards promulgated by the International Accounting Standards Board (“IASB”) (which includes standards and interpretations approved by the IASB and International Accounting Principles issued under previous constitutions), together with its pronouncements thereon from time to time, and applied on a consistent basis.
     “Indemnitor” has the meaning set forth in Section 9.3 of this Agreement.
     “Indemnifiable Loss” has the meaning set forth in Section 9.3 of this Agreement.
     “Initial Closing” has the meaning set for in Section 2.3 of this Agreement.
     “Intellectual Property” means all patents, patent applications, trademarks, service marks, trade names, copyrights, trade secrets, processes, compositions of matter, formulas, designs, inventions, proprietary rights, know-how and any other confidential or proprietary information owned or otherwise used by the Company Group.
     “Investor” has the meaning set forth in the Preamble of this Agreement.
     “Jiangxi Nobao” has the meaning set forth in the Preamble of this Agreement.
     “Law” means any constitutional provision, statute or other law, rule, regulation, official policy or interpretation of any Governmental Authority and any injunction, judgment, order, ruling, assessment or writ issued by any Governmental Authority.
     “Lien” means any mortgage, pledge, claim, security interest, encumbrance, title defect, lien, charge or other restriction or limitation.
     “Liquidation Event” has the meaning set forth in the Company’s Memorandum and Articles.
     “Material Adverse Effect” means with respect to any Person, any (i) event, occurrence, fact, condition, change or development that has had a material adverse effect on the operations, results of operations, prospects, financial condition, assets or liabilities, or (ii) material impairment of the ability to perform the obligations of such Person hereunder or under the other Transaction Documents, as applicable. For avoidance of doubt, and without limiting the foregoing and without other limitation, any event, occurrence, fact, condition, change or development that has, or is reasonably likely to have, the effect of reducing the net asset value of the Company by five percent (5%) shall be deemed to be a Material Adverse Effect.
     “Material Contracts” has the meaning set forth in Section 3.11(i) of this Agreement.

46

     “Memorandum and Articles” means the amended and restated memorandum of association and the articles of association of the Company attached hereto as Exhibit A, to be adopted by a special resolution in writing of all members of the Company and to be effective on or before the Initial Closing.
     “Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Authority.
     “Ordinary Shares” means the Company’s Ordinary Shares, par value US$0.001 per share.
     “Party” has the meaning set forth in the Preamble of this Agreement.
     “Permits” has the meaning set forth in Section 3.13(ii).
     “Permitted Liens” means (i) Liens for taxes not yet delinquent or the validity of which are being contested and (ii) Liens incurred in the ordinary course of business, which (x) do not in the aggregate materially detract from the value of the assets that are subject to such Liens and (y) were not incurred in connection with the borrowing of money.
     “Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.
     “PRC” means the People’s Republic of China, but solely for the purposes of this Agreement and the other Transaction Documents excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.
     “PRC Companies” means Shanghai Nuoxin and Jiangxi Nobao.
     “PRC GAAP” means generally accepted accounting principles in effect in the PRC from time to time.
     “Prohibited Activity” shall mean one or more of the following activities: (1) production or activities involving harmful or exploitative forms of forced labor; (2) harmful child labor; (3) production or trade in any product or activity deemed illegal under PRC Laws or regulations or otherwise prohibited under any international convention or agreement; production or trade in weapons and munitions; (4) production or trade in alcoholic beverages (excluding beer and wine); (5) production or trade in tobacco; (6) gambling, casinos and equivalent enterprises; (7) trade in wildlife or wildlife products to the extent prohibited under the Convention on International Trade in Endangered Species of Wild Fauna and Flora; (8) production or trade in radioactive materials; (9) production or trade in or use of unbonded asbestos fiber; (10) commercial logging operations or the purchase of logging equipment for use in primary tropical moist forest; (11) production or trade in pharmaceuticals subject to international phase-outs or bans; (12) production or trade in pesticides/herbicides subject to international phase-out; (13) production or trade in ozone depleting substances subject to international phase out; and (14) drift net fishing in the marine environment using nets in excess of 2.5 kilometers in length.

47

     “Public Official” means an employee of a Governmental Authority, a member of a political party, a political candidate, an officer of a public international organization, or an officer or employee of a state-owned enterprise, including a PRC state-owned enterprise.
     “Related Party” has the meaning set forth in Section 3.16 of this Agreement.
     “Remenbi’ means Remenbi, the legal currency of The People’s Republic of China.
     “Right of First Refusal and Co-Sale Agreement” means the Right of First Refusal and Co-Sale Agreement, in the form attached hereto as Exhibit B-2, to be entered into at the Initial Closing by and among the Company, the Founders, the PRC Companies, CEF and the Investor.
     “SAFE” means the State Administration of Foreign Exchange of the PRC.
     “SEC” means the Securities and Exchange Commission of the United States.
     “Second Tranche Closing” has the meaning set forth in Section 2.2(ii) of this Agreement.
     “Second Tranche Conditions” means (i) the obligations set forth in Section 8.10 and (ii) the Company’s, Eastern Wells’ and/or the PRC Companies’ receipt of at least RMB 19,000,000 in respect of Eastern Wells’ sale of its equity interest in Shanghai Nobo to Easy Victory Holdings Limited.
     “Securities Act” means the U.S. Securities Act of 1933, as amended and interpreted from time to time.
     “Senior Managers” means, with respect to the Company and each member of the Company Group, the chief executive officer, the chief financial officer, the chief technology officer, the president, the general manager or any other manager with the title of “vice-president” or higher, or any other employee with responsibilities similar to any of the foregoing, of such entity.
     “Series A Preferred Shares” means any and all of the Company’s Series A Preferred Shares, par value US$0.0001 per share, with the rights and privileges as set forth in the Memorandum and Articles.
     “Series A-1 Second Tranche Option” has the meaning set forth in Section 2.2(ii) of this Agreement.
     “Series A-1 Senior Preferred Shares” means any and all of the Company’s Series A-1 Senior Preferred Shares, par value US$0.0001 per share, with the rights and privileges as set forth in the Memorandum and Articles.
     “Series A-1 Third Tranche Option” has the meaning set forth in Section 2.2(iii) of this Agreement.

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     “Shanghai Nobo” means Shanghai Nobo Commerce & Trade Co., Ltd., a wholly foreign owned enterprise duly organized and validly existing under the Laws of the PRC.
     “Shanghai Nuoxin” has the meaning set forth in the Preamble of this Agreement.
     “Shareholders Agreement” means the Shareholders Agreement, in the form attached hereto as Exhibit B-1, to be entered into at the Initial Closing by and among the Company, the Founders, the PRC Companies, CEF and the Investor.
     “Statement Date” has the meaning set forth in Section 3.7 of this Agreement.
     “Subscribed Shares” has the meaning set forth in Section 2.2 of this Agreement.
     “Subscription Price” has the meaning set forth in Section 2.2(ii) of this Agreement.
     “Subsequent Closing” has the meaning set for in Section 2.3(i) of this Agreement.
     “Subsidiary” or “Subsidiaries” means, with respect to any specified Person, any Person of which the specified Person, directly or indirectly, owns more than fifty percent (50%) of the issued and outstanding authorized capital, share capital, voting interests or registered capital.
     “Tax” or “Taxes” means any PRC (including any subdivision, municipality, province or locality of the PRC or any agency thereof) or other non-PRC income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, unclaimed property to escheatment, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.
     “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Termination Date” has the meaning set forth in Section 2.4(i) of this Agreement.
     “Third Tranche Closing” has the meaning set forth in Section 2.2(iii) of this Agreement.
     “Transaction Documents” means this Agreement, the Ancillary Agreements, the Memorandum and Articles, and other agreements and documents the execution and delivery of which is contemplated under this Agreement.
     For purposes of this Agreement, the term “knowledge” refers only to the best knowledge of the relevant Person. Where a word or phrase is defined, its other grammatical forms have a corresponding meaning.

49

EXHIBIT A
MEMORANDUM AND ARTICLES
THE COMPANIES LAW (2010 REVISION)
EXEMPTED COMPANY LIMITED BY SHARES
SECOND AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION
OF
NOBAO RENEWABLE ENERGY HOLDINGS LIMITED
(Adopted by Special Resolution passed on October 21, 2010)
1.	The name of the Company is Nobao Renewable Energy Holdings Limited.

2.	The Registered Office of the Company shall be at the offices of Offshore Incorporations (Cayman) Limited, Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman KY1-1112, Cayman Islands or at such other place as the Directors may from time to time decide.

3.	Subject to the following provisions of this Memorandum, the objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by Law.

4.	Subject to the following provisions of this Memorandum, the Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit, as provided by Section 27(2) of the Companies Law (2010 Revision).

5.	Nothing in this Memorandum shall permit the Company to carry on a business for which a license is required under the laws of the Cayman Islands unless duly licensed.

6.	The Company shall not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this clause shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

7.	The liability of each member is limited to the amount from time to time unpaid on such member’s shares.

8.	The share capital of the Company is US$50,000 divided into 500,000,000 shares of a nominal or par value of US$0.001 each comprising of (i) 350,000,000 ordinary shares (“Ordinary Shares”), (ii) 100,000,000 Series A Preferred Shares (“Series A Preferred Shares”) and (iii) 55,000,000 Series A-1 Senior Preferred Shares (“Series A-1 Senior Preferred Shares”).

9.	The Company may exercise the power contained in the Companies Law (2010 Revision) to deregister in the Cayman Islands and be registered by way of continuation in another jurisdiction.

TABLE OF CONTENTS

INTERPRETATION		1
1.	Definitions	1

SHARES		4
2.	Power to Issue Shares	4
3.	Redemption and Purchase of Shares	4
4.	Rights Attaching to Shares	5
5.	Calls on Shares	5
6.	Joint and Several Liability to Pay Calls	6
7.	Forfeiture of Shares	6
8.	Share Certificates	7
9.	Fractional Shares	7

REGISTRATION OF SHARES		7
10.	Register of Members	7
11.	Registered Holder Absolute Owner	8
12.	Transfer of Registered Shares	8
13.	Transmission of Registered Shares	9

ALTERATION OF SHARE CAPITAL		11
14.	Power to Alter Capital	11
15.	Variation of Rights Attaching to Shares	11

DIVIDENDS AND CAPITALISATION		12
16.	Dividends	12
17.	Power to Set Aside Profits	12
18.	Method of Payment	13
19.	Capitalisation	13

MEETINGS OF MEMBERS		13
20.	Annual General Meetings	13
21.	Extraordinary General Meetings	14
22.	Requisitioned General Meetings	14
23.	Notice	14
24.	Giving Notice	15
25.	Postponement of General Meeting	15
26.	Participating in Meetings by Telephone	15
27.	Quorum at General Meetings	16
28.	Chairman to Preside	16
29.	Voting on Resolutions	16
30.	Power to Demand a Vote on a Poll	17
31.	Voting by Joint Holders of Shares	17
32.	Instrument of Proxy	18
33.	Representation of Corporate Member	18
34.	Adjournment of General Meeting	19

35.	Written Resolutions	19
36.	Directors Attendance at General Meetings	19

DIRECTORS AND OFFICERS		20
37.	Appointment of Directors and Observer	20
38.	Number of Directors	20
39.	Term of Office of Directors	20
40.	Alternate Directors	20
41.	Removal of Directors	21
42.	Vacancy in the Office of Director	21
43.	Remuneration of Directors	22
44.	Defect in Appointment of Director	22
45.	Directors to Manage Business	22
46.	Powers of the Board of Directors	22
47.	Register of Directors and Officers	24
48.	Officers	24
49.	Appointment of Officers	24
50.	Duties of Officers	24
51.	Remuneration of Officers	24
52.	Conflicts of Interest	24
53.	Indemnification and Exculpation of Directors and Officers	25

MEETINGS OF THE BOARD OF DIRECTORS		26
54.	Board Meetings	26
55.	Notice of Board Meetings	26
56.	Participation in Meetings by Telephone	26
57.	Quorum at Board Meetings	26
58.	Board to Continue in the Event of Vacancy	26
59.	Chairman to Preside	26
60.	Written Resolutions	27
61.	Validity of Prior Acts of the Board	27
62.	Minutes	27
63.	Register of Mortgages and Charges	28
64.	Form and Use of Seal	28

ACCOUNTS		28
65.	Books of Account	28
66.	Financial Year End	29

AUDITS		29
67.	Audit	29
68.	Appointment of Auditors	29
69.	Remuneration of Auditors	29
70.	Duties of Auditor	29
71.	Access to Records	30
72.	Winding-Up	30

CHANGES TO CONSTITUTION		30
73.	Changes to Articles	30
74.	Changes to the Memorandum of Association	30
75.	Discontinuance	31

ARTICLES OF ASSOCIATION
OF
NOBAO RENEWABLE ENERGY HOLDINGS LIMITED
(Adopted by Special Resolution passed on October 21, 2010)
Table A
The regulations in Table A in the First Schedule to the Law (as defined below) do not apply to the Company.
INTERPRETATION

1.	Definitions
1.1	In these Articles, the following words and expressions shall, where not inconsistent with the context, have the following meanings, respectively:

Alternate Director	an alternate director appointed in accordance with these Articles;

Articles	these Articles of Association as altered from time to time (including Schedule A hereto);

Auditor	includes an individual or partnership;

Board	the board of directors appointed or elected pursuant to these Articles and acting at a meeting of directors at which there is a quorum or by written resolution in accordance with these Articles;

Company	the company for which these Articles are approved and confirmed;

Director	a director, including a sole director, for the time being of the Company and shall include an Alternate Director;

Law	The Companies Law (2010 Revision) of the Cayman Islands and every modification, reenactment or revision thereof for the time being in force;

Member	the person registered in the Register of Members as the holder of shares in the Company and, when two or more persons are so registered as joint holders of shares, means the person whose name stands first in the Register of Members as one of such joint holders or all of such persons, as the context so requires;

month	calendar month;

notice	written notice as further provided in these Articles unless otherwise specifically stated;

Officer	any person appointed by the Board to hold an office in the Company;

ordinary resolution	a resolution passed at a general meeting (or, if so specified, a meeting of Members holding a class of shares) of the Company by a simple majority of the votes cast, or a written resolution passed by the Members holding a majority of each of the Ordinary Shares, the Series A Preferred Shares and the Series A-1 Preferred Shares;

Ordinary Shares	has the meaning as set forth in the Memorandum of Association;

paid-up	paid-up or credited as paid-up;

Register of Directors and Officers	the register of directors and officers referred to in these Articles;

Register of Members	the register of Members referred to in these Articles;

Registered Office	the registered office for the time being of the Company;

ROFR Agreement	The Amended and Restated Right of First Refusal and Co-Sale Agreement dated [ ], 2010 by and among the Company and the other parties thereto;

Schedule A	Schedule A to these Articles;

Seal	the common seal or any official or duplicate seal of the Company;

Secretary	the person appointed to perform any or all of the duties of secretary of the Company and includes any deputy or assistant secretary and any person appointed by the Board to perform any of the duties of the Secretary;

Series A Director	has the meaning as set forth in Article 37;

Series A-1 Director	has the meaning as set forth in Article 37;

Series A Preferred Shares	has the meaning as set forth in the Memorandum of Association;

Series A-1 Senior Preferred Shares	has the meaning as set forth in the Memorandum of Association;

share	includes a fraction of a share;

Shareholders Agreement	the Amended and Restated Shareholders Agreement dated October 21, 2010 by and among the Company and the other parties thereto;

special resolution	a resolution passed at a general meeting (or, if so specified, a meeting of Members holding a class of shares) of the Company by a majority of not less than two thirds of the votes cast, as provided in the Law, or a written resolution passed by Members holding a majority of each of the Ordinary Shares, the Series A Preferred Shares and the Series A-1 Preferred Shares;

written resolution	a resolution passed in accordance with Article 35 or 60; and

year	calendar year.
1.2	In these Articles, where not inconsistent with the context:
(a)	words denoting the plural number include the singular number and vice versa;

(b)	words denoting the masculine gender include the feminine and neuter genders;

(c)	words importing persons include companies, associations or bodies of persons whether corporate or not;

(d)	the words:
(i)	“may” shall be construed as permissive; and

(ii)	“shall” shall be construed as imperative;
(e)	a reference to a statutory provision shall be deemed to include any amendment or re-enactment thereof; and

(f)	unless otherwise provided herein, words or expressions defined in the Law shall bear the same meaning in these Articles.
1.3	In these Articles, expressions referring to writing or its cognates shall, unless the contrary intention appears, include facsimile, printing, lithography, photography, electronic mail and other modes of representing words in visible form.

1.4	Headings used in these Articles are for convenience only and are not to be used or relied upon in the construction hereof.

1.5	Schedule A shall form part of these Articles. If at any time there shall be any conflict between the provisions of Schedule A and the provisions contained in the remainder of the Articles, then the provisions of Schedule A shall prevail. Terms which are defined in Schedule A shall bear the meaning ascribed thereto in Schedule A.

1.6	The terms of these Articles are subject to the terms of the Shareholders Agreement and the ROFR Agreement. If at any time there shall be any conflict between the provisions of the Shareholders Agreement and/or the ROFR Agreement, on the one hand, and the provisions contained in the remainder of the Articles, on the other hand, then the provisions of the Shareholders Agreement and/or the ROFR Agreement shall prevail.
SHARES

2.	Power to Issue Shares
2.1	Subject to these Articles (including without limitation Schedule A) and to any resolution of the Members to the contrary, and without prejudice to any special rights conferred thereby on the holders of any other shares or class of shares, the Board shall have the power to issue any unissued shares of the Company on such terms and conditions as it may determine and any shares or class of shares (including the issue or grant of options, warrants and other rights, renounceable or otherwise in respect of shares) may be issued with such preferred, deferred or other special rights or such restrictions, whether in regard to dividend, voting, return of capital, or otherwise, provided that no share shall be issued at a discount except in accordance with the Law.

3.	Redemption and Purchase of Shares
3.1	Subject to the Law and these Articles (including without limitation Schedule A), the Company is authorised to issue shares which are to be redeemed or are liable to be redeemed at the option of the Company or a Member.

3.2	Subject to these Articles (including without limitation Schedule A), the Company is hereby authorised to make payments in respect of the redemption of its shares out of capital or out of any other account or fund which can be authorised for this purpose in accordance with the Law.

3.3	Subject to these Articles (including without limitation Schedule A), the redemption price of a redeemable share, or the method of calculation thereof, shall be fixed by the Directors at or before the time of issue.

3.4	Every share certificate representing a redeemable share shall indicate that the share is redeemable.

3.5	Subject to the law and these Articles (including without limitation Schedule A), and with the sanction of an ordinary resolution authorising the manner and terms of purchase, the Directors may on behalf of the Company purchase any share in the Company (including a redeemable share) by agreement with the holder or pursuant to the terms of the issue of the share and may make payments in respect of such purchase in accordance with the law.

3.6	The redemption price may be paid in any manner authorised by these Articles (including without limitation Schedule A) for the payment of dividends.

3.7	Subject to these Articles (including without limitation Schedule A), a delay in payment of the redemption price shall not affect the redemption but, in the case of a delay of more than thirty days, interest shall be paid for the period from the due date until actual payment at a rate which the Directors, after due enquiry, estimate to be representative of the rates being offered by Class A banks in the Cayman Islands for thirty day deposits in the same currency.

3.8	Subject to these Articles (including without limitation Schedule A), the Directors may exercise as they think fit the powers conferred on the Company by Section 37(5) of the Law (payment out of capital) but only if and to the extent that the redemption could not otherwise be made (or not without making a fresh issue of shares for this purpose).

3.9	Subject as aforesaid, the Directors may determine, as they think fit all questions that may arise concerning the manner in which the redemption of the shares shall or may be affected.

3.10	No share may be redeemed unless it is fully paid-up.

4.	Rights Attaching to Shares
Subject to Article 2.1, Schedule A, the Memorandum of Association and any resolution of the Members to the contrary and without prejudice to any special rights conferred thereby on the holders of any other shares or class of shares, the rights and restrictions to the Ordinary Shares, the Series A-1 Senior Preferred Shares and the Series A Preferred Shares are set out in full in these Articles (including Schedule A hereto).

5.	Calls on Shares
5.1	The Board may make such calls as it thinks fit upon the Members in respect of any monies (whether in respect of nominal value or premium) unpaid on the shares allotted to or held by such Members and, if a call is not paid on or before the day appointed for payment thereof, the Member may at the discretion of the Board be liable to pay the Company interest on the amount of such call at such rate as the Board may determine, from the date when such call was payable up to the actual date of payment. The Board may differentiate between the holders as to the amount of calls to be paid and the times of payment of such calls.
5.2	The Company may accept from any Member the whole or a part of the amount remaining unpaid on any shares held by him, although no part of that amount has been called up.

5.3	The Company may make arrangements on the issue of shares for a difference between the Members in the amounts and times of payments of calls on their shares.

6.	Joint and Several Liability to Pay Calls
The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

7.	Forfeiture of Shares
7.1	If any Member fails to pay, on the day appointed for payment thereof, any call in respect of any share allotted to or held by such Member, the Board may, at any time thereafter during such time as the call remains unpaid, direct the Secretary to forward such Member a notice in writing in the form, or as near thereto as circumstances admit, of the following:
Notice of Liability to Forfeiture for Non-Payment of Call
• (the “Company”)
You have failed to pay the call of [amount of call] made on the [ ] day of [ ], 20[ ], in respect of the [number] share(s) [number in figures] standing in your name in the Register of Members of the Company, on the [ ] day of [ ], 20[ ], the day appointed for payment of such call. You are hereby notified that unless you pay such call together with interest thereon at the rate of [ ] per annum computed from the said [ ] day of [ ], 20[ ] at the registered office of the Company the share(s) will be liable to be forfeited.

Dated this [ ] day of [ ], 20[ ]

[Signature of Secretary] By Order of the Board
7.2	If the requirements of such notice are not complied with, any such share may at any time thereafter before the payment of such call and the interest due in respect thereof be forfeited by a resolution of the Board to that effect, and such share shall thereupon become the property of the Company and may be disposed of as the

Board shall determine. Without limiting the generality of the foregoing, the disposal may take place by sale, repurchase, redemption or any other method of disposal permitted by and consistent with these Articles and the Law.
7.3	A Member whose share or shares have been forfeited as aforesaid shall, notwithstanding such forfeiture, be liable to pay to the Company all calls owing on such share or shares at the time of the forfeiture and all interest due thereon.

7.4	The Board may accept the surrender of any shares which it is in a position to forfeit on such terms and conditions as may be agreed. Subject to those terms and conditions, a surrendered share shall be treated as if it had been forfeited.

8.	Share Certificates
8.1	Every Member shall be entitled to a certificate under the common seal (if any) or a facsimile thereof of the Company or bearing the signature (or a facsimile thereof) of a Director or the Secretary or a person expressly authorised to sign specifying the number and, where appropriate, the class of shares held by such Member and whether the same are fully paid up and, if not, specifying the amount paid on such shares. The Board may by resolution determine, either generally or in a particular case, that any or all signatures on certificates may be printed thereon or affixed by mechanical means.

8.2	If any share certificate shall be proved to the satisfaction of the Board to have been worn out, lost, mislaid, or destroyed the Board may cause a new certificate to be issued and request an indemnity for the lost certificate if it sees fit.

8.3	Share certificates may not be issued in bearer form.

9.	Fractional Shares
The Company may issue its shares in fractional denominations and deal with such fractions to the same extent as its whole shares and shares in fractional denominations shall have in proportion to the respective fractions represented thereby, all of the rights of whole shares including (but without limiting the generality of the foregoing) the right to vote, to receive dividends and distributions and to participate in a winding-up.
REGISTRATION OF SHARES

10.	Register of Members
The Board shall cause to be kept in one or more books a Register of Members which may be kept outside the Cayman Islands at such place as the Directors shall appoint and shall enter therein the following particulars:
(a)	the name and address of each Member, the number, and (where appropriate) the class of shares held by such Member and the amount paid or agreed to be considered as paid on such shares;

(b)	the date on which each person was entered in the Register of Members; and

(c)	the date on which any person ceased to be a Member.

11.	Registered Holder Absolute Owner
11.1	The Company shall be entitled to treat the registered holder of any share as the absolute owner thereof and accordingly shall not be bound to recognise any equitable claim or other claim to, or interest in, such share on the part of any other person.

11.2	No person shall be entitled to recognition by the Company as holding any share upon any trust and the Company shall not be bound by, or be compelled in any way to recognise, (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any other right in respect of any share except an absolute right to the entirety of the share in the holder. If, notwithstanding this Article, notice of any trust is at the holder’s request entered in the Register of Members or on a share certificate in respect of a share, then, except as aforesaid:
(a)	such notice shall be deemed to be solely for the holder’s convenience;

(b)	the Company shall not be required in any way to recognise any beneficiary, or the beneficiary, of the trust as having an interest in the share or shares concerned;

(c)	the Company shall not be concerned with the trust in any way, as to the identity or powers of the trustees, the validity, purposes or terms of the trust, the question of whether anything done in relation to the shares may amount to a breach of trust or otherwise; and

(d)	the holder shall keep the Company fully indemnified against any liability or expense which may be incurred or suffered as a direct or indirect consequence of the Company entering notice of the trust in the Register of Members or on a share certificate and continuing to recognise the holder as having an absolute right to the entirety of the share or shares concerned.

12.	Transfer of Registered Shares
12.1	An instrument of transfer shall be in writing in the form of the following, or as near thereto as circumstances admit, or in such other form as the Board may accept:
Transfer of a Share or Shares
• (the “Company”)
FOR VALUE RECEIVED [amount], I, [name of transferor] hereby

sell, assign and transfer unto [transferee] of [address], [number] of shares of the Company.
DATED this [   ] day of [   ], 20[   ]

Signed by:	In the presence of:

Transferor	Witness

Transferee	Witness
12.2	Such instrument of transfer shall be signed by or on behalf of the transferor and transferee, provided that, in the case of a fully paid share, the Board may accept the instrument signed by or on behalf of the transferor alone. The transferor shall be deemed to remain the holder of such share until the same has been transferred to the transferee in the Register of Members.

12.3	The Board may refuse to recognise any instrument of transfer unless it is accompanied by the certificate in respect of the shares to which it relates and by such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer.

12.4	The joint holders of any share may transfer such share to one or more of such joint holders, and the surviving holder or holders of any share previously held by them jointly with a deceased Member may transfer any such share to the executors or administrators of such deceased Member.

12.5	The Board may in its absolute discretion and without assigning any reason therefor refuse to register the transfer of a share that is not made in compliance with the terms of the Shareholders Agreement and/or the ROFR Agreement. If the Board refuses to register a transfer of any share the Secretary shall, within three months after the date on which the transfer was lodged with the Company, send to the transferor and transferee notice of the refusal.

13.	Transmission of Registered Shares
13.1	In the case of the death of a Member, the survivor or survivors where the deceased Member was a joint holder, and the legal personal representatives of the deceased Member where the deceased Member was a sole holder, shall be the only persons recognised by the Company as having any title to the deceased Member’s interest in the shares. Nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any share which had been jointly held by such deceased Member with other persons. Subject to the provisions of Section 39 of the Law, for the purpose of this Section 13, legal personal representative means the executor or administrator of a deceased Member or such other person as the Board may, in its absolute discretion, decide as being properly authorised to deal with the shares of a deceased Member.
13.2	Any person becoming entitled to a share in consequence of the death or bankruptcy of any Member may be registered as a Member upon such evidence as the Board may deem sufficient or may elect to nominate some person to be registered as a transferee of such share, and in such case the person becoming entitled shall execute in favour of such nominee an instrument of transfer in writing in the form, or as near thereto as circumstances admit, of the following:
Transfer by a Person Becoming Entitled on Death/Bankruptcy of a Member
• (the “Company”)
I/We, having become entitled in consequence of the [death/bankruptcy] of [name and address of deceased Member] to [number] share(s) standing in the Register of Members of the Company in the name of the said [name of deceased/bankrupt Member] instead of being registered myself/ourselves, elect to have [name of transferee] (the “Transferee”) registered as a transferee of such share(s) and I/we do hereby accordingly transfer the said share(s) to the Transferee to hold the same unto the Transferee, his or her executors, administrators and assigns, subject to the conditions on which the same were held at the time of the execution hereof; and the Transferee does hereby agree to take the said share(s) subject to the same conditions.
DATED this [   ] day of [   ], 20[   ]

Signed by:	In the presence of:

Transferor	Witness

Transferee	Witness
13.3	On the presentation of the foregoing materials to the Board, accompanied by such evidence as the Board may require to prove the title of the transferor, the transferee shall be registered as a Member. Notwithstanding the foregoing, the Board shall, in any case, have the same right to decline or suspend registration as it would have had in the case of a transfer of the share by that Member before such Member’s death or bankruptcy, as the case may be.

13.4	Where two or more persons are registered as joint holders of a share or shares, then in the event of the death of any joint holder or holders the remaining joint holder or holders shall be absolutely entitled to the said share or shares and the Company shall recognise no claim in respect of the estate of any joint holder except in the case of the last survivor of such joint holders.
ALTERATION OF SHARE CAPITAL

14.	Power to Alter Capital
14.1	Subject to the Law and these Articles (including without limitation Schedule A), the Company may from time to time by ordinary resolution alter the conditions of its Memorandum of Association to:
(a)	increase its capital by such sum divided into shares of such amounts as the resolution shall prescribe or, if the Company has shares without par value, increase its share capital by such number of shares without nominal or par value, or increase the aggregate consideration for which its shares may be issued, as it thinks expedient;

(b)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(c)	convert all or any of its paid-up shares into stock, and reconvert that stock into paid-up shares of any denomination;

(d)	subdivide its shares or any of them into shares of an amount smaller than that fixed by the Memorandum of Association; or

(e)	cancel shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled or, in the case of shares without par value, diminish the number of shares into which its capital is divided.
14.2	For the avoidance of doubt it is declared that Article 14.1(b), (c) and (d) do not apply if at any time the shares of the Company have no par value.

14.3	Subject to the Law and these Articles (including without limitation Schedule A), the Company may from time to time by Special Resolution reduce its share capital.

15.	Variation of Rights Attaching to Shares
Subject to these Articles (including without limitation Schedule A), if, at any time, the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound-up, be varied with the consent in writing of the holders of a majority of the issued shares of that class or with the sanction of a resolution passed by a majority of the votes cast at a separate general meeting of the holders of the shares of the class at which meeting the necessary quorum shall be two persons (or one in the event only one person holds such class of shares) at least holding or representing by proxy one-third of the issued shares of the class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.
DIVIDENDS AND CAPITALISATION

16.	Dividends
16.1	The Board may, subject to these Articles (including without limitation Schedule A) and any direction of the Company in general meeting, declare a dividend to be paid to the Members, in proportion to the number of shares held by them, and such dividend may be paid in cash or wholly or partly by the distribution of specific assets (which may consist of the shares or securities of any other company).

16.2	Where the Directors determine that a dividend shall be paid wholly or partly by the distribution of specific assets, the Directors may settle all questions concerning such distribution. Without limiting the generality of the foregoing, the Directors may fix the value of such specific assets and vest any such specific assets in trustees on such terms as the Directors think fit.

16.3	Dividends may be declared and paid out of profits of the Company, realised or unrealised, or from any reserve set aside from profits which the Directors determine is no longer needed, or not in the same amount. Subject to the requirements of the Law, dividends may also be declared and paid out of a share premium account or any other fund or account which can be authorised for this purpose in accordance with the Law.

16.4	No unpaid dividend shall bear interest as against the Company.

16.5	The Company may pay dividends in proportion to the amount paid up on each share where a larger amount is paid up on some shares than on others.

16.6	The Board may declare and make such other distributions (in cash or in specie) to the Members as may be lawfully made out of the assets of the Company. No unpaid distribution shall bear interest as against the Company.

16.7	The Board may fix any date as the record date for determining the Members entitled to receive any dividend or other distribution, but, unless so fixed, the record date shall be the date of the Directors’ resolution declaring the same.

17.	Power to Set Aside Profits
17.1	The Board may, before declaring a dividend, set aside out of the surplus or profits of the Company, such sum as it thinks proper as a reserve to be used to meet contingencies or for equalising dividends or for any other purpose. Pending application, such sums may be employed in the business of the Company or invested, and need not be kept separate from other assets of the Company. The Directors may also, without placing the same to reserve, carry forward any profit which they decide not to distribute.
17.2	Subject to any direction from the Company in general meeting, the Directors may on behalf of the Company exercise all the powers and options conferred on the Company by the Law in regard to the Company’s share premium account.

18.	Method of Payment
18.1	Any dividend, interest, or other monies payable in cash in respect of the shares may be paid by cheque or draft sent through the post directed to the Member at such Member’s address in the Register of Members, or to such person and to such address as the holder may in writing direct.

18.2	In the case of joint holders of shares, any dividend, interest or other monies payable in cash in respect of shares may be paid by cheque or draft sent through the post directed to the address of the holder first named in the Register of Members, or to such person and to such address as the joint holders may in writing direct. If two or more persons are registered as joint holders of any shares any one can give an effectual receipt for any dividend paid in respect of such shares.

18.3	The Board may deduct from the dividends or distributions payable to any Member all monies due from such Member to the Company on account of calls or otherwise.

19.	Capitalisation
19.1	The Board may resolve to capitalise any sum for the time being standing to the credit of any of the Company’s share premium or other reserve accounts or to the credit of the profit and loss account or otherwise available for distribution by applying such sum in paying up unissued shares to be allotted as fully paid bonus shares pro rata to the Members.

19.2	The Board may resolve to capitalise any sum for the time being standing to the credit of a reserve account or sums otherwise available for dividend or distribution by applying such amounts in paying up in full partly paid or nil paid shares of those Members who would have been entitled to such sums if they were distributed by way of dividend or distribution.
MEETINGS OF MEMBERS

20.	Annual General Meetings
The Company may in each year hold a general meeting as its annual general meeting. The annual general meeting of the Company may be held at such time and place as the Chairman or any two Directors or any Director and the Secretary or the Board shall appoint.

21.	Extraordinary General Meetings
21.1	General meetings other than annual general meetings shall be called extraordinary general meetings.

21.2	The Chairman, or any three Directors, or any two Directors and the Secretary, or the Board may convene an extraordinary general meeting of the Company whenever in their judgment such a meeting is necessary.

22.	Requisitioned General Meetings
22.1	The Board shall, on the requisition of (i) Members holding at the date of the deposit of the requisition not less than one-tenth of such of the paid-up share capital of the Company as at the date of the deposit carries the right to vote at general meetings of the Company (ii) a majority of the holders of Series A-1 Senior Preferred Shares, forthwith proceed to convene an extraordinary general meeting of the Company. To be effective the requisition shall state the objects of the meeting, shall be in writing, signed by the requisitionists, and shall be deposited at the Registered Office. The requisition may consist of several documents in like form each signed by one or more requisitionists.

22.2	If the Directors do not within twenty-one days from the date of the requisition duly proceed to call an extraordinary general meeting, the requisitionists, or any of them representing more than one half of the total voting rights of all of them, may themselves convene an extraordinary general meeting; but any meeting so called shall not be held more than ninety days after the requisition. An extraordinary general meeting called by requisitionists shall be called in the same manner, as nearly as possible, as that in which general meetings are to be called by the Directors.

23.	Notice
23.1	At least five days’ notice of an annual general meeting shall be given to each Member entitled to attend and vote thereat, stating the date, place and time at which the meeting is to be held and if different, the record date for determining Members entitled to attend and vote at the general meeting, and, as far as practicable, the other business to be conducted at the meeting.

23.2	At least five days’ notice of an extraordinary general meeting shall be given to each Member entitled to attend and vote thereat, stating the date, place and time at which the meeting is to be held and the general nature of the business to be considered at the meeting.

23.3	The Board may fix any date as the record date for determining the Members entitled to receive notice of and to vote at any general meeting of the Company but, unless so fixed, as regards the entitlement to receive notice of a meeting or notice of any other matter, the record date shall be the date of dispatch of the notice and, as regards the entitlement to vote at a meeting, and any adjournment thereof, the record date shall be the date of the original meeting.
23.4	A general meeting of the Company shall, notwithstanding that it is called on shorter notice than that specified in these Articles, be deemed to have been properly called if it is so agreed by (i) all the Members entitled to attend and vote thereat in the case of an annual general meeting; and (ii) in the case of an extraordinary general meeting, by seventy-five percent of the Members entitled to attend and vote thereat.

23.5	The accidental omission to give notice of a general meeting to, or the non-receipt of a notice of a general meeting by, any person entitled to receive notice shall not invalidate the proceedings at that meeting.

24.	Giving Notice
24.1	A notice may be given by the Company to any Member either by delivering it to such Member in person or by sending it to such Member’s address in the Register of Members or to such other address given for the purpose. For the purposes of this Article 24, a notice may be sent by letter mail, courier service, cable, telex, telecopier, facsimile, electronic mail or other mode of representing words in a legible form.

24.2	Any notice required to be given to a Member shall, with respect to any shares held jointly by two or more persons, be given to whichever of such persons is named first in the Register of Members and notice so given shall be sufficient notice to all the holders of such shares.

24.3	Any notice shall be deemed to have been served at the time when the same would be delivered in the ordinary course of transmission and, in proving such service, it shall be sufficient to prove that the notice was properly addressed and prepaid, if posted, and the time when it was posted, delivered to the courier or to the cable company or transmitted by telex, facsimile, electronic mail, or such other method as the case may be.

25.	Postponement of General Meeting
The Board may postpone any general meeting called in accordance with the provisions of these Articles provided that notice of postponement is given to each Member before the time for such meeting. Fresh notice of the date, time and place for the postponed meeting shall be given to each member in accordance with the provisions of these Articles.

26.	Participating in Meetings by Telephone
Members may participate in any general meeting by means of such telephone, electronic or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

27.	Quorum at General Meetings
27.1	At any general meeting of the Company a quorum shall be present if one (1) or more persons present in person and representing in person or by proxy each of the majority of the then outstanding Series A-1 Senior Preferred Shares, the majority of the then outstanding Series A Preferred Shares and the majority of the then outstanding Ordinary Shares throughout the meeting shall form a quorum for the transaction of business, provided that if the Company shall at any time have only one Member, one Member present in person or by proxy shall form a quorum for the transaction of business at any general meeting of the Company held during such time.

27.2	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the same day one week later, at the same time and place or to such other day, time or place as the Board may determine.

28.	Chairman to Preside
Unless otherwise agreed by a majority of those attending and entitled to vote thereat, the Chairman, if there be one, shall act as chairman at all meetings of the Members at which such person is present. In his absence a chairman shall be appointed or elected by those present at the meeting and entitled to vote.

29.	Voting on Resolutions
29.1	Subject to the provisions of the Law, the Shareholders Agreement and these Articles (including without limitation Schedule A), any question proposed for the consideration of the Members at any general meeting shall be decided by the affirmative votes of a majority of the votes cast in accordance with the provisions of these Articles and in the case of an equality of votes the resolution shall fail.

29.2	No Member shall be entitled to vote at a general meeting unless such Member has paid all the calls on all shares held by such Member.

29.3	At any general meeting a resolution put to the vote of the meeting shall, in the first instance, be voted upon by a show of hands and, subject to any rights or restrictions for the time being lawfully attached to any class of shares and subject to the provisions of these Articles (including without limitation Schedule A), every Member present in person and every person holding a valid proxy at such meeting shall be entitled to one vote and shall cast such vote by raising his hand.

29.4	At any general meeting if an amendment shall be proposed to any resolution under consideration and the chairman of the meeting shall rule on whether the proposed amendment is out of order, the proceedings on the substantive resolution shall not be invalidated by any error in such ruling.

29.5	At any general meeting a declaration by the chairman of the meeting that a question proposed for consideration has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in a book containing the minutes of the proceedings of the Company shall, subject to the provisions of these Articles, be conclusive evidence of that fact.

30.	Power to Demand a Vote on a Poll
30.1	Notwithstanding the foregoing, a poll may be demanded by the Chairman or at least one Member.

30.2	Where a poll is demanded, subject to any rights or restrictions for the time being lawfully attached to any class of shares, every person present at such meeting shall have one vote for each share of which such person is the holder or for which such person holds a proxy and such vote shall be counted by ballot as described herein, or in the case of a general meeting at which one or more Members are present by telephone, in such manner as the chairman of the meeting may direct and the result of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded and shall replace any previous resolution upon the same matter which has been the subject of a show of hands. A person entitled to more than one vote need not use all his votes or cast all the votes he uses in the same way.

30.3	A poll demanded for the purpose of electing a chairman of the meeting or on a question of adjournment shall be taken forthwith and a poll demanded on any other question shall be taken in such manner and at such time and place at such meeting as the chairman of the meeting may direct and any business other than that upon which a poll has been demanded may be proceeded with, pending the taking of the poll.

30.4	Where a vote is taken by poll, each person present and entitled to vote shall be furnished with a ballot paper on which such person shall record his vote in such manner as shall be determined at the meeting having regard to the nature of the question on which the vote is taken, and each ballot paper shall be signed or initialed or otherwise marked so as to identify the voter and the registered holder in the case of a proxy. At the conclusion of the poll, the ballot papers shall be examined and counted by a committee of not less than two Members or proxy holders appointed by the chairman for the purpose and the result of the poll shall be declared by the chairman.

31.	Voting by Joint Holders of Shares
In the case of joint holders, the vote of the senior who tenders a vote (whether in person or by proxy) shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

32.	Instrument of Proxy
32.1	An instrument appointing a proxy shall be in writing or transmitted by electronic mail in substantially the following form or such other form as the chairman of the meeting shall accept:
Proxy
• (the “Company”)
I/We, [insert names here], being a Member of the Company with [number] shares, HEREBY APPOINT [name] of [address] or failing him, [name] of [address] to be my/our proxy to vote for me/us at the meeting of the Members held on the [ ] day of [ ], 20[ ] and at any adjournment thereof. (Any restrictions on voting to be inserted here.)

Signed this [ ] day of [ ], 20[ ]

Member(s)

32.2	The instrument of proxy shall be signed or, in the case of a transmission by electronic mail, electronically signed in a manner acceptable to the chairman, by the appointor or by the appointor’s attorney duly authorised in writing, or if the appointor is a corporation, either under its seal or signed or, in the case of a transmission by electronic mail, electronically signed in a manner acceptable to the chairman, by a duly authorised officer or attorney.

32.3	A member who is the holder of two or more shares may appoint more than one proxy to represent him and vote on his behalf.

32.4	The decision of the chairman of any general meeting as to the validity of any appointment of a proxy shall be final.

33.	Representation of Corporate Member
33.1	A corporation which is a Member may, by written instrument, authorise such person or persons as it thinks fit to act as its representative at any meeting of the Members and any person so authorised shall be entitled to exercise the same powers on behalf of the corporation which such person represents as that corporation could exercise if it were an individual Member, and that Member shall be deemed to be present in person at any such meeting attended by its authorised representative or representatives.

33.2	Notwithstanding the foregoing, the chairman of the meeting may accept such assurances as he thinks fit as to the right of any person to attend and vote at general meetings on behalf of a corporation which is a Member.

34.	Adjournment of General Meeting
The chairman of a general meeting may, with the consent of the Members at any general meeting at which a quorum is present, and shall if so directed by the meeting, adjourn the meeting. Unless the meeting is adjourned to a specific date, place and time announced at the meeting being adjourned, fresh notice of the date, place and time for the resumption of the adjourned meeting shall be given to each Member entitled to attend and vote thereat, in accordance with these Articles.

35.	Written Resolutions
35.1	Anything which may be done by resolution of the Company in general meeting or by resolution of a meeting of any class of the Members may, without a meeting and without any previous notice being required, be done by resolution in writing signed by, or in the case of a Member that is a corporation whether or not a company within the meaning of the Law, on behalf of, all the Members who at the date of the resolution would be entitled to attend the meeting and vote on the resolution.

35.2	A resolution in writing may be signed by, or in the case of a Member that is a corporation whether or not a company within the meaning of the Law, on behalf of, all the Members, or all the Members of the relevant class thereof, in as many counterparts as may be necessary.

35.3	A resolution in writing made in accordance with this Article 35 is as valid as if it had been passed by the Company in general meeting or by a meeting of the relevant class of Members, as the case may be, and any reference in any Article to a meeting at which a resolution is passed or to Members voting in favour of a resolution shall be construed accordingly.

35.4	A resolution in writing made in accordance with this Article 35 shall constitute minutes for the purposes of the Law.

35.5	For the purposes of this Article 35, the date of the resolution is the date when the resolution is signed by, or in the case of a Member that is a corporation whether or not a company within the meaning of the Law, on behalf of, the last Member to sign and any reference in any Article to the date of passing of a resolution is, in relation to a resolution made in accordance with this Article 35, a reference to such date.

36.	Directors Attendance at General Meetings
The Directors of the Company shall be entitled to receive notice of, attend and be heard at any general meeting.

DIRECTORS AND OFFICERS

37.	Appointment of Directors and Observer
The holders of a majority of the then outstanding Ordinary Shares shall have the right to nominate and appoint three (3) Directors to the Board, to remove any Director occupying such position and to fill any vacancy caused by the resignation, death or renewal of any Director occupying such position. The holders of a majority of the then outstanding Series A Preferred Shares shall be entitled to nominate and appoint one (1) Director to the Board, to remove any Director occupying such position and to fill any vacancy caused by the resignation, death or renewal of any Director occupying such position (the “Series A Director”). The holders of a majority of the then outstanding Series A-1 Senior Preferred Shares shall be entitled to nominate and appoint one (1) Director to the Board, to remove any Director occupying such position and to fill any vacancy caused by the resignation, death or renewal of any Director occupying such position (the “Series A-1 Director”). The holders of a majority of the then outstanding Series A-1 Senior Preferred Shares shall be entitled to appoint one (1) non-voting observer (the “Observer”) to the Board and any committee thereof, to remove any Observer occupying such position and to fill any vacancy caused by the resignation, death or renewal of any Observer occupying such position. There shall be no shareholding qualification for Directors or the Observer unless prescribed by special resolution.

38.	Number of Directors
There shall be a Board of Directors consisting of five (5) persons.

39.	Term of Office of Directors
An appointment of a Director may be on terms that the Director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period; but no such term shall be implied in the absence of express provision.

40.	Alternate Directors
40.1	A Director may at any time appoint any person (including another Director) to be his Alternate Director and may at any time terminate such appointment. An appointment and a termination of appointment shall be by notice in writing signed by the Director and deposited at the Registered Office or delivered at a meeting of the Directors.

40.2	The appointment of an Alternate Director shall determine on the happening of any event which, if he were a Director, would cause him to vacate such office or if his appointor ceases for any reason to be a Director.

40.3	An Alternate Director shall be entitled to receive notices of meetings of the Directors and shall be entitled to attend and vote as a Director at any such meeting at which his appointor is not personally present and generally at such meeting to perform all the functions of his appointor as a Director; and for the purposes of the proceedings at such meeting these Articles shall apply as if he (instead of his appointor) were a Director, save that he may not himself appoint an Alternate Director or a proxy.

40.4	If an Alternate Director is himself a Director or attends a meeting of the Directors as the Alternate Director of more than one Director, his voting rights shall be cumulative.

40.5	Unless the Directors determine otherwise, an Alternate Director may also represent his appointor at meetings of any committee of the Directors on which his appointor serves; and the provisions of this Article 40 shall apply equally to such committee meetings as to meetings of the Directors.

40.6	If so authorised by an express provision in his notice of appointment, an Alternate Director may join in a written resolution of the Directors adopted pursuant to these Articles and his signature of such resolution shall be as effective as the signature of his appointor.

40.7	Save as provided in these Articles, an Alternate Director shall not, as such, have any power to act as a Director or to represent his appointor and shall not be deemed to be a Director for the purposes of these Articles.

40.8	A Director who is not present at a meeting of the Directors, and whose Alternate Director (if any) is not present at the meeting, may be represented at the meeting by a proxy duly appointed, in which event the presence and vote of the proxy shall be deemed to be that of the Director. All the provisions of these Articles regulating the appointment of proxies by Members shall apply equally to the appointment of proxies by Directors.

41.	Removal of Directors
Subject to these Articles (including without limitation Schedule A), the Company may from time to time by ordinary resolution remove any Director from office, whether or not appointing another in his stead.

42.	Vacancy in the Office of Director
The office of Director shall be vacated if the Director:
(a)	is removed from office pursuant to these Articles;

(b)	dies or becomes bankrupt, or makes any arrangement or composition with his creditors generally;

(c)	is or becomes of unsound mind or an order for his detention is made under the Mental Health Law of the Cayman Islands or any analogous law of a jurisdiction outside the Cayman Islands, or dies; or

(d)	resigns his office by notice in writing to the Company.

43.	Remuneration of Directors
The remuneration (if any) of the Directors and the Observer shall, subject to these Articles (including without limitation Schedule A) and any direction that may be given by the Company in general meeting, be determined by the Directors as they may from time to time determine and shall be deemed to accrue from day to day. The Directors (including any Alternate Director) and the Observer may also be reimbursed for all travel, hotel and other expenses properly incurred by them in attending and returning from the meetings of the Board, any committee appointed by the Board, general meetings of the Company, or in connection with the business of the Company or their duties as Directors or Observer generally.

44.	Defect in Appointment of Director
All acts done in good faith by the Board or by a committee of the Board or by any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

45.	Directors to Manage Business
The business of the Company shall be managed and conducted by the Board. In managing the business of the Company, the Board may exercise all such powers of the Company as are not, by the Law or by these Articles (including without limitation Schedule A), required to be exercised by the Company in general meeting subject, nevertheless, to these Articles (including without limitation Schedule A), the provisions of the Law and to such directions as may be prescribed by the Company in general meeting.

46.	Powers of the Board of Directors
Without limiting the generality of Article 45 and subject to these Articles (including without limitation Schedule A), the Board may:
(a)	appoint, suspend, or remove any manager, secretary, clerk, agent or employee of the Company and may fix their remuneration and determine their duties;

(b)	exercise all the powers of the Company to borrow money and to mortgage or charge or otherwise grant a security interest in its undertaking, property and uncalled capital, or any part thereof, and may issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or any third party;

(c)	appoint one or more Directors to the office of managing director or chief executive officer of the Company, who shall, subject to the control of the Board, supervise and administer all of the general business and affairs of the Company;

(d)	appoint a person to act as manager of the Company’s day-to-day business and may entrust to and confer upon such manager such powers and duties as it deems appropriate for the transaction or conduct of such business;

(e)	by power of attorney, appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Board, to be an attorney of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board) and for such period and subject to such conditions as it may think fit and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board may think fit and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions so vested in the attorney;

(f)	procure that the Company pays all expenses incurred in promoting and incorporating the Company;

(g)	delegate any of its powers (including the power to sub-delegate) to a committee of one or more persons appointed by the Board and every such committee shall conform to such directions as the Board shall impose on them. One Series A-1 Director and one Series A Director shall serve on each such committee. Subject to any directions or regulations made by the Directors for this purpose, the meetings and proceedings of any such committee shall be governed by the provisions of these Articles regulating the meetings and proceedings of the Board, including provisions for written resolutions;

(h)	delegate any of its powers (including the power to sub-delegate) to any person on such terms and in such manner as the Board sees fit;

(i)	present any petition and make any application in connection with the liquidation or reorganisation of the Company;

(j)	in connection with the issue of any share, pay such commission and brokerage as may be permitted by law; and

(k)	authorise any company, firm, person or body of persons to act on behalf of the Company for any specific purpose and in connection therewith to execute any agreement, document or instrument on behalf of the Company.

47.	Register of Directors and Officers
47.1	The Board shall cause to be kept in one or more books at the registered office of the Company a Register of Directors and Officers in accordance with the Law and shall enter therein the following particulars with respect to each Director and Officer:
(a)	first name and surname; and

(b)	address.
47.2	The Board shall, within the period of thirty days from the occurrence of:
(a)	any change among its Directors and Officers; or

(b)	any change in the particulars contained in the Register of Directors and Officers, cause to be entered on the Register of Directors and Officers the particulars of such change and the date on which such change occurred, and shall notify the Registrar of Companies of any such change that takes place.

48.	Officers
The Officers shall consist of a Secretary and such additional Officers as the Board may determine all of whom shall be deemed to be Officers for the purposes of these Articles.

49.	Appointment of Officers
The Secretary (and additional Officers, if any) shall be appointed by the Board from time to time.

50.	Duties of Officers
The Officers shall have such powers and perform such duties in the management, business and affairs of the Company as may be delegated to them by the Board from time to time.

51.	Remuneration of Officers
The Officers shall receive such remuneration as the Board may determine.

52.	Conflicts of Interest
52.1	Any Director, or any Director’s firm, partner or any company with whom any Director is associated, may act in any capacity for, be employed by or render services to the Company and such Director or such Director’s firm, partner or company shall be entitled to remuneration as if such Director were not a Director. Nothing herein contained shall authorise a Director or Director’s firm, partner or company to act as Auditor to the Company.

52.2	A Director who is aware that he is directly or indirectly interested in a contract or proposed contract or arrangement with the Company shall declare the nature of such interest as required by law.

52.3	Following a declaration being made pursuant to this Article 52, a Director may vote in respect of any contract or proposed contract or arrangement in which such Director is interested and may be counted in the quorum for such meeting.

53.	Indemnification and Exculpation of Directors and Officers
53.1	The Directors, Officers and Auditors of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and every former director, officer, auditor or trustee and their respective heirs, executors, administrators, and personal representatives (each of which persons being referred to in this Article 53 as an “indemnified party”) shall be indemnified and secured harmless out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and no indemnified party shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, PROVIDED THAT this indemnity shall not extend to any matter in respect of any actual fraud or dishonesty which may attach to any of the said persons. Each Member agrees to waive any claim or right of action such Member might have, whether individually or by or in the right of the Company, against any Director or Officer on account of any action taken by such Director or Officer, or the failure of such Director or Officer to take any action in the performance of his duties with or for the Company, PROVIDED THAT such waiver shall not extend to any matter in respect of any fraud or dishonesty which may attach to such Director or Officer.

53.2	The Company may purchase and maintain insurance for the benefit of any Director or Officer of the Company against any liability incurred by him in his capacity as a Director or Officer of the Company or indemnifying such Director or Officer in respect of any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the Director or Officer may be guilty in relation to the Company or any subsidiary thereof.

MEETINGS OF THE BOARD OF DIRECTORS

54.	Board Meetings
The Board may meet for the transaction of business, adjourn and otherwise regulate its meetings as it sees fit. A resolution put to the vote at a meeting of the Board shall be carried by the affirmative votes of a majority of the votes cast and in the case of an equality of votes the resolution shall fail.

55.	Notice of Board Meetings
A Director may, and the Secretary on the requisition of a Director shall, at any time summon a meeting of the Board. Notice of a meeting of the Board shall be deemed to be duly given to a Director if it is given to such Director verbally (in person or by telephone) or otherwise communicated or sent to such Director by post, cable, telex, telecopier, facsimile, electronic mail or other mode of representing words in a legible form at such Director’s last known address or any other address given by such Director to the Company for this purpose.

56.	Participation in Meetings by Telephone
Directors may participate in any meeting of the Board by means of such telephone, electronic or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

57.	Quorum at Board Meetings
The quorum necessary for the transaction of business at a meeting of the Board shall be three (3) Directors, including each of the Series A Director and the Series A-1 Director; provided, however, that if such quorum cannot be obtained per two (2) consecutive meetings of the Board due to the failure of a Series A Director or Series A-1 Director to attend such meetings after the notice of the meetings has been sent by the Company in accordance with these Articles (such non-attending Director, the “Non-Attending Director”), then the attendance of any other three Directors (which shall include the Series A Director or Series A-1 Director that is not the Non-Attending Director) at the next duly called meeting of the Board shall constitute a quorum; provided further, that if there is less than three (3) Directors for the time being in office the quorum shall be one (1) or two (2), as applicable.

58.	Board to Continue in the Event of Vacancy
The Board may act notwithstanding any vacancy in its number.

59.	Chairman to Preside
Unless otherwise agreed by a majority of the Directors attending, the Chairman, if there be one, shall act as chairman at all meetings of the Board at which such person is present.

In his absence a chairman shall be appointed or elected by the Directors present at the meeting.

60.	Written Resolutions
60.1	Anything which may be done by resolution of the Directors may, without a meeting and without any previous notice being required, be done by resolution in writing signed by, or in the case of a Director that is a corporation whether or not a company within the meaning of the Law, on behalf of, all the Directors.

60.2	A resolution in writing may be signed by, or in the case of a Director that is a corporation whether or not a company within the meaning of the Law, on behalf of, all the Directors in as many counterparts as may be necessary.

60.3	A resolution in writing made in accordance with this Article 60 is as valid as if it had been passed by the Directors in a directors’ meeting, and any reference in any Article to a meeting at which a resolution is passed or to Directors voting in favour of a resolution shall be construed accordingly.

60.4	A resolution in writing made in accordance with this Article 60 shall constitute minutes for the purposes of the Law.

60.5	For the purposes of this Article 60, the date of the resolution is the date when the resolution is signed by, or in the case of a Director that is a corporation whether or not a company within the meaning of the Law, on behalf of, the last Director to sign (or Alternate Director to sign if so authorised under Article 40.6), and any reference in any Article to the date of passing of a resolution is, in relation to a resolution made in accordance with this Article 60, a reference to such date.

61.	Validity of Prior Acts of the Board
No regulation or alteration to these Articles made by the Company in general meeting shall invalidate any prior act of the Board which would have been valid if that regulation or alteration had not been made.
CORPORATE RECORDS

62.	Minutes
The Board shall cause minutes to be duly entered in books provided for the purpose:
(a)	of all elections and appointments of Officers;

(b)	of the names of the Directors present at each meeting of the Board and of any committee appointed by the Board; and

(c)	of all resolutions and proceedings of general meetings of the Members, meetings of the Board, meetings of managers and meetings of committees appointed by the Board.

63.	Register of Mortgages and Charges
63.1	The Directors shall cause to be kept the Register of Mortgages and Charges required by the Law.

63.2	The Register of Mortgages and Charges shall be open to inspection in accordance with the Law, at the office of the Company on every business day in the Cayman Islands, subject to such reasonable restrictions as the Board may impose, so that not less than two (2) hours in each such business day be allowed for inspection.

64.	Form and Use of Seal
64.1	The Company may adopt a seal in such form as the Board may determine. The Board may adopt one or more duplicate seals for use in or outside Cayman; and, if the Directors think fit, a duplicate Seal may bear on its face of the name of the country, territory, district or place where it is to be issued.

64.2	The Seal (if any) shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors in that behalf; and, until otherwise determined by the Directors, the Seal shall be affixed in the presence of a Director or the Secretary or an assistant secretary or some other person authorised for this purpose by the Directors or the committee of Directors.

64.3	Notwithstanding the foregoing, the Seal (if any) may without further authority be affixed by way of authentication to any document required to be filed with the Registrar of Companies in the Cayman Islands, and may be so affixed by any Director, Secretary or assistant secretary of the Company or any other person or institution having authority to file the document as aforesaid.
ACCOUNTS

65.	Books of Account
65.1	The Board shall cause to be kept proper records of account with respect to all transactions of the Company and in particular with respect to:
(a)	all sums of money received and expended by the Company and the matters in respect of which the receipt and expenditure relates;

(b)	all sales and purchases of goods by the Company; and

(c)	all assets and liabilities of the Company.
65.2	Such records of account shall be kept and proper books of account shall not be deemed to be kept with respect to the matters aforesaid if there are not kept, at such place as the Board thinks fit, such books as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

65.3	Other than as provided in the Shareholders Agreement, no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company.

66.	Financial Year End
The financial year end of the Company shall be 31st December in each year but, subject to these Articles (including without limitation Schedule A) and any direction of the Company in general meeting, the Board may from time to time prescribe some other period to be the financial year, provided that the Board may not without the sanction of an ordinary resolution prescribe or allow any financial year longer than eighteen months.
AUDITS

67.	Audit
Nothing in these Articles shall be construed as making it obligatory to appoint Auditors.

68.	Appointment of Auditors
68.1	Subject to these Articles (including without limitation Schedule A), the Company may in general meeting appoint Auditors to hold office for such period as the Members may determine.

68.2	Subject to these Articles (including without limitation Schedule A), whenever there are no Auditors appointed as aforesaid, the Directors may appoint Auditors to hold office for such period as the Directors may determine or earlier removal from office by the Company in general meeting.

68.3	The Auditor may be a Member but no Director, Officer or employee of the Company shall, during his continuance in office, be eligible to act as an Auditor of the Company.

69.	Remuneration of Auditors
Unless fixed by the Company in general meeting, the remuneration of the Auditor shall be as determined by the Directors.

70.	Duties of Auditor
The Auditor shall make a report to the Members on the accounts examined by him and on every set of financial statements laid before the Company in general meeting, or circulated to Members, pursuant to this Article 70 during the Auditor’s tenure of office.

71.	Access to Records
71.1	The Auditor shall at all reasonable times have access to the Company’s books, accounts and vouchers and shall be entitled to require from the Company’s Directors and Officers such information and explanations as the Auditor thinks necessary for the performance of the Auditor’s duties and, if the Auditor fails to obtain all the information and explanations which, to the best of his knowledge and belief, are necessary for the purposes of the audit, he shall state that fact in his report to the Members.

71.2	The Auditor shall be entitled to attend any general meeting at which any financial statements which have been examined or reported on by him are to be laid before the Company and to make any statement or explanation he may desire with respect to the financial statements.
VOLUNTARY WINDING-UP AND DISSOLUTION

72.	Winding-Up
72.1	Subject to these Articles (including without limitation Schedule A) and the Shareholders Agreement, the Company may be voluntarily wound-up by a special resolution of the Members.

72.2	Subject to these Articles (including without limitation Schedule A), if the Company shall be wound up the liquidator may, with the sanction of a special resolution, divide amongst the Members in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in the trustees upon such trusts for the benefit of the Members as the liquidator shall think fit, but so that no Member shall be compelled to accept any shares or other securities or assets whereon there is any liability.
CHANGES TO CONSTITUTION

73.	Changes to Articles
Subject to the Law, these Articles (including without limitation Schedule A) and the conditions contained in its memorandum, the Company may, by special resolution, alter or add to its Articles.

74.	Changes to the Memorandum of Association
Subject to the Law, the Shareholders Agreement and these Articles (including without limitation Schedule A), the Company may from time to time by Special Resolution alter its Memorandum of Association with respect to any objects, powers or other matters specified therein.

75.	Discontinuance
Subject to these Articles (including without limitation Schedule A), the Board may exercise all the powers of the Company to transfer by way of continuation the Company to a named country or jurisdiction outside the Cayman Islands pursuant to the Law.

SCHEDULE A
ARTICLE 1
DIVIDENDS
     1.1 Subject to the provisions of the Law and the other provisions of this Schedule A, no dividends shall be declared or paid (i) on the Ordinary Shares, unless and until a dividend in like amount is declared or paid on each outstanding Series A Preferred Share and Series A-1 Senior Preferred Share or (ii) on the Series A Preferred Shares, unless and until a dividend in like amount is declared or paid on each outstanding Series A-1 Senior Preferred Share.
     1.2 Subject to the provisions of the Law and the other provisions of this Schedule A, each holder of Series A Preferred Shares and Series A-1 Senior Preferred Shares shall be entitled to receive, on an annual basis and when, as and if declared by the Board, preferential, non-cumulative dividends at the rate equal to the greater of (i) three percent (3%) of its total investment amount in the Company, and (ii) the dividend that would be paid with respect to the Ordinary Shares into which the Series A-1 Senior Preferred Shares or Series A Preferred Shares could be converted, in each case for each Series A-1 Senior Preferred Share or Series A Preferred Share held by such holder, payable in cash or shares when and as such cash becomes legally available therefor on parity with each other, prior and in preference to any dividend on any Ordinary Shares; provided that such dividends shall accrue and be payable only when, as, and if declared by the Board (including approval of the Series A Director and Series A-1 Director). All declared but unpaid dividends shall be paid in cash when and as such cash becomes legally available to the holders of the Series A Preferred Shares immediately prior to the closing of a Qualified IPO. Dividends (if any) declared and paid pursuant to this Section 1.2 shall be non-cumulative.
     1.3 After distribution or payment in full of the amount distributable or payable on the Series A Preferred Shares and the Series A-1 Senior Preferred Shares pursuant to Section 1.2, each holder of Series A Preferred Shares, Series A-1 Senior Preferred Shares and Ordinary Shares shall be entitled to receive, on an annual basis and when, as and if declared by the Board (including approval of the Series A Director and Series A-1 Director), non-cumulative dividends, payable in cash or shares when and as such cash becomes legally available therefor on parity with each other. Dividends (if any) declared and paid pursuant to Section 1.3 shall be non-cumulative.
ARTICLE 2
LIQUIDATION
     2.1 Liquidation Preferences. Upon any Liquidation Event (as defined below):
     (a) First, before any distribution or payment shall be made to the holders of any Ordinary Shares or Series A Preferred Shares, each holder of Series A-1 Senior Preferred Shares shall be entitled to receive, on a pari passu basis, an amount equal to the greater of (i) the Series A-1 Share Price (adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) plus a ten percent (10%) yield thereon calculated from the Applicable Closing Date with respect to each such Series A-1 Senior Preferred Share (compounded annually) and (ii) one hundred and thirty percent (130%) of the total Series A-1 Share Price (adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions), plus all dividends declared but unpaid with respect thereto (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions), in each case, per Series A-1 Senior Preferred Share then held by such holder in preference to the holders of Ordinary Shares and Series A Preferred Shares. If, upon any Liquidation Event, the assets of the Company shall be insufficient to make payment of the foregoing amounts in full on all Series A-1 Senior Preferred Shares, then such assets shall be distributed solely among the holders of Series A-1 Senior Preferred Shares, ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon.
     (b) Second, before any distribution or payment shall be made to the holders of any Ordinary Shares or Series A-1 Senior Preferred Shares (other than with respect to distributions or payments made pursuant to Section 2.1(a) above), each holder of Series A Preferred Shares shall be entitled to receive, on a pari passu basis, an amount equal to one hundred and thirty percent (130%) of the total Series A Purchase Price (adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions), plus all dividends declared but unpaid with respect thereto (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) per Series A Preferred Share then held by such holder in preference to the holders of Ordinary Shares. If, upon any Liquidation Event, the assets of the Company shall be insufficient to make payment of the foregoing amounts in full on all Series A Preferred Shares following the distribution of amounts to the Series A-1 Senior Preferred Holders pursuant to Section 2.1(a), then such assets shall be distributed solely among the holders of Series A Preferred Shares, ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon.
     (c) Third, after distribution or payment in full of the amount distributable or payable on the Series A-1 Senior Preferred Shares pursuant to Section 2.1(a) and the Series A Preferred Shares pursuant to Section 2.1(b), any remaining assets of the Company available for distribution to Members shall be distributed ratably among the holders of outstanding Ordinary Shares, the holders of Series A Preferred Shares and the holders of Series A-1 Senior Preferred Shares (on an as-converted basis).
     2.2 Liquidation on Sale or Merger. Each of the following events shall be treated as a “Liquidation Event” unless waived by the holders of a majority of the then outstanding Series A-1 Senior Preferred Shares and then outstanding Series A Preferred Shares, voting on an as-converted basis:
     (a) any liquidation, winding-up, or dissolution of the Company, whether voluntary or involuntary;
     (b) any consolidation, amalgamation or merger of the Company and/or its subsidiaries or shareholders of the subsidiaries with or into any Person, or any other corporate reorganization, including a sale or acquisition of Equity Securities of the Company, in which the Members of the Company or the shareholders of the subsidiaries immediately before such transaction own less than fifty percent (50%) of the voting power of the surviving entity immediately after such transaction (excluding any transaction effected solely for tax purposes or to change the Company’s domicile);
     (c) a sale of all or substantially all of the assets of the Company and/or its subsidiaries to a third party or license of all or substantially all intellectual property of the Company and/or its subsidiaries to a third party;
     (d) the consummation of any Trade Sale; or
     (e) the exclusive licensing of all or substantially all of the Company and/or its subsidiaries’ intellectual property to a third party (excluding any transaction effected solely for the Company’s internal restructuring).
     2.3 In the event the Company proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Company, the value of the assets to be distributed to the holders of Series A-1 Senior Preferred Shares, Series A Preferred Shares and Ordinary Shares shall be determined in good faith by the Board, or by a liquidator if one is appointed. Any securities not subjected to investment letter or similar restrictions on free marketability shall be valued as follows:
     (a) If traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) day period ending one (1) day prior to the distribution;
     (b) If traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and
     (c) If there is no active public market, the value shall be the fair market value thereof as determined in good faith by an independent appraiser appointed by the unanimous approval of the Board.
     The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clauses (a), (b) or (c) to reflect the fair market value thereof as determined in good faith by the Board, or by a liquidator if one is appointed. The holders of a majority of the outstanding Series A-1 Senior Preferred Shares or Series A Preferred Shares shall have the right to challenge any determination by the Board of fair market value pursuant to this Section 2.3, in which case the determination of fair market value shall be made by an independent appraiser selected jointly by the Board and the challenging parties, the cost of such appraisal to be borne equally by the Company and the challenging parties.
ARTICLE 3
VOTING RIGHTS
     Subject to the provisions of the Articles and the Shareholders Agreement, at all general meetings of the Company: (i) the holder of each Ordinary Share issued and outstanding shall have one vote in respect of each Ordinary Share held, (ii) the holder of each Series A Preferred Share shall be entitled to such number of votes as equals the whole number of Ordinary Shares into which such holder’s collective Series A Preferred Shares are convertible immediately after the close of business on the record date of the determination of the Company’s shareholders entitled to vote or, if no such record date is established, at the date such vote is taken or any written consent of the Company’s shareholders is first solicited, and (iii) the holder of each Series A-1 Senior Preferred Share shall be entitled to such number of votes as equals the whole number of Ordinary Shares into which such holder’s collective Series A-1 Senior Preferred Shares are convertible immediately after the close of business on the record date of the determination of the Company’s shareholders entitled to vote or, if no such record date is established, at the date such vote is taken or any written consent of the Company’s shareholders is first solicited. Subject to provisions to the contrary elsewhere in the Articles and the Shareholders Agreement, or as required by the Law or as specifically set forth herein or in the Articles, the holders of Series A-1 Senior Preferred Shares and the Series A Preferred Shares shall vote together with the holders of Ordinary Shares, and not as separate classes or series, on all matters put before the Members except with respect to the election of the Series A-1 Director and Series A Director, respectively.
ARTICLE 4
SERIES A-1 CONVERSION
     The holders of the Series A-1 Senior Preferred Shares shall have the following rights described below with respect to the conversion of the Series A-1 Senior Preferred Shares into Ordinary Shares. Subject to the provisions of Section 4.2, the number of Ordinary Shares to which a holder shall be entitled upon conversion of any Series A-1 Senior Preferred Share shall be the quotient of the Series A-1 Purchase Price divided by the then-effective Series A-1 Conversion Price (as defined below). For the avoidance of doubt, subject to the provisions of Section 4.2, the initial conversion ratio for Series A-1 Senior Preferred Shares to Ordinary Shares shall be 1:1, and subject to adjustments of the Series A-1 Conversion Price, as set forth below:
     4.1 Optional Conversion.
     (a) Subject to and in compliance with the provisions of this Section 4.1(a) and subject to compliance with the requirements of the Law, any Series A-1 Senior Preferred Share may, at the option of the holder thereof, be converted at any time into fully-paid and non-assessable Ordinary Shares based on the then-effective Series A-1 Conversion Price.
     (b) The holder of any Series A-1 Senior Preferred Shares who desires to convert such shares into Ordinary Shares shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series A-1 Senior Preferred Shares, and shall give written notice to the Company at such office that such holder has elected to convert such shares. Such notice shall state the number of Series A-1 Senior Preferred Shares being converted. Thereupon, the Company shall promptly issue and deliver to such holder at such office a certificate or certificates for the number of Ordinary Shares to which the holder is entitled. No fractional Ordinary Shares shall be issued upon conversion of the Series A-1 Senior

Preferred Shares, and the number of Ordinary Shares to be so issued to a holder of Series A-1 Senior Preferred Shares upon the conversion of such Series A-1 Senior Preferred Shares (after aggregating all fractional Ordinary Shares that would be issued to such holder) shall be rounded to the nearest whole share (with one-half being rounded upward). Such conversion shall be deemed to have been made at the close of business on the date of the surrender of the certificates representing the Series A-1 Senior Preferred Shares to be converted, and the person entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder of such Ordinary Shares on such date.
     4.2 Automatic Conversion.
     (a) Without any action being required by the holder of such share and whether or not the certificates representing such share are surrendered to the Company or its transfer agent, the Series A-1 Senior Preferred Shares shall automatically be converted into Ordinary Shares upon (i) the prior written consent of the holders of a majority of the then-outstanding Series A-1 Senior Preferred Shares or (ii) the closing of a Qualified IPO, in each case, based on the then-effective Series A-1 Conversion Price.
     (b) The Company shall not be obligated to issue certificates for any Ordinary Shares issuable upon the automatic conversion of any Series A-1 Senior Preferred Shares unless the certificate or certificates evidencing such Series A-1 Senior Preferred Shares is either delivered as provided below to the Company or any transfer agent for the Series A-1 Senior Preferred Shares, or the holder thereof notifies the Company or its transfer agent that such certificate has been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificate. The Company shall, as soon as practicable after receipt of certificates for Series A-1 Senior Preferred Shares, or satisfactory agreement for indemnification in the case of a lost certificate, promptly issue and deliver at its office to the holder thereof a certificate or certificates for the number of Ordinary Shares to which the holder is entitled. No fractional Ordinary Shares shall be issued upon conversion of the Series A-1 Senior Preferred Shares, and the number of Ordinary Shares to be so issued to a holder of converting Series A-1 Senior Preferred Shares (after aggregating all fractional Ordinary Shares that would be issued to such holder) shall be rounded to the nearest whole share (with one-half being rounded upward). Any person entitled to receive Ordinary Shares issuable upon the automatic conversion of the Series A-1 Senior Preferred Shares shall be treated for all purposes as the record holder of such Ordinary Shares on the date of such conversion.
     4.3 Mechanics of Conversion. The conversion hereunder of any Series A-1 Senior Preferred Share (the “Series A-1 Conversion Share”) shall be effected in the following manner:
     (a) The Company shall redeem the Series A-1 Conversion Share for aggregate consideration (the “Series A-1 Redemption Amount”) equal to (a) the aggregate par value of any shares of the Company to be issued upon such conversion and (b) the aggregate value, as determined by the Board (including a Series A-1 Director), of any other assets which are to be distributed upon such conversion.
     (b) Concurrent with the redemption of the Series A-1 Conversion Share, the

Company shall apply the Series A-1 Redemption Amount for the benefit of the holder of the Conversion Share to pay for any shares of the Company issuable and any other assets distributable, to such holder in connection with such conversion.
     (c) Upon application of the Series A-1 Redemption Amount, the Company shall issue to the holder of the Series A-1 Conversion Share all shares issuable, and distribute to such holder all other assets distributable, upon such conversion.
     4.4 Initial Series A-1 Conversion Price. The “Series A-1 Conversion Price” shall initially equal the Series A-1 Share Price, and shall be adjusted from time to time as provided below in Section 4.5.
     4.5 Adjustments to Series A-1 Conversion Price.
     (a) Adjustment for Share Splits and Combinations. If the Company shall at any time, or from time to time, effects a subdivision of the outstanding Ordinary Shares, the Series A-1 Conversion Price in effect immediately prior to such subdivision shall be proportionately decreased. Conversely, if the Company shall at any time, or from time to time, combine the outstanding Ordinary Shares into a smaller number of shares, the Series A-1 Conversion Price in effect immediately prior to the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.
     (b) Adjustment for Ordinary Share Dividends and Distributions. If the Company makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution to the holders of Ordinary Shares payable in Additional Ordinary Shares, the Series A-1 Conversion Price then in effect shall be decreased as of the time of such issuance (or in the event such record date is fixed, as of the close of business on such record date) by multiplying such Series A-1 Conversion Price then in effect by a fraction (i) the numerator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Ordinary Shares issuable in payment of such dividend or distribution.
     (c) Adjustments for Other Dividends. If the Company at any time, or from time to time, makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution payable in securities of the Company other than Ordinary Shares or Ordinary Share Equivalents, then, and in each such event, provision shall be made so that, upon conversion of any Series A-1 Senior Preferred Share thereafter, the holder thereof shall receive, in addition to the number of Ordinary Shares issuable thereon, the amount of securities of the Company which the holder of such share would have received had the Series A-1 Senior Preferred Shares been converted into Ordinary Shares immediately prior to such event, all subject to further adjustment as provided herein.
     (d) Reorganizations, Mergers, Consolidations, Reclassifications, Exchanges, Substitutions. If at any time, or from time to time, any capital reorganization or reclassification of the Ordinary Shares (other than as a result of a share dividend, subdivision, split or combination otherwise treated above) occurs or the Company is consolidated, merged or amalgamated with or into another Person (other than a consolidation, merger or amalgamation treated as a Liquidation Event), then in any such event, provision shall be made so that, upon conversion of any Series A-1 Senior Preferred Share thereafter, the holder thereof shall receive the kind and amount of shares and other securities and property which the holder of such share would have received had the Series A-1 Senior Preferred Shares been converted into Ordinary Shares on the date of such event, all subject to further adjustment as provided herein, or with respect to such other securities or property, in accordance with any terms applicable thereto.
     (e) Sale of Shares below the Series A-1 Conversion Price.
     (i) Full Ratchet Adjustment. In the event the Company shall issue or sell Additional Ordinary Shares (other than Additional Ordinary Shares issued or deemed to be issued pursuant to this Section 4.5(a) and Section 4.5(b)), after the date of the Shareholders Agreement, without consideration or for a consideration per share less than the Series A-1 Conversion Price in effect on the date of and immediately prior to such issue (such issuance price being referred to herein as the “Series A-1 Dilution Price”), then and in each such event the Series A-1 Conversion Price shall automatically be adjusted, as at the opening of business on the date of such issuance or sale, to a price equal to the Series A-1 Dilution Price, unless such adjustment of the Series A-1 Conversion Price is waived by the holders of a majority of the then outstanding Series A-1 Senior Preferred Shares.
     (ii) Determination of Consideration. For the purpose of making any adjustment to any Series A-1 Conversion Price or the number of Ordinary Shares issuable upon conversion of the Series A-1 Senior Preferred Shares, as provided above:
     (A) To the extent it consists of cash, the consideration received by the Company for any issue or sale of securities shall be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensations, discounts or concessions paid or allowed by the Company in connection with such issue or sale;
     (B) To the extent it consists of property other than cash, consideration other than cash received by the Company for any issue or sale of securities shall be computed at the fair market value thereof (as determined in good faith by a majority of the Board, including the Series A-1 Director), as of the date of the adoption of the resolution specifically authorizing such issue or sale, irrespective of any accounting treatment of such property; and
     (C) If Additional Ordinary Shares or Ordinary Share Equivalents exercisable, convertible or exchangeable for Additional Ordinary Shares are issued or sold together with other stock or securities or other assets of the Company for consideration which covers both, the consideration received for the Additional Ordinary Shares or such Ordinary Share Equivalents shall be computed as that portion of the consideration received (as determined in good faith by a majority of the Board, including the Series A-1 Director) to be allocable to such Additional Ordinary Shares or Ordinary Share Equivalents.
     (iii) Adjustments for Ordinary Share Equivalents. For the purpose of making any adjustment in any applicable Conversion Price provided in this Section 4.5(e), if at any time, or from time to time, the Company issues any Ordinary Share Equivalents exercisable, convertible or exchangeable for Additional Ordinary Shares and the effective conversion price of such Ordinary Share Equivalents is less than a Series A-1 Conversion Price in effect immediately prior to such issuance, then, in each such case, at the time of such issuance the Company shall be deemed to have issued the maximum number of Additional Ordinary Shares issuable upon the exercise, conversion or exchange of such Ordinary Share Equivalents and to have received in consideration for each Additional Ordinary Share deemed issued an amount equal to the Effective Series A-1 Conversion Price. The “Effective Series A-1 Conversion Price” means, with respect to any Ordinary Share Equivalents at a given time, an amount equal to the quotient of (i) the sum of any consideration, if any, received by the Company with respect to the issuance of such Ordinary Share Equivalents and the lowest aggregate consideration receivable by the Company, if any, upon the exercise, exchange or conversion of the Ordinary Share Equivalents over (ii) the number of Ordinary Shares issuable upon the exercise, conversion or exchange of the Ordinary Share Equivalents.
     (A) In the event of any increase in the number of Ordinary Shares deliverable or any reduction in consideration payable upon exercise, conversion or exchange of any Ordinary Share Equivalents where the resulting Effective Series A-1 Conversion Price is less than a Series A-1 Conversion Price at such date, including, but not limited to, a change resulting from the antidilution provisions thereof, such Series A-1 Conversion Price shall be recomputed to reflect such change as if, at the time of issue for such Ordinary Share Equivalent, such Effective Series A-1 Conversion Price applied;
     (B) If any right to exercise, convert or exchange any Ordinary Share Equivalents shall expire without having been fully exercised, the Conversion Price as adjusted upon the issuance of such Ordinary Share Equivalents shall be readjusted to the Series A-1 Conversion Price which would have been in effect had such adjustment been made on the basis that (1) the only Additional Ordinary Shares to be issued on such Ordinary Share Equivalents were such Additional Ordinary Shares, if any, as were actually issued or sold in the exercise, conversion or exchange of any part of such Ordinary Share Equivalents prior to the expiration thereof and (2) such Additional Ordinary Shares, if any, were issued or sold for (x) the consideration actually received by the Company upon such exercise, conversion or exchange, plus (y) where the Ordinary Share Equivalents consist of options, warrants or rights to purchase Ordinary Shares, the consideration, if any, actually received by the Company for the grant of such Ordinary Share Equivalents, whether or not exercised, plus (z) where the Ordinary Share Equivalents consist of shares or securities convertible or exchangeable for Ordinary Shares, the consideration received for the issue or sale of Ordinary Share Equivalent actually converted; and

     (C) For any Ordinary Share Equivalent with respect to which a Conversion Price has been adjusted under this Section 4.5(e)(iii)(C), no further adjustment of such Conversion Price shall be made solely as a result of the actual issuance of Ordinary Shares upon the actual exercise or conversion of such Ordinary Share Equivalent.
     (f) Other Dilutive Events. In case any event shall occur as to which the other provisions of this Article 4 are not strictly applicable, but the failure to make any adjustment to any Series A-1 Conversion Price would not fairly protect the conversion rights of the Series A-1 Senior Preferred Shares in accordance with the essential intent and principles hereof, then, in each such case, the Company, in good faith, shall determine the appropriate adjustment to be made, on a basis consistent with the essential intent and principles established in this Article 4, necessary to preserve, without dilution, the conversion rights of Series A-1 Senior Preferred Shares. If the holders of a majority of the then outstanding Series A-1 Senior Preferred Shares shall reasonably and in good faith disagree with such determination by the Company, then the Company shall appoint an internationally recognized investment banking firm, which shall give their opinion as to the appropriate adjustment, if any, on the basis described above. Upon receipt of such opinion, the Company will promptly mail a copy thereof to the holders of the Series A-1 Senior Preferred Shares and shall make the adjustments described therein.
     (g) Certificate of Adjustment. In the case of any adjustment or readjustment of a Series A-1 Conversion Price, the Company, at its sole expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series A-1 Senior Preferred Shares at such holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Ordinary Shares issued or sold or deemed to have been issued or sold, (ii) the number of Additional Ordinary Shares issued or sold or deemed to be issued or sold, (iii) the Series A-1 Conversion Price in effect before and after such adjustment or readjustment, and (iv) the number of Ordinary Shares and the type and amount, if any, of other property which would be received upon conversion of Series A-1 Senior Preferred Shares after such adjustment or readjustment.
     (h) Notice of Record Date. In the event the Company shall propose to take any action of the type or types requiring an adjustment to a Series A-1 Conversion Price or the number or character of the Series A-1 Senior Preferred Shares as set forth herein, the Company shall give notice to the holders of Series A-1 Senior Preferred Shares, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Series A-1 Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon the occurrence of such action or deliverable upon the conversion of Series A-1 Senior Preferred Shares. In the case of any action which would require the fixing of a record date, such notice shall be given at least twenty (20) days prior to the date so fixed, and in the case of all other actions, such notice shall be given at least thirty (30) days prior to the taking of such proposed action.

     (i) Reservation of Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares, solely for the purpose of effecting the conversion of the Series A-1 Senior Preferred Shares, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Series A-1 Senior Preferred Shares. If at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Series A-1 Senior Preferred Shares, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purpose.
     (j) Notices. All notices and other communications given or made pursuant to this Article 4 shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) three (3) days after having been delivered by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after delivery by an internationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.
     (k) Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of Ordinary Shares upon conversion of Series A-1 Senior Preferred Shares, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of Ordinary Shares in a name other than that in which the Series A-1 Senior Preferred Share so converted were registered.
ARTICLE 5
SERIES A CONVERSION
     The holders of the Series A Preferred Shares shall have the following rights described below with respect to the conversion of the Series A Preferred Shares into Ordinary Shares. Subject to the provisions of Section 5.2, the number of Ordinary Shares to which a holder shall be entitled upon conversion of any Series A Preferred Share shall be the quotient of the Series A Share Price divided by the then-effective Series A Conversion Price (as defined below). For the avoidance of doubt, subject to the provisions of Section 5.2, the initial conversion ratio for Series A Preferred Shares to Ordinary Shares shall be 1:1, and subject to adjustments of the Series A Conversion Price, as set forth below:
     5.1 Optional Conversion.
     (a) Subject to and in compliance with the provisions of this Section 5.1(a) and subject to compliance with the requirements of the Law, any Series A Preferred Share may, at the option of the holder thereof, be converted at any time into fully-paid and non-assessable Ordinary Shares based on the then-effective Series A Conversion Price.
     (b) The holder of any Series A Preferred Shares who desires to convert such shares into Ordinary Shares shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series A Preferred Shares, and shall give written notice to the Company at such office that such holder has elected to convert such shares. Such notice shall state the number of Series A Preferred Shares being converted. Thereupon, the Company shall promptly issue and deliver to such holder at such office a certificate or certificates for the number of Ordinary Shares to which the holder is entitled. No fractional Ordinary Shares shall be issued upon conversion of the Series A Preferred Shares, and the number of Ordinary Shares to be so issued to a holder of Series A Preferred Shares upon the conversion of such Series A Preferred Shares (after aggregating all fractional Ordinary Shares that would be issued to such holder) shall be rounded to the nearest whole share (with one-half being rounded upward). Such conversion shall be deemed to have been made at the close of business on the date of the surrender of the certificates representing the Series A Preferred Shares to be converted, and the person entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder of such Ordinary Shares on such date.
     5.2 Automatic Conversion.
     (a) Without any action being required by the holder of such share and whether or not the certificates representing such share are surrendered to the Company or its transfer agent, the Series A Preferred Shares shall automatically be converted into Ordinary Shares upon (i) the prior written consent of the holders of more than sixty-seven percent (67%), of the then-outstanding Series A Preferred Shares or (ii) the closing of a Qualified IPO, based on the then-effective Series A Conversion Price.
     (b) The Company shall not be obligated to issue certificates for any Ordinary Shares issuable upon the automatic conversion of any Series A Preferred Shares unless the certificate or certificates evidencing such Series A Preferred Shares is either delivered as provided below to the Company or any transfer agent for the Series A Preferred Shares, or the holder thereof notifies the Company or its transfer agent that such certificate has been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificate. The Company shall, as soon as practicable after receipt of certificates for Series A Preferred Shares, or satisfactory agreement for indemnification in the case of a lost certificate, promptly issue and deliver at its office to the holder thereof a certificate or certificates for the number of Ordinary Shares to which the holder is entitled. No fractional Ordinary Shares shall be issued upon conversion of the Series A Preferred Shares, and the number of Ordinary Shares to be so issued to a holder of converting Series A Preferred Shares (after aggregating all fractional Ordinary Shares that would be issued to such holder) shall be rounded to the nearest whole share (with one-half being rounded upward). Any person entitled to receive Ordinary Shares issuable upon the automatic conversion of the Series A Preferred Shares shall be treated for all purposes as the record holder of such Ordinary Shares on the date of such conversion.
     5.3 Mechanics of Conversion. The conversion hereunder of any Series A Preferred Share (the “Series A Conversion Share”) shall be effected in the following manner:
     (a) The Company shall redeem the Series A Conversion Share for aggregate consideration (the “Series A Redemption Amount”) equal to (a) the aggregate par value of any shares of the Company to be issued upon such conversion and (b) the aggregate value, as determined by the Board (including a Series A Director), of any other assets which are to be distributed upon such conversion.
     (b) Concurrent with the redemption of the Series A Conversion Share, the Company shall apply the Series A Redemption Amount for the benefit of the holder of the Series A Conversion Share to pay for any shares of the Company issuable, and any other assets distributable, to such holder in connection with such conversion.
     (c) Upon application of the Series A Redemption Amount, the Company shall issue to the holder of the Series A Conversion Share all shares issuable, and distribute to such holder all other assets distributable, upon such conversion.
     5.4 Initial Series A Conversion Price. The “Series A Conversion Price” shall initially equal the Series A Share Price, and shall be adjusted from time to time as provided below in Section 5.5.
     5.5 Adjustments to Series A Conversion Price.
     (a) Adjustment for Share Splits and Combinations. If the Company shall at any time, or from time to time, effect a subdivision of the outstanding Ordinary Shares, the Series A Conversion Price in effect immediately prior to such subdivision shall be proportionately decreased. Conversely, if the Company shall at any time, or from time to time, combine the outstanding Ordinary Shares into a smaller number of shares, the Series A Conversion Price in effect immediately prior to the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.
     (b) Adjustment for Ordinary Share Dividends and Distributions. If the Company makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution to the holders of Ordinary Shares payable in Additional Ordinary Shares, the Series A Conversion Price then in effect shall be decreased as of the time of such issuance (or in the event such record date is fixed, as of the close of business on such record date) by multiplying such Series A Conversion Price then in effect by a fraction (i) the numerator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Ordinary Shares issuable in payment of such dividend or distribution.
     (c) Adjustments for Other Dividends. If the Company at any time, or from time to time, makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution payable in securities of the Company other than Ordinary Shares or Ordinary Share Equivalents, then, and in each such event, provision shall be made so that, upon conversion of any Series A Preferred Share thereafter, the holder thereof shall receive, in addition to the number of Ordinary Shares issuable thereon, the amount of securities of the Company which the holder of such share would have received had the Series A Preferred Shares been converted into Ordinary Shares immediately prior to such event, all subject to further adjustment as provided herein.
     (d) Reorganizations, Mergers, Consolidations, Reclassifications, Exchanges, Substitutions. If at any time, or from time to time, any capital reorganization or reclassification of the Ordinary Shares (other than as a result of a share dividend, subdivision, split or combination otherwise treated above) occurs or the Company is consolidated, merged or amalgamated with or into another Person (other than a consolidation, merger or amalgamation treated as a Liquidation Event), then in any such event, provision shall be made so that, upon conversion of any Series A Preferred Share thereafter, the holder thereof shall receive the kind and amount of shares and other securities and property which the holder of such share would have received had the Series A Preferred Shares been converted into Ordinary Shares on the date of such event, all subject to further adjustment as provided herein, or with respect to such other securities or property, in accordance with any terms applicable thereto.
     (e) Sale of Shares below the Series A Conversion Price.
     (i) Full Ratchet Adjustment. In the event the Company shall issue or sell Additional Ordinary Shares (other than Additional Ordinary Shares issued or deemed to be issued pursuant to this Section 5.5(a) and Section 5.5(b)), after the date of the Shareholders Agreement, without consideration or for a consideration per share less than the Series A Conversion Price in effect on the date of and immediately prior to such issue (such issuance price being referred to herein as the “Series A Dilution Price”), then and in each such event the Series A Conversion Price shall automatically be adjusted, as at the opening of business on the date of such issuance or sale, to a price equal to the Series A Dilution Price, unless such adjustment of the Series A Conversion Price is waived by the holders of more than sixty-seven percent (67%) of the then outstanding Series A Preferred Shares.
     (ii) Determination of Consideration. For the purpose of making any adjustment to any Series A Conversion Price or the number of Ordinary Shares issuable upon conversion of the Series A Preferred Shares, as provided above:
     (A) To the extent it consists of cash, the consideration received by the Company for any issue or sale of securities shall be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensations, discounts or concessions paid or allowed by the Company in connection with such issue or sale;
     (B) To the extent it consists of property other than cash, consideration other than cash received by the Company for any issue or sale of securities shall be computed at the fair market value thereof (as determined in good faith by a majority of the Board, including the Series A Director), as of the date of the adoption of the resolution specifically authorizing such issue or sale, irrespective of any accounting treatment of such property; and

     (C) If Additional Ordinary Shares or Ordinary Share Equivalents exercisable, convertible or exchangeable for Additional Ordinary Shares are issued or sold together with other stock or securities or other assets of the Company for consideration which covers both, the consideration received for the Additional Ordinary Shares or such Ordinary Share Equivalents shall be computed as that portion of the consideration received (as determined in good faith by a majority of the Board, including the Series A Director) to be allocable to such Additional Ordinary Shares or Ordinary Share Equivalents.
     (iii) Adjustments for Ordinary Share Equivalents. For the purpose of making any adjustment in any applicable Series A Conversion Price provided in this subsection (e), if at any time, or from time to time, the Company issues any Ordinary Share Equivalents exercisable, convertible or exchangeable for Additional Ordinary Shares and the effective conversion price of such Ordinary Share Equivalents is less than a Series A Conversion Price in effect immediately prior to such issuance, then, in each such case, at the time of such issuance the Company shall be deemed to have issued the maximum number of Additional Ordinary Shares issuable upon the exercise, conversion or exchange of such Ordinary Share Equivalents and to have received in consideration for each Additional Ordinary Share deemed issued an amount equal to the Effective Series A Conversion Price. The “Effective Series A Conversion Price” means, with respect to any Ordinary Share Equivalents at a given time, an amount equal to the quotient of (i) the sum of any consideration, if any, received by the Company with respect to the issuance of such Ordinary Share Equivalents and the lowest aggregate consideration receivable by the Company, if any, upon the exercise, exchange or conversion of the Ordinary Share Equivalents over (ii) the number of Ordinary Shares issuable upon the exercise, conversion or exchange of the Ordinary Share Equivalents.
     (A) In the event of any increase in the number of Ordinary Shares deliverable or any reduction in consideration payable upon exercise, conversion or exchange of any Ordinary Share Equivalents where the resulting Effective Series A Conversion Price is less than a Series A Conversion Price at such date, including, but not limited to, a change resulting from the antidilution provisions thereof, such Series A Conversion Price shall be recomputed to reflect such change as if, at the time of issue for such Ordinary Share Equivalent, such Effective Series A Conversion Price applied;
     (B) If any right to exercise, convert or exchange any Ordinary Share Equivalents shall expire without having been fully exercised, the Series A Conversion Price as adjusted upon the issuance of such Ordinary Share Equivalents shall be readjusted to the Series A Conversion Price which would have been in effect had such adjustment been made on the basis that (1) the only Additional Ordinary Shares to be issued on such Ordinary Share Equivalents were such Additional Ordinary Shares, if any, as were actually issued or sold in the exercise, conversion or exchange of any part of such Ordinary Share Equivalents prior to the expiration thereof and (2) such Additional Ordinary Shares, if any, were issued or sold for (x) the consideration actually received by the Company upon such exercise, conversion or exchange, plus (y) where the Ordinary Share

Equivalents consist of options, warrants or rights to purchase Ordinary Shares, the consideration, if any, actually received by the Company for the grant of such Ordinary Share Equivalents, whether or not exercised, plus (z) where the Ordinary Share Equivalents consist of shares or securities convertible or exchangeable for Ordinary Shares, the consideration received for the issue or sale of Ordinary Share Equivalent actually converted; and
     (C) For any Ordinary Share Equivalent with respect to which a Series A Conversion Price has been adjusted under this Section 5.5(e)(iii)(C), no further adjustment of such Series A Conversion Price shall be made solely as a result of the actual issuance of Ordinary Shares upon the actual exercise or conversion of such Ordinary Share Equivalent.
     (f) Other Dilutive Events. In case any event shall occur as to which the other provisions of this Article 5 are not strictly applicable, but the failure to make any adjustment to any Series A Conversion Price would not fairly protect the conversion rights of the Series A Preferred Shares in accordance with the essential intent and principles hereof, then, in each such case, the Company, in good faith, shall determine the appropriate adjustment to be made, on a basis consistent with the essential intent and principles established in this Article 5, necessary to preserve, without dilution, the conversion rights of Series A Preferred Shares. If the holders of more than sixty-seven percent (67%) of the then outstanding Series A Preferred Shares shall reasonably and in good faith disagree with such determination by the Company, then the Company shall appoint an internationally recognized investment banking firm, which shall give their opinion as to the appropriate adjustment, if any, on the basis described above. Upon receipt of such opinion, the Company will promptly mail a copy thereof to the holders of such Series A Preferred Shares and shall make the adjustments described therein.
     (g) Certificate of Adjustment. In the case of any adjustment or readjustment of a Series A Conversion Price, the Company, at its sole expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series A Preferred Shares at such holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Ordinary Shares issued or sold or deemed to have been issued or sold, (ii) the number of Additional Ordinary Shares issued or sold or deemed to be issued or sold, (iii) the Series A Conversion Price in effect before and after such adjustment or readjustment, and (iv) the number of Ordinary Shares and the type and amount, if any, of other property which would be received upon conversion of Series A Preferred Shares after such adjustment or readjustment.
     (h) Notice of Record Date. In the event the Company shall propose to take any action of the type or types requiring an adjustment to a Series A Conversion Price or the number or character of the Series A Preferred Shares as set forth herein, the Company shall give notice to the holders of Series A Preferred Shares, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Series A Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon the occurrence of such action or deliverable upon the conversion of Series A Preferred Shares. In the case of any action which would require the fixing of a record date, such notice shall be given at least twenty (20) days prior to the date so fixed, and in the case of all other actions, such notice shall be given at least thirty (30) days prior to the taking of such proposed action.
     (i) Reservation of Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares, solely for the purpose of effecting the conversion of the Series A Preferred Shares, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Shares. If at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Series A Preferred Shares, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purpose.
     (j) Notices. All notices and other communications given or made pursuant to this Article 5 shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) three (3) days after having been delivered by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after delivery by an internationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.
     (k) Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of Ordinary Shares upon conversion of Series A Preferred Shares, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of Ordinary Shares in a name other than that in which the Series A Preferred Share so converted were registered.
ARTICLE 6
ACTS OF THE COMPANY
     6.1 In addition to, and subject always to complying with any other requirements set out in the Articles, the Shareholders Agreement and/or the laws of the Cayman Islands and/or other laws at competent jurisdiction, the following acts of the Company shall require the prior written approval of at least a majority of the holders of the Series A-1 Senior Preferred Shares:
     (a) Any action that authorizes, creates or issues any class of the Company securities having preferences superior to or on parity with the Series A-1 Senior Preferred Shares or any other securities of the Company (other than with respect to any Series A-1 Option Shares);

     (b) Any action that reclassifies any outstanding shares into shares having preferences or priority as to dividends or assets senior to or on parity with the preference of the Series A-1 Senior Preferred Shares;
     (c) Consolidation or merger with or into any other business entity, or the disposition of assets in excess of US$2,000,000 (individually or in the aggregate), or the sale or the license out of all or substantially all of the Company’s intellectual property rights;
     (d) Any amendment to the Articles;
     (e) Any amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Series A-1 Senior Preferred Shares;
     (f) Any action that repurchases, redeems or retires any of the Company’s voting securities;
     (g) Approving the Company’s initial public offering, including, selection of the listing exchange, any financial advisors, underwriters, or approval of the valuation and terms and conditions for a the Company’s initial public offering;
     (h) Approving any form of merger or consolidation;
     (i) Any Liquidation Event; and
     (j) Issuance of debt over US$2,000,000 in a single transaction or series of related transactions.
     6.2 In addition to, and subject always to complying with any other requirements set out in the Articles and/or the laws of the Cayman Islands and/or other laws at competent jurisdiction, the following acts of the Company shall require the prior written approval of the holders of more than sixty-seven percent (67%) of the Series A Preferred Shares:
     (a) Any action that authorizes, creates or issues any class of the Company securities having preferences superior to or on parity with the Series A Preferred Shares or any other securities of the Company (other than with respect to any Series A-1 Option Shares);
     (b) Any action that reclassifies any outstanding shares into shares having preferences or priority as to dividends or assets senior to or on parity with the preference of the Series A Preferred Shares;
     (c) Consolidation or merger with or into any other business entity, or the disposition of assets in excess of US$2,000,000 (individually or in the aggregate), or the sale or the license out of all or substantially all of the Company’s intellectual property rights;
     (d) Any amendment to the Articles (other than amendments necessary to undergo the Company’s initial public offering approved under Section 6.1(g) above);
     (e) Any amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Series A Preferred Shares;
     (f) Any action that repurchases, redeems or retires any of the Company’s voting securities;
     (g) Approving the Company’s initial public offering, including, selection of the listing exchange, any financial advisors, underwriters, or approval of the valuation and terms and conditions for a the Company’s initial public offering;
     (h) The liquidation or dissolution of the Company;
     (i) Any Liquidation Event; and
     (j) Issuance of debt over US$2,000,000 in a single transaction or series of related transactions.
     6.3 Notwithstanding anything to the contrary, the following acts of any members of Company Group shall require the prior written approval of all Directors of the Board of the Company, which shall include the affirmative vote of each of a Series A Director and a Series A-1 Director (for the purpose of this Section 6.3, the term Company below shall also include the members of the Company Group):
     (a) Making any loans by the Company to any Director, officer or employee outside the ordinary course of business consistent with past practices;
     (b) Declaration of dividends or other distributions and any changes in the dividend policy of the Company;
     (c) Adoption and implementation of the annual operating budget or strategic plans, which, once approved, shall not deviate from such operating budget or strategic plans;
     (d) Approval, adoption, amendment or administration of the ESOP;
     (e) Initiation and settlement of any material litigation where the amount claimed or in dispute exceeds US$500,000;
     (f) Any issuance of equity or debt securities of the Company (in a single transaction or a series of related transactions) (other than with respect to the Series A-1 First Option Shares or Series A-1 Second Option Shares);
     (g) Sale, mortgage, pledge, lease, transfer or otherwise disposition of any of the assets of the Company which are (i) outside the ordinary course of business, or (ii) in excess of US$500,000 in the aggregate over any twelve (12) months;
     (h) Approval or amendment of any quarterly and annual budget, business plan and operating plan (including any capital expenditure budget, operating budget and financing plan) of the Company;

     (i) Engaging in any business materially different from that described in the then current business plan, change of the name of the Company or ceasing any business undertaking of the Company;
     (j) Incurrence of any indebtedness or assumption of any financial obligation, or assumption, guarantee or creation of any liability for borrowed money in excess of US$500,000 in the aggregate at any time outstanding unless such liability is incurred pursuant to the then current business plan;
     (k) Any expenditure or other purchase of tangible or intangible assets in excess of US$1,000,000 in the aggregate over any twelve (12) months unless such expenditure or purchase is made pursuant to the then current business plan;
     (l) Entering into any material agreement or contract with any party or group of related parties under which the Company’s aggregate commitments, pledge or obligations to such party or group of related parties;
     (m) Any material change in the accounting methods or policies or appointment or change of the auditors of the Company;
     (n) Disposition of or dilution of the Company’s interest, directly or indirectly, in any of its subsidiaries;
     (o) Appointment, removal, and determination of the remuneration of the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Vice President or General Manager of the Company and any material subsidiaries of the Company; and
     (p) All accounts holding cash of the Company shall be established such that any expenditure exceeding RMB1,000,000, not relating to the core business or not included in the annual business plan of the Company, shall require the signature of each of a Series A Director and Series A-1 Director. Such threshold may be adjusted with the consent of each of the Series A Director and Series A-1 Director, with written notice to the Company and such other documents as may be required by the applicable financial institutions.
ARTICLE 7
REDEMPTION RIGHTS
     7.1 Redemption of Series A-1 Senior Preferred Shares.
     (a) Right to Redemption. If the Company fails to complete a Qualified IPO or a Trade Sale at any time prior to the five (5) year anniversary of the Initial Series A-1 Closing Date, any holder of Series A-1 Senior Preferred Share(s) may, at any time on or after the fifth anniversary of the Initial Series A-1 Closing Date, require that the Company redeem all or a portion of the Series A-1 Senior Preferred Shares then held by such holder, in accordance with the following terms. In the event that that a holder of the then outstanding Series A-1 Senior Preferred Shares is entitled to require the Company to redeem all or a portion of its outstanding Series A-1 Senior Preferred Shares, and such holder (the “Requesting Senior Holder”) decides to require the

Company to redeem all or a portion of its outstanding Series A-1 Senior Preferred Shares, the Requesting Senior Holder shall give a notice (the “Senior Redemption Notice”) to the Company of its intention. The Company shall promptly, and in any event within ten (10) business days from the receipt of the Senior Redemption Notice, forward a copy of the Senior Redemption Notice to each holder of record of Series A-1 Senior Preferred Shares, at the address last shown on the records of the Company for such holder(s). The Senior Redemption Notice shall state (i) the number of the Series A-1 Senior Preferred Shares requested to be redeemed and (ii) the date on which the requested redemption shall be made by the Company (the “Senior Redemption Date”), which shall be a date not less than thirty (30) business days from the date of the Senior Redemption Notice. Within fifteen (15) business days after the receipt of the Senior Redemption Notice by the other holders of the Series A-1 Senior Preferred Shares, each of the other holders of the Series A-1 Senior Preferred Shares may exercise its right to require the Company to redeem all or a portion of its Series A-1 Senior Preferred Shares on the Senior Redemption Date by notifying the Company and each other holder of Series A-1 Senior Preferred Shares (including the Senior Requesting Holder) in writing of its intention, setting forth the number of the Series A-1 Senior Preferred Shares it requests to be redeemed on the Senior Redemption Date, but any failure or refusal by another holder to exercise its right within such fifteen (15) business day period shall not be deemed a waiver by such holder nor prejudice any right of such holder to require the Company to redeem all or a portion of its Series A-1 Senior Preferred Shares at a later date. Any payment of the Senior Redemption Price (as defined below) shall be made by the Company to all holders whose Series A-1 Senior Preferred Shares are to be redeemed on the same Senior Redemption Date (collectively, the “Senior Redeeming Holders” and each, a “Senior Redeeming Holder”) pro rata based on the Total Senior Redemption Amount due to each Senior Redeeming Holder in proportion to the aggregate Total Senior Redemption Amount payable by the Company.
     (b) Senior Redemption Price. The redemption price for each Series A-1 Senior Preferred Share redeemed pursuant to this Section 7.1 shall be the sum of (x) an amount equal to one hundred percent (100%) of the Series A-1 Senior Share Price (as adjusted for any share splits, share dividends, combinations, recapitalizations or similar transactions) (the “Senior Redemption Price”), (y) an amount equal to all dividends accrued and unpaid with respect to such Series A-1 Senior Preferred Shares accrued up to and including the date that the Senior Redeeming Holder receives full payment of the Senior Redemption Price (the “Senior Full Payment Date”) and (z) interest accrued on the Senior Redemption Price at the rate of fifteen percent (15%) per annum compounded annually from the Applicable Closing Date with respect to such shares up to and including the Senior Full Payment Date (the aggregate sum of (x), (y) and (z) being the “Total Senior Redemption Amount”).
     (c) Closing. The closing (the “Senior Redemption Closing”) of the redemption of any Series A-1 Senior Preferred Shares pursuant to this Section 7.1 will take place within sixty (60) days of the date of the Senior Redemption Notice at the offices of the Company, or such later date or other place as the Senior Redeeming Holders and the Company may mutually agree upon in writing. At the Senior Redemption Closing, subject to applicable law, the Company will, from any source of assets or funds legally available therefor, redeem each Series A-1 Senior Preferred Share with respect to which the Company has received a Senior Redemption Notice by paying in cash therefor the Total Senior Redemption Amount against surrender by the Senior Redeeming Holder at the Company’s principal office of the certificate representing such share.

From and after the Senior Redemption Closing all rights of the Senior Redeeming Holder of the relevant Series A-1 Senior Preferred Share will cease subject to the Senior Redeeming Holder having received the full amount of the Total Senior Redemption Amount from the Company, and such Series A-1 Senior Preferred Share will not thereafter be transferred on the books of the Company or be deemed outstanding for any purpose whatsoever.
     7.2 Redemption of Series A Preferred Shares.
     (a) Right to Redemption. If the Company fails to complete a Qualified IPO or a Trade Sale at any time prior to the five (5) year anniversary of the Initial Series A-1 Closing Date, any holder of Series A Preferred Shares may, at any time on or after the fifth anniversary of the Initial Series A-1 Closing Date, require that the Company redeem all or a portion of the Series A Preferred Shares then held by such holder, in accordance with the terms of this Section 7.2. Notwithstanding the foregoing, at no time shall the Company redeem all or a portion of the Series A Preferred Shares without the prior written consent of one hundred percent (100%) of the holders of the Series A-1 Senior Preferred Shares then outstanding. In the event that that a holder of the then outstanding Series A Preferred Shares is entitled to require the Company to redeem all or a portion of its outstanding Series A Preferred Shares, and such holder (the “Requesting Series A Holder”) decides to require the Company to redeem all or a portion of its outstanding Series A Preferred Shares, the Requesting Series A Holder shall give a notice (the “Series A Redemption Notice”) to the Company of its intention. The Company shall promptly, and in any event within ten (10) business days from the receipt of the Series A Redemption Notice, forward a copy of the Series A Redemption Notice to each holder of record of a Series A Preferred Shares, at the address last shown on the records of the Company for such holder(s). The Series A Redemption Notice shall state (i) the number of the Series A Preferred Shares requested to be redeemed and (ii) the date on which the requested redemption shall be made by the Company (the “Series A Redemption Date”) which shall be a date not less than thirty (30) business days from the date of the Series A Redemption Notice. Within fifteen (15) business days after the receipt of the Series A Redemption Notice by the other holders of the Series A Preferred Shares, each of the other holders of the Series A Preferred Shares may exercise its right to require the Company to redeem all or a portion of its Series A Preferred Shares on the Series A Redemption Date by notifying the Company and each other holder of Series A Preferred Shares (including the Requesting Series A Holder) in writing of its intention, setting forth the number of the Series A Preferred Shares it requests to be redeemed on the Series A Redemption Date, but any failure or refusal by another holder to exercise its right within such fifteen (15) business day period shall not be deemed a waiver by such holder nor prejudice any right of such holder to require the Company to redeem all or a portion of its Series A Preferred Shares at a later date. Any payment of the Series A Redemption Price (as defined below) shall be made by the Company to all holders whose Series A Preferred Shares are to be redeemed on the same Redemption Date (collectively, the “Redeeming Series A Holders” and each, a “Redeeming Series A Holder”) pro rata based on the Series A Total Redemption Amount due to each Redeeming Series A Holder in proportion to the aggregate Series A Total Redemption Amount payable by the Company.
     (b) Series A Redemption Price. The redemption price for each Series A Preferred Share redeemed pursuant to this Section 7.2 shall be the sum of (x) an amount equal to one hundred percent (100%) of the Series A Share Price (as adjusted for any share splits, share dividends, combinations, recapitalizations or similar transactions) (the “Series A Redemption Price”), (y) an amount equal to all dividends accrued and unpaid with respect to such Series A Preferred Share accrued up to and including the date that the Redeeming Series A Holder receives full payment of the Series A Redemption Price (the “Series A Full Payment Date”) and (z) interest accrued on the Series A Redemption Price at (1) the initial rate of twenty-five percent (25%) per annum compounded annually from the date of issuance of the relevant Series A Preferred Share up to the Initial Series A-1 Closing Date and (2) thereafter at fifteen percent (15%) per annum compounded annually from the Initial Series A-1 Closing Date up to and including the Series A Full Payment Date (the aggregate sum of (x), (y) and (z) being the “Series A Total Redemption Amount”).
     (c) Series A Redemption Closing. The closing (the “Series A Redemption Closing”) of the redemption of any Series A Preferred Shares pursuant to this Section 7.2 will take place within sixty (60) days of the date of the Series A Redemption Notice at the offices of the Company, or such later date or other place as the Redeeming Series A Holders and the Company may mutually agree in writing. At the Series A Redemption Closing, subject to applicable law, the Company will, from any source of assets or funds legally available therefor, redeem each Series A Preferred Share with respect to which the Company has received a Series A Redemption Notice by paying in cash therefor the Series A Total Redemption Amount against surrender by the Redeeming Series A Holders at the Company’s principal office of the certificates representing such shares. From and after the Series A Redemption Closing all rights of the Redeeming Series A Holder of the relevant Series A Preferred Share will cease subject to the Redeeming Series A Holder having received the full amount of the Series A Total Redemption Amount from the Company, and such Series A Preferred Share will not thereafter be transferred on the books of the Company or be deemed outstanding for any purpose whatsoever.
     7.3 Insufficient Funds. If the Company’s assets or funds which are legally available on the date that any redemption payment under this Section 7.1 or 7.2 is due are insufficient to pay in full all redemption payments to be paid at either the Senior Redemption Closing or the Series A Redemption Closing, as applicable, or if the Company is otherwise prohibited by applicable law from making such redemption, those assets or funds which are legally available shall be used to the extent permitted by applicable law to pay all redemption payments due on such date ratably in proportion to the full amounts to which the holders to which such redemption payments are due would otherwise be respectively entitled thereon. Thereafter, all assets or funds of the Company that become legally available for the redemption of shares shall immediately be used to pay the redemption payment which the Company did not pay on the date that such redemption payments were due. Without limiting any rights of the holders of Series A-1 Senior Preferred Shares or the Series A Preferred Shares, as applicable, which are set forth in the Shareholders Agreement or the Articles, or are otherwise available under law, the balance of any shares subject to redemption hereunder with respect to which the Company has become obligated to pay the redemption payment but which it has not paid in full shall continue to have all the powers, designations, preferences and relative participating, optional, and other special rights (including, without limitation, rights to accrue dividends) which such shares had prior to such date, until the redemption payment has been paid in full with respect to such shares.

     7.4 Priority of Series A-1 Senior Preferred Shares. The rights of the holders of Series A Preferred Shares under this Article 7 are subordinate to the rights of the holders of Series A-1 Senior Preferred Shares hereunder and, in furtherance of the foregoing, (i) in the event any Senior Redemption Notice is outstanding, no amounts shall be paid in respect of any Series A Preferred Shares to be redeemed pursuant to Section 7.2 above prior to the full payment of the applicable Total Senior Redemption Amount and (ii) notwithstanding any consent granted by the holders of the Series A-1 Senior Preferred Shares pursuant to Section 7.2(a) above, at any time prior to the Series A Redemption Closing, any holder of Series A-1 Senior Preferred Shares may revoke its consent granted pursuant to Section 7.2(a) above in its sole discretion by providing written notice to the Company, the holder of Series A-1 Senior Preferred Shares and the holders of Series A Preferred Shares prior to the consummation of the redemption contemplated by Section 7.2.
ARTICLE 8
RESTRICTION ON TRANSFER
     8.1 No Restricted Shareholder (as defined below) shall directly or indirectly transfer, mortgage, pledge or otherwise dispose of or encumber or grant a security interest, lien, charge, privilege or similar right in or on any of the Shares except and in accordance with the provisions herein contained and in accordance with the Shareholders Agreement
     8.2 Prohibition on Transfer of Shares.
     (a) General.
     Except as provided in Sections 8.3 through 8.5 of this Schedule A, any holder (whether directly or indirectly) of Series A Preferred Shares and Ordinary Shares of the Company other than the holders of Ordinary Shares converted from Series A-1 Senior Preferred Shares or otherwise held by Silver Lake or its Affiliates (each a “Restricted Shareholder”), regardless of any such holder’s employment status with the Company, may not transfer any direct or indirect interest in any Equity Securities of the Company now or hereafter owned or held by such Person prior to a Qualified IPO except for transfers in compliance with this Article 8, unless otherwise approved in writing by the majority of the Board, including the approval of each of the Series A-1 Director and Series A Director. For the purposes hereof, redemption or repurchase of shares by the Company shall not be prohibited under this Section 8.2.
     (b) Prohibited Transfers Void.
     Any transfer of Equity Securities by a Restricted Shareholder not made in compliance with this Agreement shall be null and void as against the Company and the Holders, shall not be recorded on the books of the Company and shall not be recognized by the Company.
     8.3 Rights of First Refusal.
     (a) Transfer Notice.
     Prior to the closing of a Qualified IPO, if a Restricted Shareholder proposes to transfer the Equity Securities he or it directly or indirectly holds in the Company to one or more third parties pursuant to an understanding with such third parties (a “Transfer”, and such holder a “Transferor”), then the Transferor shall, subject to the applicable statutory provisions and the Articles, give the Company written notice of the Transferor’s intention to make the Transfer (the “Transfer Notice”), which shall include (i) a description of the Equity Securities to be transferred (the “Offered Shares”), (ii) subject to any applicable non-disclosure agreement with such third party, the identity of the prospective transferee, and (iii) the consideration and the terms and conditions upon which the proposed Transfer is to be made. The Transfer Notice shall certify that the Transferor has received a firm offer from the prospective transferee and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice.
     (b) Company’s Option.
     (i) The Company shall have an option for a period of fifteen (15) days following the receipt of the Transfer Notice to elect to purchase all of the Offered Shares (not in part) at the same price and subject to the same material terms and conditions as described in the Transfer Notice, subject further to complying with all the applicable statutory provisions (including, without limitation, the Companies Law of the Cayman Islands) and the Articles.
     (ii) The Company may exercise such purchase option and, thereby, purchase all of the Offered Shares, by notifying the Transferor in writing, before expiration of the fifteen (15) day period that it wishes to purchase all of the Offered Shares.
     (iii) If the Company gives the Transferor notice that it desires to purchase Offered Shares, then payment for the Offered Shares to be purchased shall be by check or wire transfer in immediately available funds of the appropriate currency, against delivery of such Offered Shares to be purchased at a place agreed by the Transferor and the Company and at the time of the scheduled closing therefor, which shall be no later than forty-five (45) days after the Company’s receipt of the Transfer Notice, unless such notice contemplated a later closing with the prospective third party transferee or unless the value of the purchase price has not yet been established pursuant to Section 8.3(d) or if later, the day on which all the mandatory statutory procedures shall have been completed.
     (iv) Regardless of any other provision herein, if the Company, declines in writing, or fails to exercise its purchase option pursuant to this Section 8.3 with respect to all (and not less than all) Offered Shares, then the Transferor shall be under no obligation to transfer the Offered Shares to the Company pursuant to this Section 8.3 and shall then be required to provide a Transfer Notice regarding the Offered Shares to the Holders (the “Holder Transfer Notice”) pursuant to Section 8.3(c).
     (v) The Transferor shall have the right to terminate or withdraw any Transfer Notice and any intent to transfer Offered Shares at any time, whether or not the Company has elected to purchase under this Section 8.3 any Offered Shares offered thereby.

     (c) Holders’ Option.
     (i) If the Company at any time elects not to purchase all of the Offered Shares pursuant to its right of first refusal in Section 8.3(b) hereof, then each Holder shall have an option for a period of fifteen (15) days following such Holder’s receipt of the Holder Transfer Notice to elect to purchase its respective pro rata share of the Offered Shares at the same price and subject to the same material terms and conditions as described in the Holder Transfer Notice.
     (ii) Each such Holder may exercise such purchase option and, thereby, purchase all or any portion of its pro rata share (with any re-allotment as provided below) of the Offered Shares, by notifying the Transferor and the Company in writing, before expiration of the fifteen (15) day period as to the number of such shares that it wishes to purchase (including any re-allotment).
     (iii) Each such Holder’s pro rata share of the Offered Shares shall be a fraction, the numerator of which shall be the number of Equity Securities (assuming the exercise, conversion and exchange of any Ordinary Share Equivalents) owned by such Holder on the date of the Holder Transfer Notice and the denominator of which shall be the total number of Equity Securities (assuming the exercise, conversion and exchange of any Ordinary Share Equivalents) held by all Holders on such date, multiplied by the Offered Shares.
     (iv) If any Holder fails to exercise such purchase option pursuant to this Section 8.3, the Transferor shall give notice of such failure (the “Re-allotment Notice”) to each other Holder that elected to purchase its entire pro rata share of the Offered Shares (the “Purchasing Holders”). Such Re-allotment Notice may be made by telephone if confirmed in writing within two (2) days. The Purchasing Holders shall have a right of re-allotment such that they shall have ten (10) days from the date such Re-allotment Notice was given to elect to increase the number of Offered Shares they agreed to purchase under Section 8.3(c)(iii) to include their respective pro rata share of the Offered Shares contained in any Re-allotment Notice.
     (v) Subject to applicable securities laws, the Holder shall be entitled to apportion Offered Shares to be purchased among its partners and Affiliates upon written notice to the Company and the Transferor.
     (vi) If a Holder gives the Transferor notice that it desires to purchase Offered Shares, then payment for the Offered Shares to be purchased shall be by check or wire transfer in immediately available funds of the appropriate currency, against delivery of such Offered Shares to be purchased at a place agreed by the Transferor and all the participating Holders and at the time of the scheduled closing therefor, which shall be no later than forty-five (45) days after the Holders’ receipt of the Holder Transfer Notice, unless such notice contemplated a later closing with the prospective third party transferee or unless the value of the purchase price has not yet been established pursuant to Section 8.3(d).

     (vii) Regardless of any other provision herein contained, if the Holders decline in writing, or fail to exercise their purchase option pursuant to this Section 8.3(c) with respect to all (and not less than all) Offered Shares, the Transferor shall be under no obligation to transfer the Offered Shares to the Holders or the Company pursuant to this Section 8.3 and instead shall be free to sell such Offered Shares pursuant to the Holder Transfer Notice, subject to Sections 8.4 and 8.5 hereunder.
     (viii) The Transferor shall have the right to terminate or withdraw any Holder Transfer Notice and any intent to transfer Offered Shares at any time, whether or not any Holder has elected to purchase under this Section 8.3(c) any Offered Shares offered thereby.
     (ix) If the Company or any Holder exercises its right of first refusal to purchase the Offered Shares, then, upon the date of the completion of the relevant share transfers, the Transferor will have no further rights as a holder of such Offered Shares except the right to receive payment for such Offered Shares from the Company or such Holder in accordance with the terms herein contained, and the Transferor will forthwith cause all certificate(s) evidencing such Offered Shares to be surrendered to the Company for cancellation or transfer to such Holder.
     (x) In the event that the Company or Holders have not elected to purchase all of the Offered Shares, then the sale of the remaining Offered Shares will become subject to the co-sale right of the Holders as set forth in Section 8.4 below.
     (d) Valuation of Property.
     (i) Should the purchase price specified in the Transfer Notice or Holder Transfer Notice be payable in property other than cash or evidences of indebtedness, the Holders or the Company, as the case may be, shall have the right to pay the purchase price in the form of cash equal in amount to the fair market value of such property.
     (ii) If the Transferor, on the one hand, and the Holders or the Company, as the case may be, on the other hand, cannot agree on such cash value within seven (7) days after the Holders’ receipt of the Holder Transfer Notice or the Company’s receipt of the Transfer Notice, the valuation shall be made by an appraiser of internationally recognized standing jointly selected by the Transferor and the Holders or the Company, as the case may be, or, if they cannot agree on an appraiser within ten (10) days after the Holders’ receipt of the Holder Transfer Notice or the Company’s receipt of the Transfer Notice, each shall select an appraiser of internationally recognized standing and the two (2) appraisers shall designate a third appraiser of internationally recognized standing, whose appraisal shall be determinative of such value.
     (iii) The cost of such appraisal shall be shared equally by the Transferor and the Holders or the Company, as the case may be, with the half of the cost borne by the Holders to be borne pro rata by each Holder based on the number of shares such Holder has elected to purchase pursuant to this Article 8.
     (iv) If the value of the purchase price offered by the prospective transferee is not determined within the time limit specified in Section 8.3(b)(ii) or Section 8.3(c)(vi) above, the closing of the Holders’ or the Company’s purchase shall be held on or prior to the fifth business day after such valuation shall have been made pursuant to this Section 8.3(d).
     8.4 Right of Co-Sale.
     (a) To the extent the applicable Holders do not exercise their respective right of first refusal as to all of the Offered Shares pursuant to Section 8.3, each Holder that did not exercise its right of first refusal as to any of the Offered Shares pursuant to Section 8.3 shall have the right to participate in such sale of Equity Securities on the same terms and conditions as specified in the Transfer Notice by notifying the Transferor in writing within fifteen (15) days after receipt of the Holder Transfer Notice referred to in Section 8.3(b) (each such Holder, a “Selling Holder”).
     (i) Such Selling Holder’s notice to the Transferor shall indicate the number of Equity Securities the Selling Holder wishes to sell under its right to participate.
     (ii) To the extent one or more of the Holders exercises such right of participation in accordance with the terms and conditions set forth below, the number of Equity Securities that the Transferor may sell in the Transfer shall be correspondingly reduced.
     (b) Each Selling Holder may elect to sell such number of Equity Securities that in the aggregate equals to the total number of Offered Shares being transferred following the exercise or expiration of all rights of first refusal pursuant to Section 8.3 hereof on a pro rata basis. Each Selling Holder may elect to sell such number of Equity Securities that equals to the product of (i) the aggregate number of the Offered Shares being transferred following the exercise or expiration of all rights of first refusal pursuant to Section 8.3 hereof multiplied by (ii) a fraction, the numerator of which is the number of Ordinary Shares (on as-if-converted basis which include the number of Ordinary Shares that would be issuable upon the exercise, conversion or exchange of Ordinary Share Equivalents) owned by the Selling Holder on the date of the Transfer Notice and the denominator of which is the total number of Ordinary Shares (on as-if-converted basis which include the number of Ordinary Shares that would be issuable upon the exercise, conversion or exchange of Ordinary Share Equivalents) owned by all Selling Holders on the date of the Transfer Notice.
     (c) If any Selling Holder fails to exercise such co-sale option pursuant to this Section 8.4, the Transferor shall give notice of such failure (the “Co-Sale Re-allotment Notice”) to each other Selling Holders that elected to sell its entire pro rata share of the Offered Shares (the “Co-Sale Selling Holders”). Such Co-Sale Re-allotment Notice may be made by telephone if confirmed in writing within two (2) days. The Co-Sale Selling Holders shall have a right of re-allotment such that they shall have ten (10) days from the date such Co-Sale Re-allotment Notice was given to elect to increase the number of Equity Securities they agreed to sell under Section 8.4(b) to include their respective pro rata share of the Equity Securities to be sold contained in any Co-Sale Re-allotment Notice.
     (d) Each Selling Holder shall effect its participation in the sale by promptly delivering to the Transferor for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent the type and number of Equity Securities which such Selling Holder elects to sell; provided, however that if the prospective third-party purchaser objects to the delivery of any Ordinary Share Equivalents in lieu of Ordinary Shares, such Selling Holder shall only deliver Ordinary Shares (and therefore shall convert any such Ordinary Share Equivalents into Ordinary Shares) and certificates corresponding to such Ordinary Shares. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser and contingent on such transfer.
     (e) The share certificate or certificates that a Selling Holder delivers to the Transferor pursuant to Section 8.4(d) shall be transferred to the prospective purchaser in consummation of the sale of the Equity Securities pursuant to the terms and conditions specified in the Transfer Notice, and the Transferor shall concurrently therewith remit to such Selling Holder that portion of the sale proceeds to which such Selling Holder is entitled by reason of its participation in such sale.
     (f) To the extent that any prospective purchaser prohibits the participation of a Selling Holder exercising its co-sale rights hereunder in a proposed Transfer or otherwise refuses to purchase shares or other securities from a Selling Holder exercising its co-sale rights hereunder, the Transferor shall not sell to such prospective purchaser any Equity Securities unless and until, simultaneously with such sale, the Transferor shall purchase from such Selling Holder such shares or other securities that such Selling Holder would otherwise be entitled to sell to the prospective purchaser pursuant to its co-sale rights for the same consideration and on the same terms and conditions as the proposed transfer described in the Transfer Notice.
     8.5 Non-Exercise of Rights.
     (a) Subject to any other applicable restrictions on the sale of such shares, to the extent that the Holders have not exercised their rights to purchase the Offered Shares within the time periods specified in Section 8.3 and the Holders have not exercised their rights to participate in the sale of the Offered Shares within the time periods specified in Section 8.4, the Transferor shall have a period of sixty (60) days from the expiration of such rights in which to sell the Offered Shares, as the case may be, to the third-party transferee identified in the Transfer Notice upon terms and conditions (including the purchase price) no more favorable to the purchaser than those specified in the Transfer Notice.
     (b) In the event the Transferor does not consummate the sale or disposition of the Offered Shares within one hundred and twenty (120) days from the expiration of such rights, the Holders’ first refusal rights and co-sale rights shall continue to be applicable to any subsequent disposition of the Offered Shares by the Transferor until such rights lapse in accordance with the terms herein contained.
     (c) The exercise or non-exercise of the rights of the Holders under this Article 8 to purchase Equity Securities from a Transferor or participate in the sale of Equity Securities by a Transferor shall not adversely affect their rights to make subsequent purchases from the Transferor of Equity Securities or subsequently participate in sales of Equity Securities by the Transferor hereunder.

     8.6 Limitations to Rights of First Refusal and Co-Sale.
     (a) Notwithstanding the provisions of this Article 8 and in the Shareholders Agreement, either Founder may sell or otherwise assign, up to five percent (5%) of Equity Securities held by him as of the Initial Series A-1 Closing Date, to any Person, and such sale or assignment shall be subject to only each of the applicable Holders’ right of first refusal under Section 8.3 and co-sale right under Section 8.4 under the same terms and conditions, provided that (i) only one transfer is permitted and any additional transfer shall require the prior consent of each Investor and (ii) each such transferee, prior to the completion of the sale, transfer, or assignment, shall have executed documents, in form and substance reasonably satisfactory to the Holders, assuming the obligations of the Restricted Shareholders herein contained, including but not limited to Section 8.2 hereof, with respect to the transferred securities.
     (b) In addition to the provisions of Section 8.6(a), any Restricted Shareholder that is (x) an individual person may sell or otherwise assign, with or without consideration, up to five percent (5%) of Equity Securities now or hereafter held by such holder, to an entity wholly-owned by such holder, or to a spouse or child of such holder, or to a trust, custodian, trustee, or other fiduciary for the account of any of the foregoing, or to a trust for such holder’s account or (y) an entity may sell or otherwise assign, with or without consideration, one hundred percent (100%) of its Equity Securities to an Affiliate of such entity (collectively, the “Permitted Transferees” and each, a “Permitted Transferee”) and, in each case, such sale or assignment shall not be subject to Sections 8.2, 8.3 or 8.4, provided that (i) with respect to any transfer pursuant to clause (x), only one transfer to Permitted Transferees is permitted and any additional transfer by any holder of Equity Securities to a Permitted Transferee shall require the prior consent of the Investors (which such consent shall not be unreasonably withheld or delayed), (ii) each such Permitted Transferee, prior to the completion of the sale, transfer, or assignment, shall have executed documents, in form and substance reasonably satisfactory to the Holders, assuming the obligations of the Restricted Shareholders herein contained, including but not limited to Section 8.2 hereof, with respect to the transferred securities and (iii) with respect to clause (x), each Permitted Transferee shall have executed and delivered to the transferring Restricted Shareholder (with a copy to the Company) an irrevocable, unconditional and permanent power of attorney, all in form and manner reasonably satisfactory to the Holders, effective immediately after the closing of such sale or assignment, appointing the transferring Restricted Shareholder (or such holder existing attorney-in-fact) as such Permitted Transferee’s attorney-in-fact and authorizing him to vote, in his absolute discretion as the attorney-in-fact of the Permitted Transferee, any and all Equity Securities of the Company owned by such Permitted Transferee with respect to any Company related matters.
     8.7 Change in Control. For purposes of the transfer restrictions herein contained, a transaction or series of transactions that result in a change in Control of a shareholder shall be deemed to constitute a Transfer of such Restricted Shareholders’ Equity Securities.
     8.8 Termination. This Article 8 shall terminate on the earlier of (i) the closing of the Qualified IPO or (ii) a Liquidation Event.
     8.9 Preferred Share Transfers. The sale or transfer of any Equity Securities by (i) the holders of Series A-1 Senior Preferred Shares (in their capacity as such) shall not be subject to any right of first refusal, co-sale rights or any other contractual conditions or restrictions on transfer except as may be required by Law (ii) the holders of Series A Preferred Shares (in their capacity as such) shall only be subject to the right of first refusal co-sale rights set forth above as may be required by law.
ARTICLE 9
PREEMPTIVE RIGHT
     9.1 General. The Company hereby grants to each of the holders of then-outstanding Series A-1 Senior Preferred Shares and Series A Preferred Shares (each, a “Preferred Holder” and together the “Preferred Holders”) a right to purchase up to its pro rata shares of any New Securities that the Company may, from time to time, propose to sell or issue to any person or entity. A Preferred Holder’s “pro rata share” for purposes of this purchase right shall be determined according to the number of Ordinary Shares owned by such Preferred Holder immediately prior to the issuance of the New Securities (assuming the exercise, conversion or exchange of all then outstanding Ordinary Share Equivalents) in relation to the total number of Ordinary Shares of the Company outstanding immediately prior to the issuance of the New Securities (assuming the exercise, conversion or exchange of all then outstanding Ordinary Share Equivalents).
     9.2 Issuance Notice. In the event the Company proposes to undertake an issuance of New Securities, it shall give each Preferred Holder written notice (an “Issuance Notice”) of such intention, describing the type of New Securities, and their price and the general terms upon which the Company proposes to issue the same. The Preferred Holder shall have fifteen (15) days after the receipt of such notice to agree to purchase such New Securities (as determined in Section 9.1 above) for the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased. Failure by a Preferred Holder to give notice within such fifteen (15) day period shall be deemed to constitute a decision by such Preferred Holder not to exercise its purchase rights with respect to such issuance of New Securities.
     9.3 Over Allotment. If any Preferred Holder fails to exercise its right to purchase its full pro rata share of any New Securities (each, a “Non-Exercising Holder”), the Company shall, within five (5) days after the expiration of the fifteen (15) day period described in Section 9.2 above, deliver written notice specifying the aggregate number of unpurchased New Securities that were eligible for purchase by all Non-Exercising Holders (the “Remaining Securities”) to each Preferred Holder that exercised its right to purchase its full pro rata share of the New Securities (each, an “Exercising Holder”). Each Exercising Holder shall have a right of overallotment, and may exercise an additional right to purchase the Remaining Securities by notifying the Company in writing within fifteen (15) days after receipt of the notice by the Company pursuant to the prior sentence of this Section 9.3; provided, however, that if the Exercising Holders desire to purchase in aggregate more than the number of Remaining Securities, then the Remaining Securities will be allocated to the extent necessary among the Exercising Holders in accordance with their relative pro rata shares.
     9.4 Sales by the Company. For a period of one hundred twenty (120) days following the expiration of the fifteen (15) day period as described in Section 9.2 above (or the fifteen (15) day period as described in Section 9.3 above, if applicable), the Company may sell any New Securities with respect to which a Preferred Holder’s preemptive rights under this Article 9 were not exercised, at a price and upon terms not more favorable to the purchasers thereof than specified in the Issuance Notice. In the event the Company has not sold such New Securities within such one hundred twenty (120) day period, the Company shall not thereafter issue or sell any New Securities, without first again offering such securities to the Preferred Holders in the manner provided in Section 9.1 above.
     9.5 Termination of Preemptive Rights. This Article 9 shall terminate on the earlier of (i) the closing of the Qualified IPO or (ii) a Liquidation Event.
ARTICLE 10
DEFINITIONS
     Words defined in the Articles shall have the same meanings herein unless otherwise stated. For the purposes of this Schedule A, the following terms shall have the meanings indicated.
     “Additional Ordinary Shares” means all Equity Securities issued by the Company, excluding those issued or issuable: (i) in accordance with any stock option plan or stock incentive plan approved by the Board; (ii) upon conversion or exercise of the Series A-1 Senior Preferred Shares (including any Series A-1 Option Shares); (iii) upon conversion or exercise of the Series A Preferred Shares, (iv) in connection with a bona fide business acquisition by the Company of another business, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise provided that such acquisition is approved in accordance with Article 6 of this Schedule A; (v) in a Qualified IPO; and (vi) pursuant to equipment lease financings or bank credit arrangements provided that such financing or arrangement is approved in accordance with Article 6 of this Schedule A.
     “Affiliates” means, with respect to any individual, corporation, partnership, association, trust, or any other entity (in each case, a “Person”), any Person which, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation any general partner, officer or director of such Person and any venture capital fund now or hereafter existing which is controlled by or under common control with one or more general partners or shares the same management company with such Person.
     “Applicable Closing Date” means, (i) with respect to the Series A-1 Preferred Shares issued on the Initial Series A-1 Closing Date, the Initial Series A-1 Closing Date, and (ii) with respect to all other Series A-1 Senior Preferred Shares issued pursuant to any Series A-1 Option, the applicable Subsequent Closing Date.
     “CEF” means China Environmental Fund III, L.P., a limited liability partnership duly organized and existing under the laws of the Cayman Islands.
     “Company Group” means the Company, Eastern Well Holdings Limited, a Hong Kong company, Nuoxin Energy Technology (Shanghai) Co., Ltd., a PRC company, Jiangxi Nobao Electronics Co., Ltd., a PRC company, and any other direct or indirect Subsidiary of any members of the Company Group.
     “Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at meetings of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person; the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.
     “Equity Securities” means any Ordinary Shares or Ordinary Share Equivalents of the Company.
     “ESOP” has the meaning ascribed to it in the Shareholders Agreement.
     “Founders” refers to Tai Feng Investment Limited, a company duly organized and validly existing under the Laws of the British Virgin Islands and wholly owned by Mr. Kwok Ping Sun.
     “Holders” means (i) with respect to a transfer of any Ordinary Shares (other than Ordinary Shares into which the Series A Preferred Shares are converted into) in accordance with Article 8 by a Restricted Shareholder, each Investor, together with their respective transferees and assigns who become holders of the Equity Securities in accordance to the terms hereof, and (ii) with respect to a transfer of any Series A Preferred Shares in accordance with Article 8 by a Restricted Holder, Silver Lake together with its respective transferees and assigns who become holders of the Equity Securities in accordance to the terms hereof.
     “IFRS” shall mean the International Financial Reporting Standards promulgated by the International Accounting Standards Board (“IASB”) (which includes standards and interpretations approved by the IASB and International Accounting Principles issued under previous constitutions), together with its pronouncements thereon from time to time, and applied on a consistent basis.
     “Initial Series A-1 Closing Date” shall mean October 21, 2010.
     “Investors” means Silver Lake and CEF.
     “Issuance Notice” has the meaning ascribed to it in Section 9.2 hereof.
     “Liquidation Event” has the meaning ascribed to it in Section 2.2 hereof.
     “New Securities” means, subject to the terms of Article 9 hereof, any newly issued Equity Securities of the Company, except for (i) up to 5,000,000 Ordinary Shares issued pursuant to the employee stock option plan or any Ordinary Shares Equivalent issued to the employees, consultants, officers or directors of the Company Group pursuant to other share option, share purchase or share bonus plan, agreement or arrangement to be approved by the Compensation Committee from time to time (including any Ordinary Shares issued on or prior to

Initial Series A-1 Closing Date pursuant to the ESOP); (ii) securities issued upon conversion of any Preferred Shares (including any Series A-1 Option Shares) or exercise of any outstanding warrants or options, (iii) securities issued in connection with a bona fide acquisition of another business; (iv) securities issued in a Qualified IPO; (v) securities issued in connection with any share split, share dividend, combination, recapitalization or similar transaction of the Company; (vi) Ordinary Shares issued or issuable pursuant to equipment lease financings or bank credit arrangements approved by the Board (including the Series A Director and the Series A-1 Director); (vii) any Series A-1 Option Shares issued in connection with the Series A-1 Options (and any Ordinary Shares into which such Series A-1 Option shares may be converted); or (viii) any other issuance of Equity Securities whereby each Investor gives a written waiver of its rights under Article 9 hereof at each Investor’s sole discretion.
     “Non-Exercising Holder” has the meaning ascribed to it in Section 9.3 hereof.
     “Ordinary Share Equivalents” means warrants, options and rights exercisable for Ordinary Shares or securities convertible into or exchangeable for Ordinary Shares, including, without limitation, the Series A-1 Senior Preferred Shares and the Series A Preferred Shares.
     “Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.
     “Preferred Holders” has the meaning ascribed to it in Section 9.1 hereof.
     “Preferred Shares” means the Series A-1 Senior Preferred Shares and the Series A Preferred Shares.
     “Qualified IPO” means a firm commitment underwritten public offering of the Ordinary Shares in accordance with the terms of the Shareholders Agreement in which (1) the lead underwriter is an internationally recognized investment banking firm, (2) the securities are listed on an internationally recognized stock exchange, (3) the offering results in net proceeds to the Company of at least US$140,000,000 and (4) which represents an implied value of at least U.S.$9.00 per American Depository Share (i.e., $3.00 per Ordinary Share) (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions).
     “Redeeming Series A Holder” has the meaning ascribed to it in Section 7.2(a) hereof.
     “Redemption Amount” has the meaning ascribed to it in Section 4.3(a) hereof.
     “Redemption Closing” has the meaning ascribed to it in Section 7.2(c) hereof.
     “Redemption Date” has the meaning ascribed to it in Section 7.2(a) hereof.
     “Redemption Notice” has the meaning ascribed to it in Section 7.2(a) hereof.
     “Remaining Securities” has the meaning ascribed to it in Section 9.3 hereof.
     “Requesting Series A Holder” has the meaning ascribed to it in Section 7.2(a) hereof.

     “Requesting Senior Holder” has the meaning ascribed to it in Section 7.1(a) hereof.
     “Senior Full Payment Date” has the meaning ascribed to it in Section 7.1(b) hereof.
     “Senior Redeeming Holder” has the meaning ascribed to it in Section 7.1(a) hereof.
     “Senior Redemption Date” has the meaning ascribed to it in Section 7.1(a) hereof.
     “Senior Redemption Closing” has the meaning ascribed to it in Section 7.1(c) hereof.
     “Senior Redemption Notice” has the meaning ascribed to it in Section 7.1(a) hereof.
     “Senior Redemption Price” has the meaning ascribed to it in Section 7.1(b) hereof.
     “Series A Conversion Price” has the meaning ascribed to it in Article 5 hereof.
     “Series A Conversion Share” has the meaning ascribed to it in Section 5.3 hereof.
     “Series A Dilution Price” has the meaning ascribed to it in Section 5.5(e)(i) hereof.
     “Series A Full Payment Date” has the meaning ascribed to it in Section 7.2(b) hereof.
     “Series A Purchase Price” shall mean US$0.4076.
     “Series A Redemption Price” has the meaning ascribed to it in Section 7.2(b) hereof.
     “Series A Total Redemption Amount” has the meaning ascribed to it in Section 7.2(b) hereof.
     “Series A Share Price” shall mean US$0.4076. per Series A Preferred Share.
     “Series A-1 Conversion Price” has the meaning ascribed to it in Article 4 hereof.
     “Series A-1 Conversion Share” has the meaning ascribed to it in Section 4.3 hereof.
     “Series A-1 Dilution Price” has the meaning ascribed to it in Section 4.5(e)(i) hereof.
     “Series A-1 Options” has the meaning ascribed to such term in the Series A-1 Share Purchase Agreement.
     “Series A-1 Option Shares” has the meaning ascribed to it in the Series A-1 Share Purchase Agreement.
     “Series A-1 Purchase Price” shall mean US$2.1667.
     “Series A-1 Share Price” shall mean US$2.1667 per Series A-1 Senior Preferred Share.
     “Series A-1 Share Purchase Agreement” means that certain Series A-1 Senior Preferred Share Purchase Agreement, dated as of October 16, 2010, by and among Silver Lake, the

Company and the other Persons party thereto.
     “Shares” shall mean the issued and outstanding shares in the share capital of the Company.
     “Share Exchange Agreement” shall mean that certain Share Exchange Agreement entered into by and among the Company and other parties thereto on January 15, 2010.
     “Silver Lake” means SLP Noble Holdings Ltd., an exempted company incorporated with limited liability under the Laws of the Cayman Islands, and its respective affiliates, transferees and assignees.
     “Subsequent Closing Date” has the meaning ascribed to such term in the Series A-1 Share Purchase Agreement.
     “Subsidiary” or “subsidiary” means, as of the relevant date of determination, with respect to any Person (the “subject entity”), (i) any Person (x) more than fifty percent (50%) of whose shares or other interests entitled to vote in the election of directors or (y) more than a fifty percent (50%) interest in the profits or capital of such Person are owned or controlled directly or indirectly by the subject entity or through one (1) or more Subsidiaries of the subject entity, (ii) any Person whose assets, or portions thereof, are consolidated with the net earnings of the subject entity and are recorded on the books of the subject entity for financial reporting purposes in accordance with IFRS, or (iii) any Person with respect to which the subject entity has the power to otherwise direct the business and policies of that entity directly or indirectly through another subsidiary. For the avoidance of doubt, the Subsidiaries of the Company shall include the Company Group (excluding the Company).
     “Total Senior Redemption Amount” has the meaning ascribed to it in Section 7.1(b) hereof.
     “Trade Sale” means (a) an sale to a bona fide third party not affiliated with any party to the Shareholders Agreement to of all the Shares in the Company; or (b) a merger or consolidation of the Company with or into another corporation in which the Company is not the surviving entity; or (c) a sale or transfer of all or substantially all the Company’s properties and assets to any bona fide third person not affiliated with any party to the Shareholders Agreement.
Dated the 21st day of October, 2010.

EXHIBIT B-1
SHAREHOLDERS AGREEMENT
AMENDED AND RESTATED
SHAREHOLDERS AGREEMENT
     THIS AMENDED AND RESTATED SHAREHOLDERS AGREEMENT (the “Agreement”) is made as of October 21, 2010, by and among (i) NOBAO RENEWABLE ENERGY HOLDINGS LIMITED, an exempted company incorporated with limited liability under the Laws of the Cayman Islands (the “Company”), (ii) SLP NOBLE HOLDINGS LTD., an exempted company incorporated with limited liability under the Laws of the Cayman Islands (“Silver Lake”), CHINA ENVIRONMENT FUND III, L.P., an exempted limited partnership registered in the Cayman Islands (“CEF” and, together with Silver Lake, the “Investors”), (iii) TAI FENG INVESTMENTS LIMITED, a company duly incorporated and validly existing under the Laws of the British Virgin Islands and wholly owned by Mr. Kwok Ping Sun (the “Founder”) and WIDE SAFETY INTERNATIONAL LIMITED, a Hong Kong company (“Wide Safety”), and (iv) EASTERN WELL HOLDINGS LIMITED, a company duly incorporated and validly existing under the Laws of Hong Kong (“Eastern Well”), NUOXIN ENERGY TECHNOLOGY (SHANGHAI) CO., LTD., a wholly foreign owned enterprise duly organized and validly existing under the Laws of the PRC (“Shanghai Nuoxin”) and JIANGXI NOBAO ELECTRONICS CO., LTD., a wholly foreign owned enterprise duly organized and validly existing under the Laws of the PRC (“Jiangxi Nobao”).
     Each of the Company, the Investors, the Founder, Wide Safety, Eastern Well, Shanghai Nuoxin and Jiangxi Nobao shall be referred to individually as a “Party” and collectively as the “Parties”. Shanghai Nuoxin and Jiangxi Nobao shall be collectively referred to as the “PRC Companies”.
RECITALS
A.	A Series A-1 Senior Preferred Share Purchase Agreement was entered into on October 16, 2010, 2010 (the “SLP Share Purchase Agreement”) by and among Silver Lake, certain other Parties and the Company.

B.	It is condition precedent of closing under the SLP Share Purchase Agreement that the Parties enter into this Agreement.

C.	As of the date of this Agreement, the Company owns beneficially and legally one hundred percent (100%) of the equity interest of Eastern Well, which owns beneficially and legally one hundred percent (100%) of the equity interest of each PRC Company.
WITNESSETH
     NOW, THEREFORE, in consideration of the premises set forth above, the mutual promises and covenants set forth herein and other good and valuable consideration, the Parties agree as follows:
1.	Interpretation.

1.1	Definitions.

     Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in Schedule 1 hereunder.
1.2	Interpretation.
For all purposes of this Agreement, except as otherwise expressly provided herein, (i) the terms defined in Schedule 1 shall have the meanings ascribed to them in Schedule 1 hereunder and shall include the plural as well as the singular, (ii) all accounting terms not otherwise defined herein have the meanings assigned under IFRS, (iii) all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement, (iv) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, (v) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision (vi) all references in this Agreement to designated Schedules, Exhibits and Annexes are to the Schedules, Exhibits and Annexes attached to this Agreement unless explicitly stated otherwise, (vii) all references to dollars are to currency of the United States of America, (viii) the term “including” will be deemed to be followed by “, but not limited to,”; (ix) the terms “shall,” “will,” and “agrees” are mandatory, and the term “may” is permissive; (x) the term “day” means “calendar day;” and (xi) references to “this Agreement” and words of similar import shall be deemed to refer to this Agreement, including all applicable Exhibits, Schedules and Annexes hereto.
1.3	Jurisdiction.
     The terms of this Agreement are drafted primarily in contemplation of an offering of securities in the United States of America. The parties recognize, however, the possibility that securities may be qualified or registered in a jurisdiction other than the United States of America for offering to the public or that the Company might effect an offering in the United States of America in the form of American Depositary Receipts or American Depositary Shares. Accordingly:
     (a) It is their intention that, whenever this Agreement refers to a law, form, process or institution of the United States of America but the parties wish to effectuate qualification or registration in a different jurisdiction, reference in this Agreement to the laws or institutions of the United States shall be read as referring, mutatis mutandis, to the comparable laws or institutions of the jurisdiction in question; and
     (b) It is agreed that the Company will not undertake any listing of American Depositary Receipts, American Depositary Shares or any other security derivative of the Company’s Ordinary Shares unless arrangements have been made reasonably satisfactory to the Required Interest to ensure that the spirit and intent of this Agreement will be realized and that the Company is committed to take such actions as are necessary such that the Holders will enjoy rights corresponding to the rights hereunder to sell their Registrable Securities in a public offering in the United States of America as if the Company had listed Ordinary Shares in lieu of such derivative securities.
2.	Demand Registration.

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2.1	Registration Other Than on Form F-3 or Form S-3.
     Subject to the terms of this Agreement, (i) at any time or from time to time, a majority of the holders of the Series A-1 Senior Preferred Shares and (ii) at any time following the Company’s Qualified IPO and from time to time thereafter, a majority of the holders of the Series A Preferred Shares, may request in writing that the Company effect a Registration in any jurisdiction in which the Company has had a registered underwritten public offering and on the same exchange as the Company’s equity securities are then listed (or, if the Company has not yet had a registered underwritten public offering, then such request may be to effect such Registration on the New York Stock Exchange, the NASDAQ National Market, the Hong Kong Stock Exchange Main Board, the Hong Kong Stock Exchange GEM, or any other internationally recognized exchange that is approved by the Company) of all or part of the Registrable Securities, including without limitation any registration statement filed under the Securities Act providing for the registration of, and the sale on a continuous or delayed basis by the Holders of, all of the Registrable Securities pursuant to Rule 415 under the Securities Act and/or any similar rule that may be adopted by the Commission on Form F-l or Form S-l (or any comparable form for Registration in a jurisdiction other than the United States, if applicable). Upon receipt of such a request, the Company shall (a) promptly give written notice of the proposed Registration to all other Holders and (b) as soon as practicable, use its reasonable best efforts to cause the Registrable Securities specified in the request, together with any Registrable Securities of any Holder who requests in writing to join such Registration within fifteen (15) days after the Company’s delivery of written notice, to be Registered and/or qualified for sale and distribution in such jurisdiction. Notwithstanding any other provision hereof to the contrary, the Company (i) shall be obligated to effect no more than two (2) Registrations pursuant to this Section 2.1 that have been declared and ordered effective and (ii) shall not be obligated to effect a Registration within one year following the effective date of the Company’s IPO.
2.2	Registration on Form F-3 or Form S-3.
     Subject to the terms of this Agreement, at any time after a Qualified IPO, if the Company qualifies for registration on Form F-3 or Form S-3 (or any comparable form for Registration in a jurisdiction other than the United States), any Holder may request the Company to file, in any jurisdiction in which the Company has had a registered underwritten public offering and on the same exchange on which the Company’s equity securities are then listed, a Registration Statement on Form F-3 or Form S-3 (or any comparable form for Registration in a jurisdiction other than the United States), including without limitation any registration statement filed under the Securities Act providing for the registration of, and the sale on a continuous or delayed basis by the Holders of, all of the Registrable Securities pursuant to Rule 415 under the Securities Act and/or any similar rule that may be adopted by the Commission, for a public offering of Registrable Securities for which the reasonably anticipated aggregate price to the public, net of Selling Expenses, would exceed US$1,000,000. Upon receipt of such a request, the Company shall (i) promptly give written notice of the proposed Registration to all other Holders and (ii) as soon as practicable, use its reasonable best efforts to cause the Registrable Securities specified in the request, together with any Registrable Securities of any Holder who requests in writing to join such Registration within fifteen (15) days after the Company’s delivery of written notice, to be Registered and qualified for sale and distribution in such jurisdiction. The Holders may at any time, and from time to time, require the Company to effect the Registration of Registrable

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Securities under this Section 2.2, provided, however, that the Company shall be obligated to effect no more than one (1) Registration in every twelve (12) month period pursuant to this Section 2.2 that have been declared and ordered effective.
2.3	Right of Deferral.
     (a) The Company shall not be obligated to Register or qualify Registrable Securities pursuant to this Section 2:
     (i) if, within ten (10) days of the receipt of any request of the Holders to Register any Registrable Securities under Section 2.1 or Section 2.2, the Company gives notice to the Initiating Holders of its bona fide intention to effect the filing for its own account of a Registration Statement of Ordinary Shares within sixty (60) days of receipt of that request; provided that the Company is actively employing in good faith its reasonable best efforts to cause that Registration Statement to become effective within sixty (60) days of the initial filing; provided further that the Holders are entitled to join such Registration subject to Section 3;
     (ii) during the period starting with the date of filing by the Company of, and ending six (6) months following the effective date of any Registration Statement pertaining to Ordinary Shares of the Company; provided that the Holders are entitled to join such Registration subject to Section 3; or
     (iii) in any jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such Registration or qualification, unless the Company is already subject to service of process in such jurisdiction;
     (b) If, after receiving a request from any Holder pursuant to Sections 2.1 or 2.2 hereof, the Company furnishes to the Holders a certificate signed by the chief executive officer of the Company stating that, in the good faith judgment of the Board, there is a reasonable likelihood that it would be materially detrimental to the Company or its members for a Registration Statement to be filed in the near future, then the Company shall have the right to defer such filing for a period during which such filing would be materially detrimental, provided that such deferral by the Company shall not exceed ninety (90) days from the receipt of any request duly submitted by any Holder under Section 2.1 or sixty (60) days from the receipt of any request duly submitted by any Holder under Section 2.2 to Register Registrable Securities; provided further, that the Company may not Register any other of its Securities during such sixty (60) or ninety (90) day period (except for Registrations contemplated by Section 3.4); as the case may be, and provided that the Company shall not utilize this right more than once in any twelve (12) month period.
2.4	Underwritten Offerings.
     If, in connection with a request to Register Registrable Securities under Section 2.1 or Section 2.2, the Initiating Holders seek to distribute such Registrable Securities in an underwriting, they shall so advise the Company as a part of the request, and the Company shall include such information in the written notice to the other Holders described in Sections 2.1 and 2.2. In such event, the right of any Holder to include its Registrable Securities in such

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Registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters of internationally recognized standing selected for such underwriting with the mutual consent of the Required Interest and the Company. Notwithstanding any other provision of this Agreement, if the managing underwriter advises the Company that marketing factors (including without limitation the aggregate number of securities requested to be Registered, the general condition of the market, and the status of the Persons proposing to sell securities pursuant to the Registration) require a limitation of the number of Registrable Securities to be underwritten in a Registration pursuant to Section 2.1 or 2.2, the underwriters may (i) in the event the offering is the Company’s IPO, exclude from the underwriting all of the Registrable Securities (so long as the only securities included in such offering are those of the Company), or (ii) otherwise exclude up to twenty percent (20%) of the Registrable Securities (on a pro rata as converted basis) requested to be Registered but only after first excluding all other Equity Securities from the Registration and underwriting and so long as the number of shares to be included in the Registration on behalf of Holders is allocated among all Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities requested by such Holders to be included, provided that if, as a result of such underwriter cutback, the Holders cannot include in the initial public offering all of the Registrable Securities that they have requested to be included therein, then such Registration shall not be deemed to constitute one (1) of the two (2) demand Registrations to which the Holders are entitled pursuant to Section 2.1. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the Registration.
3.	Piggyback Registrations.

3.1	Registration of the Company’s Securities.
     Subject to the terms of this Agreement, if the Company proposes, in compliance with the Memorandum and Articles to Register, for its own account any of its Equity Securities in connection with the public offering of such securities solely for cash (except as set forth in Section 3.4), the Company shall promptly give each Holder written notice of such Registration and, upon the written request of any Holder given within fifteen (15) days after delivery of such notice, the Company shall use its reasonable best efforts to include in such Registration any Registrable Securities thereby requested to be Registered by such Holder. If a Holder decides not to include all or any of its Registrable Securities in such Registration by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent Registration Statement or Registration Statements as may be filed by the Company, all upon the terms and conditions set forth herein. No shareholder (other than the Holder) of the Company shall be granted piggyback registration rights superior to those of the Holders without the consent of the Required Interest.
3.2	Right to Terminate Registration.
     The Company shall have the right to terminate or withdraw any Registration initiated by it under Section 3.1 prior to the effectiveness of such Registration, whether or not any Holder has

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elected to participate therein. The expenses of such withdrawn Registration shall be borne by the Company in accordance with Section 4.3.
3.3	Underwriting Requirements.
     (a) In connection with any offering involving an underwriting of the Company’s Equity Securities solely for cash, the Company shall not be required to Register the Registrable Securities of a Holder under this Section 3 unless such Holder’s Registrable Securities are included in the underwriting and such Holder enters into an underwriting agreement in customary form with the underwriter or underwriters of internationally recognized standing selected by the Required Interest and the Company, and setting forth such terms for the underwriting as have been agreed upon between the Company, the Investor and the underwriters. In the event the underwriters advise Holders seeking Registration of Registrable Securities pursuant to this Section 3 in writing that market factors (including the aggregate number of Registrable Securities requested to be Registered, the general condition of the market, and the status of the Persons proposing to sell securities pursuant to the Registration) require a limitation of the number of Registrable Securities to be underwritten, the underwriters may (i) in the event the offering is the Company’s IPO, exclude all of the Registrable Securities (so long as the only securities included in such offering are those of the Company and no securities of other selling shareholders are included), or (ii) otherwise exclude up to thirty percent (30%) of the Registrable Securities (on a pro rata as converted basis) requested to be Registered but only after first excluding all other Equity Securities (except for securities to be offered by the Company) from the Registration and underwriting and so long as the Registrable Securities to be included in such Registration on behalf of Holders are allocated among all Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities requested by such Holders to be included.
     (b) If any Holder disapproves of the terms of any underwriting, the Holder may elect to withdraw therefrom by written notice to the Company and the underwriters delivered at least ten (10) days prior to the effective date of the Registration Statement. Any Registrable Securities excluded or withdrawn from the underwriting shall be withdrawn from the Registration.
3.4	Exempt Transactions.
     The Company shall have no obligation to Register any Registrable Securities under this Section 3 in connection with a Registration by the Company (i) relating solely to the sale of securities to participants in a Company share plan, or (ii) relating to a corporate reorganization or other transaction under Rule 145 of the Securities Act (or comparable provision under the laws of another jurisdiction, as applicable).
4.	Procedures.

4.1	Registration Procedures and Obligations.
     Whenever required under this Agreement to effect the Registration of any Registrable Securities held by the Holders, the Company shall, as expeditiously as reasonably possible:

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     (a) Prepare and file with the Commission a Registration Statement with respect to those Registrable Securities and use its reasonable best efforts to cause that Registration Statement to become effective, and, upon the request of the Holders holding a majority of the Registrable Securities Registered thereunder, keep the Registration Statement effective for up to one hundred and eighty (180) days or, if earlier, until the distribution thereunder has been completed; provided, however, that such one hundred and eighty (180) day period shall be extended for a period of time equal to the period any Holder refrains from selling any Registrable Securities included in such Registration at the written request of the underwriter(s) for such Registration.
     (b) Prepare and file with the Commission amendments and supplements to that Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary to comply with the provisions of Applicable Securities Law with respect to the disposition of all securities covered by the Registration Statement;
     (c) Furnish to the Holders the number of copies of a prospectus, including a preliminary prospectus, required by Applicable Securities Law, and any other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;
     (d) Use its reasonable best efforts to Register and qualify the securities covered by the Registration Statement under the securities laws of any jurisdiction, as reasonably requested by the Holders, provided that the Company shall not be required to qualify to do business or file a general consent to service of process in any such jurisdictions;
     (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in customary form, with the managing underwriter(s) of the offering. Each shareholder participating in the underwriting shall also enter into and perform its obligations under such an agreement;
     (f) Notify each Holder of Registrable Securities covered by the Registration Statement at any time when a prospectus relating thereto is required to be delivered under Applicable Securities Law of (i) the issuance of any stop order by the commission, or (ii) the happening of any event as a result of which any prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;
     (g) Provide a transfer agent and registrar for all Registrable Securities registered pursuant to the Registration Statement and, where applicable, a number assigned by the Committee on Uniform Securities Identification Procedures for all those Registrable Securities, in each case not later than the effective date of the Registration;
     (h) Furnish, at the request of any Holder requesting Registration of Registrable Securities pursuant to this Agreement, on the date that such Registrable Securities are delivered for sale in connection with a Registration pursuant to this Agreement, (i) an opinion, dated the closing date of the sale, of the counsel representing the Company for the purposes of

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the Registration, in form and substance as is customarily given to underwriters in an underwritten public offering; (ii) (A) a comfort letter dated the signing date of the underwriting agreement; and (B) a bring down comfort letter dated the closing of the sale, each from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters; and
     (i) Take all reasonable action necessary to list the Registrable Securities on the primary exchange on which the Company’s securities are then traded or in connection with a Qualified IPO, the primary exchange on which the Company’s securities will be traded.
4.2	Information from Holder.
     It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Agreement with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the Registration of such Holder’s Registrable Securities.
4.3	Expenses of Registration.
     All expenses, other than the Selling Expenses (which shall be borne by the Holders requesting Registration on a pro rata basis in proportion to their respective numbers of Registrable Securities sold in such Registration), incurred in connection with Registrations, filings or qualifications pursuant to this Agreement, including (without limitation) all Registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and reasonable fees and disbursement of one counsel for all selling Holders, shall be borne by the Company.
4.4	Delay of Registration.
     No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any Registration as the result of any controversy that may arise with respect to the interpretation or implementation of Sections 2, 3, 4, 5 or 6 of this Agreement.
5.	Indemnification.
5.1	Company Indemnity.
     (a) To the maximum extent permitted by law, the Company will indemnify and hold harmless each Holder, such Holder’s officers, directors, shareholders, legal counsel and accountants, any underwriter (as defined in the Securities Act) for such Holder and each Person, if any, who controls (as defined in the Securities Act) such Holder or underwriter, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under laws which are applicable to the Company and relate to action or inaction required of the Company in connection with any Registration, qualification, or compliance, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (each a

8

“Violation”), in each case to the extent that such Violation occurs in reliance upon information furnished by the Company for use in connection with such Registration: (i) any untrue statement or alleged untrue statement of a material fact contained in such Registration Statement, on the effective date thereof (including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto), (ii) the omission or alleged omission to state in the Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of Applicable Securities Laws, or any rule or regulation promulgated under Applicable Securities Laws. The Company will reimburse each such Holder, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action.
     (b) The indemnity agreement contained in this Section 5.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld or delayed), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises solely out of or is solely based upon a Violation that occurs in reliance upon and in conformity with written information furnished for use in connection with such Registration by any such Holder, underwriter or controlling person.
5.2	Holder Indemnity.
     (a) To the maximum extent permitted by law, each selling Holder will indemnify and hold harmless the Company, its directors, officers, legal counsel and accountants, any underwriter, any other Holder selling securities in connection with such Registration and each Person, if any, who controls (within the meaning of the Securities Act) the Company, such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under Applicable Securities Laws, or any rule or regulation promulgated under Applicable Securities Laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder for use in connection with such Registration; and each such Holder will reimburse any Person who brings a successful indemnification claim pursuant to this Section 5.2, for any legal or other expenses reasonably incurred by such Person in connection with investigating or defending any such loss, claim, damage, liability or action. No Holder’s liability under this Section 5.2 shall exceed the net proceeds (less underwriting discounts and selling commissions) received by such Holder from the offering of securities made in connection with that Registration; provided, however, such limitation shall not apply in the case of willful fraud by such Holder.
     (b) The indemnity contained in this Section 5.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected

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without the consent of the Holder (which consent shall not be unreasonably withheld or delayed).
5.3	Notice of Indemnification Claim.
     Promptly after receipt by an indemnified Party under Section 5.1 or Section 5.2 of notice of the commencement of any action (including any governmental action), such indemnified Party will, if a claim in respect thereof is to be made against any indemnifying party under Section 5.1 or Section 5.2, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the indemnifying parties. An indemnified Party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonably incurred fees and expenses to be paid by the indemnifying party, if representation of such indemnified Party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified Party and any other Party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party, to the extent so prejudiced, of any liability to the indemnified Party under this Section 5, but the omission to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified Party otherwise than under this Section 5.
5.4	Contribution.
     If any indemnification provided for in Section 5.1 or Section 5.2 is held by a court of competent jurisdiction to be unavailable to an indemnified Party with respect to any loss, liability, claim, damage or expense referred to herein, the indemnifying party, in lieu of indemnifying such indemnified Party hereunder, shall contribute to the amount paid or payable by such indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified Party, on the other, in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.
5.5	Underwriting Agreement.
     To the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

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5.6	Survival.
     The obligations of the Company and Holders under this Section 5 shall survive the completion of any offering of Registrable Securities in a Registration Statement under this Agreement.
6.	Additional Undertakings.

6.1	Reports under the Exchange Act.
     With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any comparable provision of any Applicable Securities Law that may at any time permit a Holder to sell securities of the Company to the public without Registration or pursuant to a Registration on Form F-3 or Form S-3 (or any comparable form in a jurisdiction other than the United States), the Company agrees to:
     (a) make and keep public information available, as those terms are understood and defined in Rule 144 (or comparable provision, if any, under Applicable Securities Laws in any jurisdiction where the Company’s securities are listed), at all times following ninety (90) days after the effective date of the first Registration under the Securities Act filed by the Company for an offering of its securities to the general public;
     (b) file with the Commission in a timely manner all reports and other documents required of the Company under all Applicable Securities Laws;
     (c) at any time following ninety (90) days after the effective date of the first Registration under the Securities Act filed by the Company for an offering of its securities to the general public by the Company, promptly furnish to any Holder holding Registrable Securities, upon request (i) a written statement by the Company that it has complied with the reporting requirements of all Applicable Securities Laws at any time after it has become subject to such reporting requirements or, at any time after so qualified, that it qualifies as a registrant whose securities may be resold pursuant to Form F-3 or Form S-3 (or any form comparable thereto under Applicable Securities Laws of any jurisdiction where the Company’s securities are listed), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents as may be filed by the Company with the Commission, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the Commission, that permits the selling of any such securities without Registration or pursuant to Form F-3 or Form S-3 (or any form comparable thereto under Applicable Securities Laws of any jurisdiction where the Company’s Securities are listed); and
     (d) in the event the Company fails to comply with the conditions of this Section 6.1, the Investors’ registration rights hereunder shall be equitably adjusted.
6.2	Limitations on Subsequent Registration Rights.
     From and after the date of this Agreement, the Company shall not, without the prior written consent of the Required Interest, enter into any agreement with any holder or prospective

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holder of any Equity Securities of the Company that would allow such holder or prospective holder (i) to include such Equity Securities in any Registration filed under Section 2 or Section 3 hereto, unless under the terms of such agreement such holder or prospective holder may include such Equity Securities in any such Registration only to the extent that the inclusion of such Equity Securities will not reduce the amount of the Registrable Securities of the Holders that are included, (ii) to demand Registration of their securities, or (iii) cause the Company to include such Equity Securities in any Registration filed under Section 2.2 or Section 3 hereof on a basis more favorable to such holder or prospective holder than is provided to the Holders thereunder.
6.3	“Market Stand-Off” Agreement.
     Each Holder agrees, if so required by the managing underwriter(s), that it will not during the period commencing on the date of the final prospectus relating to the Company’s IPO and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days from the date of such final prospectus, or such other period, not to exceed twenty (20) additional days, as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including but not limited to, the restrictions contained in NASD Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto), (i) lend, offer, pledge, hypothecate, hedge, sell, make any short sale of, loan, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Equity Securities (other than those included in such offering) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Equity Securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Equity Securities or such other securities, in cash or otherwise; provided, that (x) all directors, officers and all other holders of share capital of the Company must be bound by restrictions substantially identical to those applicable to any Holder pursuant to this Section 6.3, (y) all Holders will be released from any restrictions set forth in this Section 6.3 to the extent that any other members subject to substantially similar restrictions are released, and (z) the lockup agreements shall permit Holders to transfer their Registrable Securities to their respective Affiliates so long as the transferees enters into the same lockup agreement. In order to enforce the foregoing covenant, the Company may place restrictive legends on the certificates and impose stop-transfer instructions with respect to the Registrable Securities of each shareholder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.
6.4	Directed Shares.
     The Company agrees that, in the event of a filing for an IPO, the Company shall require that the managing underwriter or underwriters of such IPO offer, on a pro rata basis, to the Investors the right to purchase, or to direct to the Persons affiliated with any such Investor, up to five percent (5%) of the total number of Ordinary Shares to be sold by the Company in the IPO (the “Directed Shares”). The Directed Shares shall be offered pursuant to the immediately preceding sentence, to the fullest extent practicable, on the same terms and at the same price at which they are being offered to the public, pursuant to the Company’s IPO registration statement, subject (i) to the other provisions of this Agreement and (ii) in all cases to the

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requirements of applicable federal, state or other securities laws (including but not limited to the Securities Act or the rules and regulations of any securities exchange (including but not limited to the New York Stock Exchange, the NASDAQ National Market, the Hong Kong Stock Exchange Main Board, the Hong Kong Stock Exchange GEM, or any other internationally recognized exchange that is approved by the Company) on which the Company has listed or desires to list shares of Ordinary Shares in connection with the IPO.
6.5	Assignment of Registration Rights.
     The rights to cause the Company to register Registrable Securities pursuant to Section 2 and Section 3 may be assigned (but only with all related obligations) by a Holder to (i) a transferee or assignee of Registrable Securities, or (ii) an Affiliate or partner of the Holder or shareholders who agree to act through a single representative; provided the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and provided, further, that such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of a partnership who are partners or retired partners of such partnership (including spouses and ancestors, lineal descendants and siblings of such partners or spouses who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action hereunder.
6.6	Exercise of Series A-1 Senior Preferred Shares and Series A Preferred Shares.
     Notwithstanding anything to the contrary provided in this Agreement, the Company shall have no obligation to register Registrable Securities which, if constituting Ordinary Share Equivalents, have not been exercised, converted or exchanged, as applicable, for Ordinary Shares.
6.7	Termination of Registration Rights.
     Notwithstanding anything to the contrary provided in this Agreement, the registration rights in Section 2 and Section 3 shall terminate three (3) years after consummation of a Qualified IPO or earlier as to a particular Holder if such Holder can sell all of its Registrable Securities in a ninety (90) day period pursuant to Rule 144 of the Securities Act.
7.	Preemptive Right.
7.1	General.
     The Company hereby grants to the holders of then-outstanding Series A-1 Senior Preferred Shares (each, a “Series A-1 Holder”) and the holders of then-outstanding Series A Preferred Shares (each a “Series A Holder” and together with the Series A-1 Holders, the

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“Preferred Holders”) a right to purchase up to its pro rata shares of any New Securities that the Company may, from time to time, propose to sell or issue to any person or entity. A Preferred Holder’s “pro rata share” for purposes of this purchase right shall be determined according to the number of Ordinary Shares owned by such Preferred Holder immediately prior to the issuance of the New Securities (assuming the exercise, conversion or exchange of all then outstanding Ordinary Share Equivalents) in relation to the total number of Ordinary Shares of the Company outstanding immediately prior to the issuance of the New Securities (assuming the exercise, conversion or exchange of all then outstanding Ordinary Share Equivalents).
7.2	Issuance Notice.
     In the event the Company proposes to undertake an issuance of New Securities, it shall give each Preferred Holder written notice (an “Issuance Notice”) of such intention, describing the type of New Securities, and their price and the general terms upon which the Company proposes to issue the same. Each Preferred Holder shall have fifteen (15) days after the receipt of such notice to agree to purchase such New Securities (as determined in Section 7.1 above) for the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased. Failure by any Preferred Holder to give notice within such fifteen-day period shall be deemed to constitute a decision by such Preferred Holder not to exercise its purchase rights with respect to such issuance of New Securities.
7.3	Over Allotment.
     If any Preferred Holder fails to exercise its right to purchase its full pro rata share of any New Securities (each, a “Non-Exercising Holder”), the Company shall, within five (5) days after the expiration of the fifteen (15) day period described in Section 7.2 above, deliver written notice specifying the aggregate number of unpurchased New Securities that were eligible for purchase by all Non-Exercising Holders (the “Remaining Securities”) to each Preferred Holder that exercised its right to purchase its full pro rata share of the New Securities (each, an “Exercising Holder”). Each Exercising Holder shall have a right of overallotment, and may exercise an additional right to purchase the Remaining Securities by notifying the Company in writing within fifteen (15) days after receipt of the notice by the Company pursuant to the prior sentence of this Section 7.3; provided, however, that if the Exercising Holders desire to purchase in aggregate more than the number of Remaining Securities, then the Remaining Securities will be allocated to the extent necessary among the Exercising Holders in accordance with their relative pro rata shares.
7.4	Sales by the Company.
     For a period of one hundred twenty (120) days following the expiration of the fifteen (15) day period as described in Section 7.2 above (or the fifteen (15) day period as described in Section 7.3 above, if applicable), the Company may sell any New Securities with respect to which a Preferred Holder’s preemptive rights under this Section 7 were not exercised, at a price and upon terms not more favorable to the purchasers thereof than specified in the Issuance Notice. In the event the Company has not sold such New Securities

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within such one hundred twenty (120) day period, the Company shall not thereafter issue or sell any New Securities, without first again offering such securities to each of the Preferred Holders in the manner provided in Section 7.1 above.
7.5	Termination of Preemptive Rights.
     This Section 7 shall terminate on the earlier of (i) the closing of the Qualified IPO or (ii) a Liquidation Event.
8.	Information and Inspection Rights.
8.1	Delivery of Financial Statements.
     The Company shall deliver to each Investor (so long as such Investor or its Affiliates is a Holder) the following documents and/or reports:
     (a) within ninety (90) days after the end of each fiscal year of the Company Group, consolidated, audited annual financial statements for the Company Group for such fiscal year and a consolidated balance sheet for the Company Group as of the end of the fiscal year, audited and certified by an accounting firm selected by the Company and approved by each Investor, a copy of the Company Group’s annual operating plan and budget, and a management report including a comparison of the financial results of such fiscal year with the corresponding business plan, all prepared in accordance with IFRS;
     (b) within thirty (30) days of the end of each quarter, a consolidated unaudited income statement and statement of cash flows for such quarter and a consolidated balance sheet for the Company Group as of the end of such quarter, and a management report which will disclose all material activities (financial or otherwise) of the Company Group including a comparison of the financial results against the Company’s business plan, all prepared in accordance with IFRS (except for year-end adjustments and except for the absence of notes);
     (c) within twenty (20) days of the end of each month, a consolidated unaudited income statement and statement of cash flows for such month and a consolidated balance sheet for the Company Group as of the end of such month, and a management report which will disclose all material activities (financial or otherwise) of the Company including a comparison of the financial results against the Company’s business plan, all prepared in accordance with IFRS (except for year-end adjustments and except for the absence of notes);
     (d) no later than thirty (30) days prior to the beginning of each fiscal year, an annual budget and operating plan for the succeeding fiscal year; and
     (e) no later than ten (10) days after the Company’s monthly, quarterly and annual operation analysis meetings, notes from the Company’s monthly, quarterly and annual operation analysis meetings and a written update on monthly operations and material events; and
     (f) copies of all documents or other information sent to any shareholder and any reports publicly filed by the Company Group with any relevant securities exchange, regulatory authority or governmental agency.

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     The Company shall also promptly notify the Preferred Holders of the following events in writing:
     (a) the occurrence of any event of default under any of the bank loans borrowed by any member of the Company Group;
     (b) the Company’s net assets become negative, on a consolidated basis;
     (c) any of the Company Group’s material licenses or permits are revoked or not renewed and such revocation is not cured within a reasonable period of time;
     (d) any material amendment or termination of any contract with a nominal value in excess of US$1,000,000, to which any member of the Company Group is a party or by which any of them or any of their respective properties are bound; and
     (e) any other event, in the reasonable opinion of the Company, has or is likely to have a material adverse effect on the business of the Company or its affiliates.
8.2	Inspection.
     Each of the Company, the Founder and the PRC Company shall procure each member of the Company Group to permit each Investor, at its respective expense, to visit and inspect, during normal business hours following reasonable notice by such Investor to such member of the Company Group and only in a manner so as not to interfere with the normal business operations of the Company Group, any of the properties of the Company Group, and examine the books of account and records of the Company Group, and discuss the affairs, finances and accounts of the Company Group with the directors, officers, management employees, accountants, legal counsel and investment bankers of such companies, all at such reasonable times as may be requested in writing by such Investor; provided, that each Investor agrees to keep confidential any information so obtained (subject to such Investor’s agreements with any of its related investment advisors, affiliates and their respective limited and general partners).
8.3	Termination of Information and Inspection Rights.
     The rights and covenants set forth in Sections 8.1 and 8.2 shall terminate and be of no further force or effect upon the earlier occurrence of (i) the closing of a Qualified IPO, (ii) the date that the Company becomes subject to the reporting requirements of Section 13 and Section 15 of the Exchange Act; or (iii) a Liquidation Event.
8.4	Governmental/Securities Filings.
     For three (3) years after the time when the Company becomes subject to the filing requirements of the Exchange Act and/or any organized securities exchange, the Company shall deliver to each Investor (so long as such Investor or its Affiliates is a Holder) copies of, or provide a link on its public website to, any quarterly, annual, extraordinary, or other reports publicly filed by the Company with the Commission or with any relevant securities exchange, regulatory authority or government agency, and any annual reports and other materials to the members.

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8.5	United States Tax Matters.
     (a) The Company shall use its best efforts to (and shall cause each of its Subsidiaries to) provide the Investors with such information and records and make such of its officers, directors, employees and agents available during usual business hours as may reasonably be requested by the Investors at any time or from time to time relating to:
     (i) the income Tax classification of any distributions (whether cash, stock, in kind, or otherwise) made by the Company to the U.S. Investor, including the U.S. federal income Tax classification;
     (ii) the extent to which a distribution made by the Company to the U.S. Investor is entitled to the benefits of any applicable income Tax treaty; and
     (iii) all such other information that is reasonably necessary for the U.S. Investor, or any direct or indirect owner of the Investor, to duly complete and file its Tax Returns, or may be reasonably necessary in connection with any Tax audit or controversy.
     (b) The Company agrees that it will not take any action that would cause it to cease to be classified as a corporation for US federal income tax purposes (including, without limitation, filing any US Internal Revenue Service Form 8832 that would cause the Company to be taxed other than as a corporation for US federal income tax purposes).
     (c) At any U.S. Investor’s request, the Company shall determine whether it constituted a PFIC not later than 75 days after the end of any fiscal year. The Company shall use its reasonable best efforts, in the event it is determined that it is a PFIC, and at the request of the U.S. Investor, to furnish to the U.S. Investor: (i) all information necessary to permit the U.S. Investor (or any direct or indirect owner of the U.S. Investor) to complete US Internal Revenue Service Form 8621 with respect to its interest in the Company or any of its Subsidiaries that are or may be PFICs and (ii) a PFIC Annual Information Statement described in US Treasury Regulation Section 1.1295-1(g)(1) with respect to the Company and such of its Subsidiaries that are or may be PFICs, and shall attempt to provide such information within 90 days of the end of the Company’s fiscal year.
     (d) The Company shall provide written notice to each U.S. Investor at least forty-five days prior to (i) any initial public offering of the Company or any of its Subsidiaries or (ii) any distribution of cash by the Company to any U.S. Investor (including in connection with any liquidity event). During the 45 day period after such notice has been provided, the Company agrees to cooperate in good faith with the U.S. Investors, and to take such actions as may be reasonably requested by the U.S. Investor, to minimize any material adverse U.S. federal income tax consequences that may arise to the U.S. Investors, or any direct or indirect owner of the U.S. Investor, with respect to such transaction, provided that such action is not reasonably expected to have a material adverse effect on the Company or the other Investors.
     (e) The Company shall use its reasonable efforts to conduct its business activities and operations in a manner that avoids the Company or any of its Subsidiaries being considered a PFIC.

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     (f) The Company shall, if requested by a U.S. Investor, cooperate in determining whether it would be desirable, reasonable and appropriate for the Company and/or any Subsidiary to elect to be classified as a partnership or branch for U.S. federal income tax purposes and, if so, to take all reasonable steps to cause any such elections to be made.
     (g) For purposes of this Section 8.5: (i) “U.S. Investor” means (A) any investor that is a United States person and (B) any investor that is an entity treated as a foreign partnership for U.S. federal income tax purposes, one or more of the owners of which are, or controlled by, United States persons; and (ii) “United States person” means any person described in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended.
9.	Election of Directors.
9.1	Board of Directors.
     (a) Number of Directors. The Company shall have a Board consisting of five (5) directors, of which (i) one (1) Director shall be appointed by Silver Lake (the “Series A-1 Director”); (ii) one (1) Director shall be appointed by CEF (the “Series A Director”); and (iii) three (3) Directors shall be appointed by the holders of Ordinary Shares (collectively, the “Management Directors”, and each a “Management Director”).
     (b) Designation and Election of the Series A-1 Directors. At each election of the directors of the Board, each holder of Series A-1 Senior Preferred Shares, each holder of Series A Preferred Shares and each holder of Ordinary Shares shall vote at any meeting of members, such number of Series A-1 Senior Preferred Shares (on an as-converted basis), Series A Preferred Shares (on an as-converted basis) and Ordinary Shares as may be necessary, or in lieu of any such meeting, shall give such holder’s written consent, as the case may be, with respect to such number of Series A-1 Senior Preferred Shares (on an as-converted basis), Series A Preferred Shares (on an as-converted basis) and Ordinary Shares (i) as may be necessary to elect as the Series A-1 Director one (1) individual designated by Silver Lake and remove any Series A-1 Director determined by Silver Lake, and (ii) against any other Series A-1 Director nominees not so designated by Silver Lake.
     (c) Designation and Election of the Series A Directors. At each election of the directors of the Board, each holder of Series A-1 Senior Preferred Shares, each holder of Series A Preferred Shares and each holder of Ordinary Shares shall vote at any meeting of members, such number of Series A-1 Senior Preferred Shares (on an as-converted basis), Series A Preferred Shares (on an as-converted basis) and Ordinary Shares as may be necessary, or in lieu of any such meeting, shall give such holder’s written consent, as the case may be, with respect to such number of Series A-1 Senior Preferred Shares (on an as-converted basis), Series A Preferred Shares (on an as-converted basis) and Ordinary Shares (i) as may be necessary to elect as the Series A Director one (1) individual designated by CEF and remove any Series A Director determined by CEF, and (ii) against any other Series A Director nominees not so designated by CEF.
     (d) Designation and Election of the Management Directors. At each election of the directors of the Board, each holder of Series A-1 Senior Preferred

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Shares, Series A Preferred Shares and each holder of Ordinary Shares shall vote at any meeting of members, such number of Series A-1 Senior Preferred Shares (on an as-converted basis), Series A Preferred Shares (on an as-converted basis) and Ordinary Shares as may be necessary, or in lieu of any such meeting, shall give such holder’s written consent, as the case may be, with respect to such number of Series A-1 Senior Preferred Shares (on an as-converted basis), Series A Preferred Shares (on an as-converted basis) and Ordinary Shares (i) as may be necessary to elect as the Management Directors three (3) individuals designated by the holders of Ordinary Shares, and (ii) against any other Management Director nominees not so designated.
     (e) Committees; Subsidiary Boards. Each committee of the Board of Directors shall contain at least one Series A-1 Director and one Series A Director. The Company shall cause each of its Subsidiaries’ boards of directors (or comparable governing bodies) (if applicable), to have the same composition as the Board of Directors of the Company (except as otherwise agreed to by Silver Lake and/or CEF with respect to the Series A-1 Director or Series A Director, respectively).
     (f) Board Observers. CEF and Silver Lake shall each have the right to appoint one (1) non-voting observer (the “Observers”) to the Board and to any committee thereof, to remove any such Observer appointed by such Person occupying such position and to fill any vacancy caused by the resignation, death or renewal of any such Observer occupying such position. The Observers shall have the right to attend all meetings of the Board and receive all materials and other information prepared by or for the members of the Board.
9.2	Alternate.
     Subject to applicable law, the Series A-1 Director, the Series A Director and the Management Directors, in the case of his or her absence, shall be entitled to appoint an alternate to serve at any Board meeting, and such alternate shall be permitted to attend all Board meetings and vote on behalf of the director for whom she or he is serving as an alternative.
9.3	Meetings and Expenses.
     The Board shall meet in person or by teleconference no less than one time per quarter. The Company shall reimburse all reasonable, documented expenses of all the Directors and the Observers related to all Board activities, including but not limited to attending the Board meetings.
9.4	Assignment.
     Regardless of anything else contained herein, the rights of Silver Lake and CEF under this Section 9 are non-transferable and non-assignable (including without limitation by operation of law).
9.5	Amendment.
     So long as Silver Lake (or its Affiliates) holds any Series A-1 Senior Preferred Share or CEF (or its Affiliates) holds any Series A Preferred Share, no rights of either Silver Lake or CEF

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under this Section 9 may be amended or waived (either generally or in a particular instance and either retroactively or prospectively).
9.6	Directors’ Insurance and Indemnification.
     After the execution of this Agreement, the Company shall, and shall cause its Subsidiaries to, provide customary insurance coverage for members of its Board and its Subsidiaries’ boards of on commercially reasonable terms as approved by the Required Interest. The Memorandum and Articles of the Company and comparable governing documents of each of its Subsidiaries shall at all times provide that the Company and its Subsidiaries shall indemnify the members of the Company’s Board of Directors and its Subsidiaries’ boards to the maximum extent permitted by the law of the jurisdiction in which the Company and its Subsidiaries are organized.
9.7	Board Meetings.
     The Company shall use its reasonable best efforts to hold no less than one (1) Board meeting during each quarter, and each of the Series A-1 Director and Series A Director shall have two (2) additional opportunities to request to have a Board meeting during every quarter. Such request shall not be deemed exercised if the quorum for the meeting is not obtained, unless due to either of the Series A-1 Director’s or Series A Director’s, respective failure to attend the meeting. A quorum for a Board meeting shall consist of three (3) directors, including each of a Series A-1 Director and Series A Director; provided, however, if such quorum cannot be obtained per two (2) consecutive meetings of directors due to the failure of either of a Series A-1 Director or Series A Director to attend such meetings of directors after the notice of the meeting has been sent by the Company in accordance with the Memorandum and Articles (such non-attending director, the “Non-Attending Director”), then the attendance of any three (3) directors (which shall include the Series A Director or Series A-1 Director that is not the Non-Attending Director) at the next duly called meeting of directors shall constitute a quorum. In the case of an equality of votes in a Board meeting, no director shall have a second or casting vote and a second Board meeting shall be convened within thirty (30) days in which the unresolved matter shall be put to the vote again. In the event the matter cannot be resolved in the second Board meeting, such matter shall be put to the vote in the general meeting of the shareholders of the Company in accordance with this Agreement and Memorandum and Articles.
     9.8     Termination. Notwithstanding any other provision herein to the contrary, this Section 9 shall terminate on the closing of the Qualified IPO.
10.	Additional Agreement; Covenants.

10.1	Qualified IPO.
     Subject to applicable laws, the Company and the Founder shall use commercially reasonable best efforts to effectuate the closing of a Qualified IPO within thirty-six (36) months of the date of this Agreement. In the event of the closing of a Qualified IPO, each of the Company and the Founder agree to use commercially reasonable best efforts, subject to applicable laws, to minimize restrictions on the transfer of any Series A-1 Senior Preferred

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Shares and Series A Preferred Shares (or Ordinary Shares that have been converted from such Series A-1 Senior Preferred Shares or Series A Preferred Shares).
10.2	Approval of Business Plan.
     The Company, the Founder, and the Investors shall use their reasonable best efforts to cause each quarterly or annual budget, business plan or operating plan (including any capital expenditure budget, operating budget and financing plan) to be approved before the beginning of each quarter or year, as the case may be.
10.3	Related-Party Transactions.
     Until the closing of the Qualified IPO, except for the transactions contemplated under this Agreement and the Transaction Documents (as defined in the SLP Share Purchase Agreement), all related party transactions between any of the Company, the members of the Company Group, the Founder, the Senior Managers, and directors of the Company Group, a “related party” (as referred to in IFRS) of any of such Persons and the Founder, shall be negotiated and entered into on an arms-length basis and shall be subject to the approval of the Board, including the approval of each of the Series A-1 Director and the Series A Director. In addition, any related party transactions concerning consideration in excess of US$10,000 shall be subject to the approval of the Board, including the approval of each of the Series A-1 Director and Series A Director, except for the transactions solely among the PRC Companies during the normal course of business.
10.4	Restriction on Transfer.
     Unless with the prior written approval of the Board, which shall include the approval of each of the Series A-1 Director and Series A Director, the Founder shall not, directly or indirectly, transfer, sell, pledge, mortgage, encumber or otherwise dispose of any of his shares in the Company. The Founder hereby agrees that he will not effect any transfer in violation of this Section 10.4 nor will it treat any alleged transferee as the holder of such shares or equity interest.
10.5	Non-Competition by the Founder.
     Unless otherwise agreed and acknowledged in writing by each Investor, the Founder undertakes to the Company and the Investors that commencing from the date of this Agreement for the later of a period of twenty-four (24) months after he ceases to be (x) employed by the Company Group or (y) a shareholder in any member of the Company Group, he will not, without the prior written consent of the Board (including the consent of each of the Series A-1 Director and Series A Director), either on his own account or through any of his Affiliates, or in conjunction with or on behalf of any other person: (i) invest or be engaged or interested directly or indirectly in any other corporate business or entity which carries out any business that is in competition with the businesses of the Company Group, or otherwise carry out any such business; (ii) act as the shareholder, director, employee, partner, agent or representative of any entity described in subsection (i) above; (iii) solicit or entice away or attempt to solicit or entice away from any member of the Company Group, any person, firm, company or organization who is a customer, employees, client, representative, agent or correspondent of such member of the Company Group or in the habit of dealing with such member of the Company Group.

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10.6	Assignments and Transfers; No Third Party Beneficiaries.
     Except as otherwise provided herein, this Agreement and the rights and obligations of the Parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives, but shall not otherwise be for the benefit of any third party. The rights of any Holder hereunder are assignable in connection with the transfer (subject to applicable securities and other laws) of Equity Securities held by such Holder; provided, however, that (1) the transferor shall, prior to the effectiveness of such transfer, furnish to the Company written notice of the name and address of such transferee and the Equity Securities that are being assigned to such transferee, (2) the transferor shall cause such transferee to, concurrently with the effectiveness of such transfer, become a party to this Agreement as a Holder and be subject to all applicable restrictions set forth in this Agreement. Subject to Section 6.5, this Agreement and the rights and obligations of any Party hereunder shall not otherwise be assigned without the mutual written consent of the other Parties.
10.7	Protective Provisions.
     (i) In addition to any requirements set forth in the Memorandum and Articles or by the laws of the Cayman Islands, the Company, Eastern Well and the PRC Companies shall not, and the Company and the Founder shall cause any Subsidiary not to (by way of shareholders resolutions, board resolutions or other means), take any of the following actions without the prior approval of the holder(s) of at least a majority of the outstanding Series A-1 Senior Preferred Shares (for the purpose of this Section, the term Company below shall also include the members of the Company Group):
     (a) Any action that authorizes, creates or issues any class of the Company securities having preferences superior to or on a parity with the Series A-1 Senior Preferred Shares or any other securities of the Company (other than with respect to the Series A-1 Option (as defined in the Memorandum and Articles));
     (b) Any action that reclassifies any outstanding shares into shares having preferences or priority as to dividends or assets senior to or on a parity with the preference of the Series A-1 Senior Preferred Shares;
     (c) Consolidation or merger with or into any other business entity, or the disposition of assets in excess of US$2,000,000 (individually or in the aggregate), or the sale of the license out of all or substantially all of the Company’s intellectual property rights;
     (d) Any amendment to the Memorandum and Articles;
     (e) Any amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Series A-1 Senior Preferred Shares;
     (f) Any action that repurchases, redeems or retires any of the Company’s voting securities;

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     (g) Approving the Company’s initial public offering, including selection of the listing exchange, any financial advisors, underwriters, or approval of the valuation and terms and conditions for a the Company’s initial public offering;
     (h) Approving or any form of merger or consolidation;
     (i) The liquidation or dissolution of the Company;
     (j) Any Liquidation Event; and
     (k) Issuance of debt over US$2,000,000 in a single transaction or series of related transactions.
     (ii) In addition to any requirements set forth in the Memorandum and Articles or by the laws of the Cayman Islands, the Company, Eastern Well and the PRC Companies shall not, and the Company and the Founder shall cause any Subsidiary not to (by way of shareholders resolutions, board resolutions or other means), take any of the following actions without the prior approval of the holder(s) of at least sixty-seven percent (67%) of the outstanding Series A Preferred Shares (for the purpose of this Section, the term Company below shall also include the members of the Company Group):
     (a) Any action that authorizes, creates or issues any class of the Company securities having preferences superior to or on a parity with the Series A Preferred Shares or any other securities of the Company (other than with respect to the Series A-1 Option);
     (b) Any action that reclassifies any outstanding shares into shares having preferences or priority as to dividends or assets senior to or on a parity with the preference of the Series A Preferred Shares;
     (c) Consolidation or merger with or into any other business entity, or the disposition of assets in excess of US$2,000,000 (individually or in the aggregate), or the sale of the license out of all or substantially all of the Company’s intellectual property rights;
     (d) Any amendment to the Memorandum and Articles of Association of the Company (other than amendments necessary to undergo the Company’s initial public offering approved under 10.7(i)(g) above);
     (e) Any amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Series A Preferred Shares;
     (f) Any action that repurchases, redeems or retires any of the Company’s voting securities;
     (g) Approving the Company’s initial public offering, including selection of the listing exchange, any financial advisors, underwriters, or approval of the valuation and terms and conditions for a the Company’s initial public offering;
     (h) The liquidation or dissolution of the Company;

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     (i) Any Liquidation Event; and
     (j) Issuance of debt over US$2,000,000 in a single transaction or series of related transactions.
     (iii) In addition to any requirements set forth in the Memorandum and Articles or by the laws of the Cayman Islands, the Company shall not, and the Company and the Founder shall cause any Subsidiary not to (by way of shareholders resolutions, board resolutions or other means), take any of the following actions without the prior approval by all Directors of the Board of the Company, which shall include the affirmative vote of each a Series A Director and Series A-1 Director (for the purpose of this Section 10.7(iii), the term Company below shall also include the members of the Company Group):
     (a) Making any loans by the Company to any Director, officer or employee outside the ordinary course of business consistent with past practices;
     (b) Declaration of dividends or other distributions and any changes in the dividend policy of the Company;
     (c) Adoption and implementation of the annual operating budget or strategic plans, which, once approved, shall not deviate from such operating budget or strategic plans;
     (d) Approval, adoption, amendment or administration of the ESOP;
     (e) Initiation and settlement of any material litigation where the amount claimed or in dispute exceeds US$500,000;
     (f) Any issuance of equity or debt securities of the Company (in a single transaction or a series of related transactions) (other than with respect to the Series A-1 Option);
     (g) Sale, mortgage, pledge, lease, transfer or otherwise disposition of any of the assets of the Company which are (i) outside the ordinary course of business, or (ii) in excess of US$500,000 in the aggregate over any twelve (12) months;
     (h) Approval or amendment of any quarterly and annual budget, business plan and operating plan (including any capital expenditure budget, operating budget and financing plan) of the Company;
     (i) Engaging in any business materially different from that described in the then current business plan, change of the name of the Company or ceasing any business undertaking of the Company;
     (j) Incurrence of any indebtedness or assumption of any financial obligation, or assumption, guarantee or creation of any liability for borrowed money in excess of US$500,000 in the aggregate at any time outstanding unless such liability is incurred pursuant to the then current business plan;

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     (k) Any expenditure or other purchase of tangible or intangible assets in excess of US$1,000,000 in the aggregate over any twelve (12) months unless such expenditure or purchase is made pursuant to the then current business plan;
     (l) Entering into any material agreement or contract with any party or group of related parties under which the Company’s aggregate commitments, pledge or obligations to such party or group of related parties;
     (m) Any material change in the accounting methods or policies or appointment or change of the auditors of the Company;
     (n) Disposition of or dilution of the Company’s interest, directly or indirectly, in any of its subsidiaries;
     (o) Appointment, removal, and determination of the remuneration of the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Vice President or General Manager of the Company and any material subsidiaries of the Company; and
     (p) All accounts holding cash of the Company shall be established such that any expenditure exceeding RMB2,000,000, not relating to the core business or not included in the annual business plan of the Company, shall require the signature of each of the Series A-1 Director and the Series A Director. Such threshold may be adjusted with the consent of each of Series A-1 Director and each Series A Director, with written notice to the Company and such other documents as may be required by the applicable financial institutions.
     (iv) The Company is excluded from any obligation contained in this Agreement to the extent that such obligation would contain an unlawful fetter on the Company’s statutory powers, provided that the Investors, the Founder and Wide Safety shall procure that the Company will perform all such obligations.
10.8	Assignment.
     The information and inspection rights under Section 8 may be assigned to any holder of either Series A-1 Senior Preferred Shares or Series A Preferred Shares; provided, however, that no party may be assigned any of the foregoing rights unless the Company is given written notice by the assigning party stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further, that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of this Section 10.8.
11.	Miscellaneous.

11.1	Governing Law.
     This Agreement shall be governed by and construed in accordance with the laws of Hong Kong as to matters within the scope thereof and without regard to its principles of conflicts of laws.

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11.2	Dispute Resolution.
     (a) Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall first be subject to resolution through consultation of the parties to such dispute, controversy or claim. Such consultation shall begin within seven (7) days after one Party hereto has delivered to the other Parties involved a written request for such consultation. If within thirty (30) days following the commencement of such consultation the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of any Party with notice to the other Parties.
     (b) The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “HKIAC”). There shall be three arbitrators. The complainant and the respondent involved in such dispute shall each select one arbitrator within thirty (30) days after giving or receiving the demand for arbitration. Such arbitrators shall be freely selected, and the Parties shall not be limited in their selection to any prescribed list. The Chairman of the HKIAC shall select the third arbitrator, who shall be qualified to practice law in the Hong Kong and fluent in English and Mandarin. If either party to the arbitration does not appoint an arbitrator who has consented to participate within thirty (30) days after selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the HKIAC.
     (c) The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the Arbitration Rules of the HKIAC in effect at the time of the arbitration. However, if such rules are in conflict with the provisions of this Section 11.2, including the provisions concerning the appointment of arbitrators, the provisions of this Section 11.2 shall prevail.
     (d) The arbitrators shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive law of the Hong Kong and shall not apply any other substantive law.
     (e) Each Party hereto shall cooperate with any party to the dispute in making full disclosure of and providing complete access to all information and documents requested by such party in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on the Party receiving the request; all such requested information and documents can be provided in English or Chinese with equal legal validity.
     (f) The award of the arbitration tribunal shall be final and binding upon the disputing parties, and any party to the dispute may apply to a court of competent jurisdiction for enforcement of such award.
     (g) Any party to the dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.
11.3	Counterparts.

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     This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.
11.4	Notices.
     Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by next-day or second-day courier service, fax, electronic mail or similar means to the address as shown below the signature of such Party on the signature page of this Agreement (or at such other address as such Party may designate by fifteen (15) days’ advance written notice to the other Parties to this Agreement given in accordance with this Section 11.4). Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and by two days having passed after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected on the same day on which it is properly addressed and sent through a transmitting organization with a reasonable confirmation of delivery.
11.5	Headings and Titles.
     Headings and titles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
11.6	Expenses.
     If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing Party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such Party may be entitled.
11.7	Entire Agreement; Amendments and Waivers.
     Notwithstanding the SLP Share Purchase Agreement and that certain Amended and Restated Right of First Refusal and Co-Sale Agreement dated October 21, 2010 by and among the Company and the other parties thereto, this Agreement (including the Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with regard to the subject matter hereof and thereof. Any term of this Agreement may be amended by each of the Parties hereto and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the applicable Parties to which such terms relate. Subject to Section 11.11, any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities, each future holder of all such Registrable Securities, and the Company.
11.8	Severability.

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     If a provision of this Agreement is held to be unenforceable under applicable laws, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.
11.9	Further Assurances.
     The parties agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the intent of this Agreement.
11.10	Rights Cumulative.
     Each and all of the various rights, powers and remedies of a Party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party.
11.11	No Waiver.
     Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy power hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.
11.12	Conflict with Articles of Association.
     The Parties hereto (other than the Company) agree that in the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of the Memorandum and Articles or other constitutional documents, the terms of this Agreement shall prevail as between the shareholders of the Company only. The Parties (other than the Company) shall, notwithstanding the conflict or inconsistency, act so as to effect the intent of this Agreement to the greatest extent possible under the circumstances and shall promptly amend the conflicting constitutional documents to conform to this Agreement to the greatest extent possible.
11.13	No Presumption.
     The parties acknowledge that any applicable law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.
11.14	Information Waiver.

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     The Company acknowledges that each Investor, its Affiliates and their respective members, equity holders, limited partners, director representatives, partners, employees, agents and other related persons (such persons, “Covered Persons”) are engaged in the business of investing in private and public companies in a wide range of industries, including the industry segment in which the Company operates (the “Company Industry Segment”). Accordingly, the Company and each Investor acknowledge and agree that each Covered Person shall:
     (a) have no duty to the Company to refrain from participating as a director, investor or otherwise with respect to any company or other person or entity that is engaged in the Company Industry Segment or is otherwise competitive with the Company; and
     (b) in connection with making investment decisions, to the fullest extent permitted by law, have no obligation of confidentiality or other duty to the Company to refrain from using any information, including, but not limited to, market trend and market data, which comes into such Covered Person’s possession, whether as a director, investor or otherwise (the “Information Waiver”), provided that the Information Waiver shall not apply, and therefore such Covered Person shall be subject to such obligations and duties as would otherwise apply to such Covered Person under applicable law, if the information at issue (i) constitutes material non-public information concerning the Company, or (ii) is covered by a contractual obligation of confidentiality to which the Company is subject. Notwithstanding anything in this Section 11.14 to the contrary, nothing herein shall be construed as a waiver of any Covered Person’s duty of loyalty or obligation of confidentiality with respect to the disclosure of confidential information of the Company.
[The remainder of this page has been intentionally left blank]

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:	NOBAO RENEWABLE ENERGY HOLDINGS LIMITED
By:
		Name:	Kwok Ping Sun
		Title:	Director
		Address:	Building No. 4, 150 Yong He Road, Shanghai, China, 200072
		Fax:	86-21-6631-2459

[Signature Page to Amended and Restated Shareholders Agreement]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

FOUNDER:	TAI FENG INVESTMENTS LIMITED
By:
		Name:	Kwok Ping Sun
		Address:	P.O. Box 957, Offshore Incorporation, Road Town, Tortola, British Virgin Islands
		Fax:	[ ]

[Signature Page to Amended and Restated Shareholders Agreement]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CEF:	CHINA ENVIRONMENT FUND III, L.P.
By:
		Name:	Shelby Chen
		Title:	Authorized Signatory
		Address:	A2302, SP Tower, Tsinghua Science Park, Beijing 100084 China
		Fax:	86-10-8215-1150

[Signature Page to Amended and Restated Shareholders Agreement]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

WIDE SAFETY:	WIDE SAFETY INTERNATIONAL LIMITED
By:
Name:
Title:
Address:
Fax:

[Signature Page to Amended and Restated Shareholders Agreement]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

INVESTOR:	SLP NOBLE HOLDINGS LTD.
By:
	Name:	Kenneth Y. Hao
	Title:	Director
	Address:	2775 Sand Hill Road, Suite 100 Menlo Park, CA 94025
	Fax:	+1 408 454 4734

[Signature Page to Amended and Restated Shareholders Agreement]

SCHEDULE 1
     “Affiliates” means, with respect to a Person, any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation any general partner, officer or director of such Person and any venture capital fund now or hereafter existing which is controlled by or under common control with one or more general partners or shares the same management company with such Person.
     “Agreement” has the meaning ascribed to it in the Preamble hereof.
     “Applicable Securities Law” means (i) with respect to any offering of securities in the United States, or any other act or omission within that jurisdiction, the securities law of the United States, including the Exchange Act and the Securities Act, and any applicable securities law of any state of the United States, and (ii) with respect to any offering of securities in any jurisdiction other than the United States, or any related act or omission in that jurisdiction, the applicable securities laws of that jurisdiction.
     “Board” or “Board of Directors” means the board of directors of the Company.
     “CEF” has the meaning as ascribed to it in the Preamble hereof.
     “Commission” means (i) with respect to any offering of securities in the United States, the Securities and Exchange Commission of the United States or any other federal agency at the time administering the Securities Act, and (ii) with respect to any offering of securities in a jurisdiction other than the United States, the regulatory body of the jurisdiction with authority to supervise and regulate the offering and sale of securities in that jurisdiction.
     “Company” has the meaning ascribed to it in the Preamble hereof.
     “Company Group” means the Company, Eastern Well, the PRC Companies, any of their Subsidiaries, and each Person (other than a natural person) that is, directly or indirectly, controlled by the Founder and/or the PRC Companies.
     “Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person; the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.
     “Eastern Well” has the meaning ascribed to it in the Preamble hereof.
     “Equity Securities” means any Ordinary Shares and/or Ordinary Share Equivalents of the Company.

     “ESOP” means the Company’s performance incentive plan, pursuant to which the Company may grant Equity Securities to the employees, officers, directors, advisors or consultants of the Company Group to subscribe for up to 5,000,000 Ordinary Shares, to be approved and adopted by the Board after the date hereof and in form acceptable to the Investors.
     “Exercising Holder” has the meaning ascribed to it in Section 7.3 hereof.
     “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
     “Form F-3” means Form F-3 promulgated by the Commission under the Securities Act or any successor form or substantially similar form then in effect.
     “Form S-3” means Form S-3 promulgated by the Commission under the Securities Act or any successor form or substantially similar form then in effect.
     “Founder” has the meaning ascribed to it in the Preamble hereof.
     “Governmental Authority” means any nation or government or any province or state or any other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including without limitation any government authority, agency, department, board, commission or instrumentality of the PRC, Hong Kong or the Cayman Islands or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.
     “HKIAC” has the meaning ascribed to it in Section 11.2 hereof.
     “Hong Kong” means the Hong Kong Special Administrative Region of the PRC.
     “Holders” means the holders of Registrable Securities who are parties to this Agreement from time to time, and their permitted transferees that become parties to this Agreement from time to time.
     “IFRS” means the International Financial Reporting Standards promulgated by the International Accounting Standards Board (“IASB”) (which includes standards and interpretations approved by the IASB and International Accounting Principles issued under previous constitutions), together with its pronouncements thereon from time to time, and applied on a consistent basis.
     “Initiating Holders” means, with respect to a request duly made under Section 2.1 or Section 2.2 to Register any Registrable Securities, the Holders initiating such request.
     “Investors” has the meaning ascribed to it in the Preamble hereof.
     “Jiangxi Nobao” has the meaning ascribed to it in the Preamble hereof.
     “IPO” means the first firmly underwritten registered public offering by the Company of its Ordinary Shares pursuant to a Registration Statement that is filed with and declared effective

2

by either the Commission under the Securities Act or another Governmental Authority for a Registration in a jurisdiction other than the United States.
     “Issuance Notice” has the meaning ascribed to it in Section 7.2.
     “Law” means any constitutional provision, statute or other law, rule, regulation, official policy or interpretation of any Governmental Authority and any injunction, judgment, order, ruling, assessment or writ issued by any Governmental Authority.
     “Liquidation Event” means (i) any liquidation, winding-up, or dissolution of the Company, whether voluntary or involuntary; (ii) any consolidation, amalgamation or merger of the Company and/or its subsidiaries or shareholders of the subsidiaries with or into any Person, or any other corporate reorganization, including a sale or acquisition of Equity Securities of the Company, in which the Members of the Company or the shareholders of the subsidiaries immediately before such transaction own less than fifty percent (50%) of the voting power of the surviving entity immediately after such transaction (excluding any transaction effected solely for tax purposes or to change the Company’s domicile); (iii) a sale of all or substantially all of the assets of the Company and/or its subsidiaries to a third party or license of all or substantially all intellectual property of the Company and/or its subsidiaries to a third party; (iv) the consummation of any Trade Sale; or (v) the exclusive licensing of all or substantially all of the Company and/or its subsidiaries’ intellectual property to a third party (excluding any transaction effected solely for the Company’s internal restructuring).
     “Management Director” has the meaning ascribed to it in Section 9.1(a).
     “Memorandum and Articles” means the Company’s Memorandum and Articles of Association, as amended or amended and restated from time to time.
     “New Securities” means, subject to the terms of Section 7 hereof, any newly issued Equity Securities of the Company, except for (i) up to 500,000 Ordinary Shares issued pursuant to the employee stock option plan or any Ordinary Shares Equivalent issued to the employees, consultants, officers or directors of the Company Group pursuant to other share option, share purchase or share bonus plan, agreement or arrangement to be approved by the Compensation Committee from time to time (including any Ordinary Shares issued prior to the date hereof); (ii) securities issued upon conversion of any Preferred Shares (including any Series A-1 Option Shares) or exercise of any outstanding warrants or options, (iii) securities issued in connection with a bona fide acquisition of another business; (iv) securities issued in a Qualified IPO; (v) securities issued in connection with any share split, share dividend, combination, recapitalization or similar transaction of the Company; (vi) Ordinary Shares issued or issuable pursuant to equipment lease financings or bank credit arrangements approved by the Board (including the Series A Director and the Series A-1 Director); (vii) any Series A-1 Option Shares issued in connection with the Series A-1 Option (and any Ordinary Shares into which such Series A-1 Options shares may be converted); or (viii) any other issuance of Equity Securities whereby each Investor gives a written waiver of its rights under Section 7 hereof at each Investor’s sole discretion.
     “Non-Exercising Holder” has the meaning ascribed to it in Section 7.3 hereof.

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     “Observer” has the meaning ascribed to it in Section 9.1(f) hereof.
     “Ordinary Shares” means the Ordinary Shares, par value US$0.0001, of the Company.
     “Ordinary Share Equivalents” means warrants, options and rights exercisable for Ordinary Shares or securities convertible into or exchangeable for Ordinary Shares, including, without limitation, the Series A Preferred Shares.
     “Party” has the meaning ascribed to it in the Preamble hereof.
     “Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.
     “PFIC” has the meaning ascribed to it in Section 8.3 hereof.
     “PRC” means the People’s Republic of China, but excluding the Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan.
     “PRC Companies” means Shanghai Nuoxin and Jiangxi Nobao.
     “QEF Election” has the meaning ascribed to it in Section 8.3 hereof.
     “Qualified IPO” means a firm commitment underwritten public offering of the Ordinary Shares in accordance with the terms of the Shareholders Agreement in which (1) the lead underwriter is an internationally recognized investment banking firm, (2) the securities are listed on an internationally recognized stock exchange, (3) the offering results in net proceeds to the Company of at least US$140,000,000 and (4) which represents an implied value of at least U.S.$9.00 per American Depository Share (i.e., U.S.$3.0 per Ordinary Share) (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions).
     “Registrable Securities” means (i) the Ordinary Shares issuable or issued upon conversion of the Series A-1 Senior Preferred Shares, (ii) the Ordinary Shares issuable or issued upon conversion of the Series A Preferred Shares, (iii) any Ordinary Shares owned or hereafter acquired by any Investor and (iv) any Ordinary Shares of the Company issued as a dividend or other distribution with respect to, in exchange for, or in replacement of, the shares referenced in (i) through (iii) herein, excluding in all cases, however, any of the foregoing sold by a Person in a transaction other than an assignment pursuant to Section 10. For purposes of this Agreement, (i) Registrable Securities shall cease to be Registrable Securities when a Registration Statement covering such Registrable Securities has been declared effective under the Securities Act by the Commission whether or not such Registrable Securities have been disposed of pursuant to such effective Registration Statement and (ii) the Registrable Securities of a Holder shall not be deemed to be Registrable Securities at any time (but only during such time) when the entire amount of such Registrable Securities proposed to be sold by such Holder in a single sale are or, in the opinion of counsel satisfactory to the Company and such Holder, each in their reasonable judgment, may be, so distributed to the public pursuant to Rule 144 (or any successor provision then in effect) under the Securities Act in any three (3) month period or any such Registrable Securities have been sold in a sale made pursuant to Rule 144 of the Securities Act.

4

     “Registration” means a registration effected by preparing and filing a Registration Statement and the declaration or ordering of the effectiveness of that Registration Statement; and the terms “Register” and “Registered” have meanings concomitant with the foregoing.
     “Registration Statement” means a registration statement prepared on Form F-l, F-3, S-l or S-3 under the Securities Act (including, without limitation, Rule 415 under the Securities Act), or on any comparable form in connection with registration in a jurisdiction other than the United States.
     “Remaining Securities” has the meaning ascribed to it in Section 7.3 hereof.
     “Required Interest” means Holders holding 50% or more of the outstanding Registrable Securities; provided that any action that requires the consent of the Required Interest herein must also be approved by Silver Lake.
     “Securities Act” means the United States Securities Act of 1933, as amended.
     “Selling Expenses” means all underwriting discounts and selling commissions applicable to the sale of Registrable Securities pursuant to this Agreement.
     “Senior Managers” means, with respect to the Company and each member of the Company Group, the chief executive officer, the chief financial officer, the chief technology officer, the president, the general manager or any other manager with the title of “vice-president” or higher, or any other employee with responsibilities similar to any of the foregoing, of such entity.
     “Series A Conversion Shares” means any Ordinary Shares of the Company issuable upon conversion of the Series A Preferred Shares.
     “Series A-1 Conversion Shares” means any Ordinary Shares of the Company issuable upon conversion of the Series A-1 Senior Preferred Shares.
     “Series A Director” has the meaning ascribed to it in Section 9.1(a) hereof.
     “Series A-1 Director” has the meaning ascribed to it in Section 9.1(a) hereof.
     “Series A Holder” has the meaning ascribed to it in Section 7.1 hereof.
     “Series A Preferred Shares” means any and all of the Company’s Series A Preferred Shares, par value US$0.0001 per share, with the rights and privileges as set forth in the Memorandum and Articles.
     “Series A-1 Senior Preferred Shares” means any and all of the Company’s Series A-1 Senior Preferred Shares, par value US$0.0001 per share, with the rights and privileges as set forth in the Memorandum and Articles.
     “Shanghai Nuoxin” has the meaning ascribed to it in the Preamble hereof.

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     “Silver Lake” has the meaning ascribed to it in the Preamble hereof.
     “Subsidiary” or “subsidiary” means, as of the relevant date of determination, with respect to any Person (the “subject entity”), (i) any Person (x) more than fifty percent (50%) of whose shares or other interests entitled to vote in the election of directors or (y) more than a fifty percent (50%) interest in the profits or capital of such Person are owned or controlled directly or indirectly by the subject entity or through one (1) or more Subsidiaries of the subject entity, (ii) any Person whose assets, or portions thereof, are consolidated with the net earnings of the subject entity and are recorded on the books of the subject entity for financial reporting purposes in accordance with IFRS, or (iii) any Person with respect to which the subject entity has the power to otherwise direct the business and policies of that entity directly or indirectly through another subsidiary. For the avoidance of doubt, the Subsidiaries of the Company shall include the Company Group (excluding the Company).
     “Violation” has the meaning ascribed to it in Section 5.1 hereof.
     “Wide Safety” has the meaning ascribed to it in the Preamble hereof.
     Where a word or phrase is defined, its other grammatical forms have a corresponding meaning.

6

EXHIBIT A
PFIC ANNUAL INFORMATION STATEMENT
PFIC Annual Information Statement pursuant to U.S. Treasury Regulation § 1.1295-l(g).
                                          (the “Company”) hereby represents that:
1. This PFIC Annual Information Statement applies to the Company’s taxable year beginning on                      and ending on                     .
2. The pro rata shares of the Company’s ordinary earnings and net capital gain attributable to the U.S. Shareholder (directly or indirectly through any other entity that holds the investment in the Company) for the taxable year specified in paragraph (1) are:

Ordinary Earnings:	$
Net Capital Gain:	$
3. The amount of cash and the fair market value of other property distributed or deemed distributed by the Company to the U.S. Shareholder during the taxable year specified in paragraph (1) are as follows:

Cash:	$

Fair Market Value of Property:	$
4. The Company will permit the U.S. Shareholder to inspect the Company’s permanent books of account, records, and such other documents as may be maintained by the Company that are necessary to establish that the Company’s ordinary earnings and net capital gain are computed in accordance with U.S. Federal income tax principles, and to verify these amounts and the U.S. Shareholders direct or indirect pro rata shares thereof; provided, that (i) a Company representative shall, at the Company’s option, accompany the Investor on any such inspection, and (ii) the Company shall not be required to permit such inspection if such inspection would violate applicable laws, regulations or policies of the PRC.

By:
Title:
Date:

EXHIBIT B-2
RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT
AMENDED AND RESTATED
RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT
     THIS AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT (this “Agreement”) is made as of October 21, 2010, by and among NOBAO RENEWABLE ENERGY HOLDINGS LIMITED, an exempted company incorporated with limited liability under the Laws of the Cayman Islands (the “Company”), SLP NOBLE HOLDINGS LTD., an exempted company incorporated with limited liability under the Laws of the Cayman Islands (“Silver Lake”), CHINA ENVIRONMENT FUND III, L.P., an exempted limited partnership registered in the Cayman Islands (“CEF”), TAI FENG INVESTMENTS LIMITED, a company duly organized and validly existing under the Laws of the British Virgin Islands and wholly owned by Mr. Kwok Ping Sun (the “Founder”) and WIDE SAFETY INTERNATIONAL LIMITED, a Hong Kong company (“Wide Safety”).
     Each of the Company, Silver Lake, CEF, the Founder and Wide Safety shall be referred to individually as a “Party” and collectively as the “Parties”.
WITNESSETH
     NOW, THEREFORE, in consideration of the premises set forth above, the mutual promises and covenants set forth herein and other good and valuable consideration, the Parties agree as follows:
1.	Definitions.
     Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in Schedule I hereto.
2.	Rights of First Refusal and Co-Sale Rights
     No Restricted Shareholder (as defined below) shall directly or indirectly transfer, mortgage, pledge or otherwise dispose of or encumber or grant a security interest, lien, charge, privilege or similar right in or on any of the Shares except and in accordance with the provisions herein contained.
2.1	Prohibition on Transfer of Shares.
(a)	General.
     Except as provided in Sections 2.2 through 2.5 of this Agreement, any holder (whether directly or indirectly) of Series A Preferred Shares and Ordinary Shares of the Company, other than the holders of Ordinary Shares converted from either Series A-1 Senior Preferred Shares or otherwise held by Silver Lake or its Affiliates (the “Restricted Shareholders”), regardless of any such holder’s employment status with the Company, may not transfer any direct or indirect interest in any Equity Securities of the Company now or hereafter owned or held by him prior to a Qualified IPO, except for transfers in compliance with this Section 2, unless otherwise approved in writing by the majority of the Board, including the approval of each of the Series A-1 Director and

Series A Director (each as defined in the Memorandum and Articles). For the purposes hereof, redemption or repurchase of shares by the Company shall not be prohibited under this clause.
(b)	Prohibited Transfers Void.
     Any transfer of Equity Securities by a Restricted Shareholder not made in compliance with this Agreement shall be null and void as against the Company and the Holders, shall not be recorded on the books of the Company and shall not be recognized by the Company.
2.2	Rights of First Refusal.
(a)	Transfer Notice.
     Prior to the closing of a Qualified IPO, if a Restricted Shareholder proposes to transfer the Equity Securities he or it directly or indirectly holds in the Company to one or more third parties pursuant to an understanding with such third parties (a “Transfer”, and such holder a “Transferor”), then the Transferor shall, subject to the applicable statutory provisions and the Memorandum and Articles, give the Company written notice of the Transferor’s intention to make the Transfer (the “Transfer Notice”), which shall include (i) a description of the Equity Securities to be transferred (the “Offered Shares”), (ii) subject to any applicable non-disclosure agreement with such third party, the identity of the prospective transferee and (iii) the consideration and the material terms and conditions upon which the proposed Transfer is to be made. The Transfer Notice shall certify that the Transferor has received a firm offer from the prospective transferee and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice.
(b)	Company’s Option.
          (i) The Company shall have an option for a period of fifteen (15) days following the receipt of the Transfer Notice to elect to purchase all of the Offered Shares (not in part) at the same price and subject to the same material terms and conditions as described in the Transfer Notice, subject further to complying with all the applicable statutory provisions (including, without limitation, the Companies Law of the Cayman Islands) and the Memorandum and Articles.
          (ii) The Company may exercise such purchase option and, thereby, purchase all of the Offered Shares, by notifying the Transferor in writing, before expiration of the fifteen (15) day period, that it wishes to purchase all of the Offered Shares.
          (iii) If the Company gives the Transferor notice that it desires to purchase Offered Shares, then payment for the Offered Shares to be purchased shall be by check or wire transfer in immediately available funds of the appropriate currency, against delivery of such Offered Shares to be purchased at a place agreed by the Transferor and the Company and at the time of the scheduled closing therefor, which shall be no later than forty-five (45) days after the Company’s receipt of the Transfer Notice, unless such notice contemplated a later closing with the prospective third party transferee or unless the value of the purchase price has not yet been established pursuant to Section 2.2(d) or if later, the day on which all the mandatory statutory procedures shall have been completed.

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          (iv) Regardless of any other provision of this Agreement, if the Company declines in writing, or fails to exercise its purchase option pursuant to this Section 2.2 with respect to all (and not less than all) Offered Shares, then the Transferor shall be under no obligation to transfer the Offered Shares to the Company pursuant to this Section 2.2 and shall then be required to provide a Transfer Notice regarding the Offered Shares to the Holders (the “Holder Transfer Notice”) pursuant to Section 2.2(c).
          (v) The Transferor shall have the right to terminate or withdraw any Transfer Notice and any intent to transfer Offered Shares at any time, whether or not the Company has elected to purchase under this Section 2.2 any Offered Shares offered thereby.
(c)	Holders’ Option.
          (i) If the Company at any time elects not to purchase all of the Offered Shares pursuant to its right of first refusal in Section 2.2(b) hereof, then each Holder shall have an option for a period of fifteen (15) days following such Holder’s receipt of the Holder Transfer Notice to elect to purchase its respective pro rata share of the Offered Shares at the same price and subject to the same material terms and conditions as described in the Holder Transfer Notice.
          (ii) Each such Holder may exercise such purchase option and, thereby, purchase all or any portion of its pro rata share (with any re-allotment as provided below) of the Offered Shares, by notifying the Transferor and the Company in writing, before expiration of the fifteen (15) day period as to the number of such shares that it wishes to purchase (including any re-allotment).
          (iii) Each such Holder’s pro rata share of the Offered Shares shall be a fraction, the numerator of which shall be the number of Equity Securities (assuming the exercise, conversion and exchange of any Ordinary Share Equivalents) owned by such Holder on the date of the Holder Transfer Notice and the denominator of which shall be the total number of Equity Securities (assuming the exercise, conversion and exchange of any Ordinary Share Equivalents) held by all Holders on such date, multiplied by the Offered Shares.
          (iv) If any Holder fails to exercise such purchase option pursuant to this Section 2.2, the Transferor shall give notice of such failure (the “Re-allotment Notice”) to each other Holder that elected to purchase its entire pro rata share of the Offered Shares (the “Purchasing Holders”). Such Re-allotment Notice may be made by telephone if confirmed in writing within two (2) days. The Purchasing Holders shall have a right of re-allotment such that they shall have ten (10) days from the date such Re-allotment Notice was given to elect to increase the number of Offered Shares they agreed to purchase under Section 2.2(c)(iii) to include their respective pro rata share of the Offered Shares contained in any Re-allotment Notice.
          (v) Subject to applicable securities Laws, the Holder shall be entitled to apportion Offered Shares to be purchased among its partners and Affiliates upon written notice to the Company and the Transferor.
          (vi) If a Holder gives the Transferor notice that it desires to purchase Offered Shares, then payment for the Offered Shares to be purchased shall be by check or wire transfer in immediately available funds of the appropriate currency, against delivery of such Offered Shares

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to be purchased at a place agreed by the Transferor and all the participating Holders and at the time of the scheduled closing therefor, which shall be no later than forty-five (45) days after the Holder’s receipt of the Holder Transfer Notice, unless such notice contemplated a later closing with the prospective third party transferee or unless the value of the purchase price has not yet been established pursuant to Section 2.2(d).
          (vii) Regardless of any other provision of this Agreement, if the Holders decline in writing, or fail to exercise their purchase option pursuant to this Section 2.2(c) with respect to all (and not less than all) Offered Shares, the Transferor shall be under no obligation to transfer the Offered Shares to the Holders or the Company pursuant to this Section 2.2 and instead shall be free to sell such Offered Shares pursuant to the Holder Transfer Notice, subject to Sections 2.3 and 2.4 hereunder.
          (viii) The Transferor shall have the right to terminate or withdraw any Holder Transfer Notice and any intent to transfer Offered Shares at any time, whether or not any Holder has elected to purchase under this Section 2.2(c) any Offered Shares offered thereby.
          (ix) If the Company or any Holder exercises its right of first refusal to purchase the Offered Shares, then, upon the date of the completion of the relevant share transfers, the Transferor will have no further rights as a holder of such Offered Shares except the right to receive payment for such Offered Shares from the Company or such Holder in accordance with the terms of this Agreement, and the Transferor will forthwith cause all certificate(s) evidencing such Offered Shares to be surrendered to the Company for cancellation or transfer to such Holder.
          (x) In the event that the Company or Holders have not elected to purchase all of the Offered Shares, then the sale of the remaining Offered Shares will become subject to the co-sale right of the Holders as set forth in Section 2.3 below.
(d)	Valuation of Property.
          (i) Should the purchase price specified in the Transfer Notice or Holder Transfer Notice be payable in property other than cash or evidences of indebtedness, the Holders or the Company, as the case may be, shall have the right to pay the purchase price in the form of cash equal in amount to the fair market value of such property.
          (ii) If the Transferor, on the one hand, and the Holders or the Company, as the case may be, on the other hand, cannot agree on such cash value within seven (7) days after the Holders’ receipt of the Holder Transfer Notice or the Company’s receipt of the Transfer Notice, the valuation shall be made by an appraiser of internationally recognized standing jointly selected by the Transferor and the Holders or the Company, as the case may be, or, if they cannot agree on an appraiser within ten (10) days after the Holders’ receipt of the Holder Transfer Notice or the Company’s receipt of the Transfer Notice, each shall select an appraiser of internationally recognized standing and the two appraisers shall designate a third appraiser of internationally recognized standing, whose appraisal shall be determinative of such value.
          (iii) The cost of such appraisal shall be shared equally by the Transferor and the Holders or the Company, as the case may be, with the half of the cost borne by the Holders to be

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borne pro rata by each Holder based on the number of shares such Holder has elected to purchase pursuant to Section 2.2(c).
          (iv) If the value of the purchase price offered by the prospective transferee is not determined within the time limit specified in Section 2.2(b)(iii) or Section 2.2(c)(vi) above, the closing of the Holders’ or the Company’s purchase shall be held on or prior to the fifth business day after such valuation shall have been made pursuant to this Section 2.2(d).
2.3	Right of Co-Sale.
     (a) To the extent the applicable Holders do not exercise their respective right of first refusal as to all of the Offered Shares pursuant to Section 2.2(c), each Holder that did not exercise its right of first refusal as to any of the Offered Shares pursuant to Section 2.2(c) shall have the right to participate in such sale of Equity Securities on the same terms and conditions as specified in the Transfer Notice by notifying the Transferor in writing within fifteen (15) days after receipt of the Holder Transfer Notice referred to in Section 2.2(b) (each such Holder, a “Selling Holder”).1
          (i) Such Selling Holder’s notice to the Transferor shall indicate the number of Equity Securities the Selling Holder wishes to sell under its right to participate.
          (ii) To the extent one or more of the Holders exercises such right of participation in accordance with the terms and conditions set forth below, the number of Equity Securities that the Transferor may sell in the Transfer shall be correspondingly reduced.
     (b) Each Selling Holder may elect to sell such number of Equity Securities that in the aggregate equals the total number of Offered Shares being transferred following the exercise or expiration of all rights of first refusal pursuant to Sections 2.2(b) and 2.2(c) hereof on a pro rata basis. Each Selling Holder may elect to sell such number of Equity Securities that equals the product of (i) the aggregate number of the Offered Shares being transferred following the exercise or expiration of all rights of first refusal pursuant to Sections 2.2(b) and 2.2(c) hereof multiplied by (ii) a fraction, the numerator of which is the number of Ordinary Shares (on an as-if-converted basis which includes the number of Ordinary Shares that would be issuable upon the exercise, conversion or exchange of Ordinary Share Equivalents) owned by the Selling Holder on the date of the Transfer Notice and the denominator of which is the total number of Ordinary Shares (on an as-if-converted basis which includes the number of Ordinary Shares that would be issuable upon the exercise, conversion or exchange of Ordinary Share Equivalents) owned by all Selling Holders on the date of the Transfer Notice.
     (c) If any Selling Holder fails to exercise such co-sale option pursuant to this Section 2.3, the Transferor shall give notice of such failure (the “Co-Sale Re-allotment Notice”) to each other Selling Holders that elected to sell its entire pro rata share of the Offered Shares (the “Co-Sale Selling Holders”). Such Co-Sale Re-allotment Notice may be made by telephone if confirmed in writing within two (2) days. The Co-Sale Selling Holders shall have a right of re-allotment such that they shall have ten (10) days from the date such Co-Sale Re-allotment

[1]	Note to Han Kun: Please see definition of “Holder Transfer Notice”. Given this definition, no changes required to the 15 day period concept because the ROFR and Tag time periods are consistent.

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Notice was given to elect to increase the number of Equity Securities they agreed to sell under Section 2.3(b) to include their respective pro rata share of the Equity Securities to be sold contained in any Co-Sale Re-allotment Notice.
     (d) Each Selling Holder shall effect its participation in the sale by promptly delivering to the Transferor for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent the type and number of Equity Securities which such Selling Holder elects to sell; provided, however that if the prospective third-party purchaser objects to the delivery of any Ordinary Share Equivalents in lieu of Ordinary Shares, such Selling Holder shall only deliver Ordinary Shares (and therefore shall convert any such Ordinary Share Equivalents into Ordinary Shares) and certificates corresponding to such Ordinary Shares. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser and contingent on such transfer.
     (e) The share certificate or certificates that a Selling Holder delivers to the Transferor pursuant to Section 2.3(d) shall be transferred to the prospective purchaser in consummation of the sale of the Equity Securities pursuant to the terms and conditions specified in the Transfer Notice, and the Transferor shall concurrently therewith remit to such Selling Holder that portion of the sale proceeds to which such Selling Holder is entitled by reason of its participation in such sale.
     (f) To the extent that any prospective purchaser prohibits the participation of a Selling Holder exercising its co-sale rights hereunder in a proposed Transfer or otherwise refuses to purchase shares or other securities from a Selling Holder exercising its co-sale rights hereunder, the Transferor shall not sell to such prospective purchaser any Equity Securities unless and until, simultaneously with such sale, the Transferor shall purchase from such Selling Holder such shares or other securities that such Selling Holder would otherwise be entitled to sell to the prospective purchaser pursuant to its co-sale rights for the same consideration and on the same terms and conditions as the proposed transfer described in the Transfer Notice.
2.4	Non-Exercise of Rights.
     (a) Subject to any other applicable restrictions on the sale of such shares, to the extent that the Holders have not exercised their rights to purchase the Offered Shares within the time periods specified in Sections 2.2(b) and 2.2(c) and the Holders have not exercised their rights to participate in the sale of the Offered Shares within the time periods specified in Section 2.3, the Transferor shall have a period of sixty (60) days from the expiration of such rights in which to sell the Offered Shares, as the case may be, to the third-party transferee identified in the Transfer Notice upon terms and conditions (including the purchase price) no more favorable to the purchaser than those specified in the Transfer Notice.
     (b) In the event the Transferor does not consummate the sale or disposition of the Offered Shares within one hundred and twenty (120) days from the expiration of such rights, the Holders’ first refusal rights and co-sale rights shall continue to be applicable to any subsequent disposition of the Offered Shares by the Transferor until such rights lapse in accordance with the terms of this Agreement.

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     (c) The exercise or non-exercise of the rights of the Holders under this Section 2 to purchase Equity Securities from a Transferor or participate in the sale of Equity Securities by a Transferor shall not adversely affect their rights to make subsequent purchases from the Transferor of Equity Securities or subsequently participate in sales of Equity Securities by the Transferor hereunder.
2.5	Limitations to Rights of First Refusal and Co-Sale.
     (a) Notwithstanding the provisions of this Section 2 and in the Shareholders Agreement, the Founder may sell or otherwise assign, up to five percent (5%) of Equity Securities held by him as of the date hereof, to any Person, and such sale or assignment shall be subject to only the applicable Holders’ right of first refusal under Section 2.2 and co-sale right under Section 2.3 under the same terms and conditions, provided that (i) only one (1) transfer is permitted and any additional transfer shall require the prior consent of each Investor, and (ii) each such transferee, prior to the completion of the sale, transfer, or assignment, shall have executed documents, in form and substance reasonably satisfactory to the Holders, assuming the obligations of the Restricted Shareholders under this Agreement, including but not limited to Section 2.1 hereof, with respect to the transferred securities.
     (b) In addition to the provisions of Section 2.5(a), any Restricted Shareholder that is (x) an individual person, may sell or otherwise assign, with or without consideration, up to five percent (5%) of Equity Securities now or hereafter held by such holder, to an entity wholly-owned by such holder, or to a spouse or child of such holder, or to a trust, custodian, trustee, or other fiduciary for the account of any of the foregoing, or to a trust for such holder’s account or (y) an entity, may sell or otherwise assign, with or without consideration, 100% of its Equity Securities to an Affiliate of such entity (collectively, the “Permitted Transferees” and each, a “Permitted Transferee”) and such sale or assignment shall not be subject to Sections 2.1, 2.2 or 2.3, provided that (i) with respect to any transfer pursuant to clause (x) only one transfer to Permitted Transferees is permitted and any additional transfer by any holder of Equity Securities to a Permitted Transferee shall require the prior consent of the Investors (which such consent shall not be unreasonably withheld or delayed), (ii) each such Permitted Transferee, prior to the completion of the sale, transfer, or assignment, shall have executed documents, in form and substance reasonably satisfactory to the Holders, assuming the obligations of the Restricted Shareholders under this Agreement, including but not limited to Section 2.1 hereof, with respect to the transferred securities and (iii) with respect to clause (x), each Permitted Transferee shall have executed and delivered to the transferring Restricted Shareholder (with a copy to the Company) an irrevocable, unconditional and permanent power of attorney, all in form and manner reasonably satisfactory to the Holders, effective immediately after the closing of such sale or assignment, appointing the transferring Restricted Shareholder (or such holder’s existing attorney-in-fact) as such Permitted Transferee’s attorney-in-fact and authorizing him to vote, in his absolute discretion as the attorney-in-fact of the Permitted Transferee, any and all Equity Securities of the Company owned by such Permitted Transferee with respect to any Company related matters.
     (c) Notwithstanding any provision to the contrary contained herein, any Transfer of Equity Securities pursuant to the Option Agreements (as defined in that certain Share Exchange Agreement entered into by the Company and certain parties on January 15, 2010, the “Share Exchange Agreement”) shall not be subject to the transfer restrictions hereunder.

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2.6	Change in Control. The Parties agree that, for purposes of the transfer restrictions in this Agreement and in certain other Transaction Documents (as defined in the Share Exchange Agreement), a transaction or series of transactions that result in a change in Control of a Shareholder shall be deemed to constitute a Transfer of such Restricted Shareholders’ Equity Securities.
2.7	Termination. This Section 2 will terminate on the completion of a Qualified IPO or upon the merger of the Company into another entity.
3.	Assignments and Transfers; No Third Party Beneficiaries.
3.1	Except as otherwise provided herein, this Agreement and the rights and obligations of the Parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives, but shall not otherwise be for the benefit of any third party. Except as otherwise provided herein, the rights of any Person hereunder are only assignable in connection with the transfer (subject to applicable securities and other Laws) of Equity Securities held by such Person but only to the extent of such transfer; provided, however, that (i) the transferor shall, prior to the effectiveness of such transfer, furnish to the Company written notice of the name and address of such transferee and the Equity Securities that are being assigned to such transferee, and (ii) such transferee shall, concurrently with the effectiveness of such transfer, become a party to this Agreement and be subject to all applicable restrictions set forth in this Agreement. This Agreement and the rights and obligations of any Party hereunder shall not otherwise be assigned without the mutual written consent of the other Parties.
3.2	The sale or transfer of any Equity Securities by (i) the holders of Series A-1 Senior Preferred Shares (in their capacity as such) shall not be subject to any right of first refusal, co-sale rights or any other contractual conditions or restrictions on transfer except as may be required by Law (ii) the holders of Series A Preferred Shares (in their capacity as such) shall only be subject to the right of first refusal co-sale rights set forth above as may be required by Law.
4.	Drag-Along Rights.
4.1	If, at any time after the second anniversary of July 2, 2009, there is an offer by a bona fide third party not affiliated with any Party to (a) purchase all the Shares in the Company; or (b) relating to a merger or consolidation of the Company with or into another corporation in which the Company is not the surviving entity; or (c) purchase all or substantially all the Company’s properties and assets (each a “Trade Sale”), then the holders of (x) at least sixty-seven percent (67%) of each of the then outstanding Series A Preferred Shares and (y) a majority of the Series A-1 Senior Preferred Shares (such holders, acting together, the “Dragging Holders”) shall have the right to cause other holders of Series A Preferred Shares and Ordinary Shares to sell all of the then outstanding Ordinary Shares, Series A Preferred Shares and all options, warrants or other rights to acquire any such shares then held by them on the same terms and conditions (the “Drag Along Election”),

8

provided, however, that the Founder shall have a pre-emptive right to buy all of the Series A Preferred Shares held by CEF under the same terms and conditions. Subject to the preceding sentence, the Drag Along Election shall include the right on the part of Dragging Holders to cause the holders of Ordinary Shares and Series A Preferred Shares to approve a sale of assets, merger, consolidation, corporations or exchange or reorganization of the Company with or into any other corporations, corporation or other entity (excluding any merger effected exclusively for the purpose of changing the domicile of the Company), or any other transaction or series of related transactions, in which the shareholders of the Company immediately prior to such reorganization, merger or consolidation own less than fifty percent (50%) of the voting power of the surviving entity, or a sale, conveyance or other disposition of all or substantially all of the assets of the Company to a third party (each a “Sale Transaction”), provided, however, that in no event shall a holder of Ordinary Shares be obligated to undertake the foregoing if the distribution of consideration received by the shareholders upon consummation of the Sale Transaction is not in accordance with the liquidating distribution requirements set forth in the Company’s then-current Memorandum of Association. Following the consent of the Dragging Holders, the Dragging Holders may exercise the Drag-Along Election by providing written notice of such election (the “Drag-Along Notice”) to all shareholders of the Company, including the name and address of the third party acquirer, the aggregate purchase price to be paid by such third party purchaser, the proposed date for the closing of such Trade Sale, and the other material terms and conditions of such Trade Sale or Sale Transaction.
4.2	Within fifteen (15) days upon receipt of the Drag-Along Notice, if the Founder does not exercise the right to purchase all of the Series A Preferred Shares held by CEF under the same terms and conditions, then each holder of Series A Preferred Shares and Ordinary Shares shall execute and deliver such instruments of conveyance and transfer and take such other action, including executing any purchase agreements, merger agreements, indemnity agreements, escrow agreements or related documents as the Company or the acquirer in such Trade Sale or Sale Transaction may reasonably require in order to carry out the terms and provisions of this Section 4.
4.3	Should the consideration to be paid in connection with the Trade Sale or Sale Transaction be payable in property other than cash, the Parties agree and acknowledge that the value of the consideration will be determined in accordance with the following arrangement: (i) if the consideration to be paid in connection with the Trade Sale or Sale Transaction is for publicly-traded securities, the value of the consideration to be paid shall be equal to the average closing price based on a period of thirty (30) days prior to the closing; or (ii) if the consideration for the Trade Sale or Sale Transaction is not for publicly-traded securities, and the Investors cannot agree on such value within seven (7) days after receipt of the Drag-Along Notice by the shareholders of the Company, the valuation shall be made by an appraiser of internationally recognized standing jointly selected with the mutual consent of the Investors, whose appraisal shall be determinative of such value.

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4.4	This Section 4 will terminate on the completion of a Qualified IPO.
5.	Legend.
     Each existing or replacement certificate for shares now owned or hereafter acquired by any Restricted Shareholder shall bear the following legend:
“THE SALE, PLEDGE, HYPOTHECATION, ASSIGNMENT OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT BY AND BETWEEN THE MEMBER, THE COMPANY AND CERTAIN HOLDERS OF SHARES OF THE COMPANY. COPIES OF SUCH AGREEMENTS MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”
6.	Further Instruments and Actions.
     The Parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement. Each Party agrees to cooperate affirmatively with the other Parties, to the extent reasonably requested by another Party, to enforce rights and obligations pursuant hereto.
7.	Miscellaneous.
7.1	Governing Law.
     This Agreement shall be governed by and construed in accordance with the laws of Hong Kong as to matters within the scope thereof and without regard to its principles of conflicts of laws.
7.2	Notices.
     Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by next-day or second-day courier service, fax, electronic mail or similar means to the address as shown below the signature of such Party on the signature page of this Agreement (or at such other address as such Party may designate by fifteen (15) days’ advance written notice to the other Parties to this Agreement given in accordance with this Section 7.2). Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and by two (2) days having passed after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected on the same day on which it is properly addressed and sent through a transmitting organization with a reasonable confirmation of delivery.
7.3	Entire Agreement.
     This Agreement, the Share Purchase Agreement and the exhibits hereto and thereto contain the entire understanding of the Parties with respect to the subject matter hereof, and supersede all other agreements between or among any of the Parties with respect to the subject matter hereof.

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7.4	Amendments and Waivers.
     This Agreement (including the Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with regard to the subject matter hereof and thereof. Any term of this Agreement may be amended by each of the Parties hereto and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the applicable Parties to which such terms relate. Subject to Section 7.11, any amendment or waiver affected in accordance with this paragraph shall be binding upon the Parties and their respective successors and assigns.
7.5	Severability.
     If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.
7.6	Attorney’s Fees.
     In the event that any dispute among the Parties arising from or in relation to this Agreement should result in litigation, the prevailing Party in such dispute shall be entitled to recover from the losing Party all fees, costs and expenses of enforcing any right of such prevailing Party under or with respect to this Agreement, including, without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.
7.7	Titles and Subtitles.
     The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
7.8	Counterparts.
     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.
7.9	Dispute Resolution.
     (a) Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall first be subject to resolution through consultation of the parties to such dispute, controversy or claim. Such consultation shall begin within seven (7) days after one Party hereto has delivered to the other Parties involved a written request for such consultation. If within thirty (30) days following the commencement of such consultation the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of any Party with notice to the other Parties.

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     (b) The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “HKIAC”). There shall be three (3) arbitrators. The complainant and the respondent to such dispute shall each select one (1) arbitrator within thirty (30) days after giving or receiving the demand for arbitration. Such arbitrators shall be freely selected, and the Parties shall not be limited in their selection to any prescribed list. The Chairman of the HKIAC shall select the third arbitrator, who shall be qualified to practice law in Hong Kong and fluent in English and Mandarin. If either party to the arbitration does not appoint an arbitrator who has consented to participate within thirty (30) days after selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the HKIAC.
     (c) The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the Arbitration Rules of the HKIAC in effect at the time of the arbitration. However, if such rules are in conflict with the provisions of this Section 7.9, including the provisions concerning the appointment of arbitrators, the provisions of this Section 7.9 shall prevail.
     (d) The arbitrators shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive laws of New York and shall not apply any other substantive law.
     (e) Each Party hereto shall cooperate with any party to the dispute in making full disclosure of and providing complete access to all information and documents requested by such party in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on the Party receiving the request; all such requested information and documents can be provided in English or Chinese with equal legal validity.
     (f) The award of the arbitration tribunal shall be final and binding upon the disputing parties, and any party to the dispute may apply to a court of competent jurisdiction for enforcement of such award.
     (g) Any party to the dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.
7.10	Rights Cumulative.
     Each and all of the various rights, powers and remedies of a Party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party.
7.11	No Waiver.
     Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

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7.12	No Presumption.
     The Parties acknowledge that any applicable law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.
7.13	Confidentiality.
     The terms and conditions of this Agreement, all exhibits and schedules attached hereto and thereto, and the transactions contemplated hereby and thereby, including their existence, shall be considered confidential information and shall not be disclosed by any Party hereto to any third party other than any such Parties respective Affiliates and their respective officers, directors, employees, investors, general and limited partners, agents, representatives and advisers.
[Remainder of page intentionally left blank; signature pages to follow]

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:	NOBAO RENEWABLE ENERGY HOLDINGS LIMITED
By:
		Name:	Kwok Ping Sun
		Title:	Director
		Address:	Building No. 4, 150 Yong He Road, Shanghai, China, 200072
		Fax:	86-21-6631-2459

[Signature Page to Amended and Restated Right of First Refusal and Co-Sale Agreement]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
FOUNDER:

TAI FENG INVESTMENTS LIMITED

Address:	P.O. Box 957, Offshore Incorporation Center, Road Town, Tortola British Virgin Islands
Fax:	[ ]

[Signature Page to Amended and Restated Right of First Refusal and Co-Sale Agreement]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CEF:	CHINA ENVIRONMENT FUND III, L.P.

	Name:	Shelby Chen
	Title:	Authorized Signatory
	Address:	A2302, SP Tower, Tsinghua Science Park, Beijing 100084 China
	Fax:	86-10-8215-1150

[Signature Page to Amended and Restated Right of First Refusal and Co-Sale Agreement]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

WIDE SAFETY:	WIDE SAFETY INTERNATIONAL LIMITED

Name:
Title:
Address:
Fax:

[Signature Page to Amended and Restated Right of First Refusal and Co-Sale Agreement]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SILVER LAKE:	SLP NOBLE HOLDINGS LTD.

By:
	Name:	Kenneth Y. Hao
	Title:	Director
	Address:	2775 Sand Hill Road, Suite 100 Menlo Park, CA 94025
	Fax:	+1 408 454 4734

[Signature Page to Amended and Restated Right of First Refusal and Co-Sale Agreement]

SCHEDULE I
     “Affiliates” means, with respect to a Person, any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation any general partner, officer or director of such Person and any venture capital fund now or hereafter existing which is controlled by or under common control with one or more general partners or shares the same management company with such Person.
     “Agreement” has the meaning set forth in the Preamble hereof.
     “Board” or “Board of Directors” means the board of directors of the Company.
     “CEF” has the meaning set forth in the Preamble hereof.
     “Company” has the meaning set forth in the Preamble hereof.
     “Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at meetings of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person; the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.
     “Co-Sale Re-allotment Notice” has the meaning set forth in Section 2.3(c) hereof.
     “Co-Sale Selling Holders” has the meaning set forth in Section 2.3(c) hereof.
     “Drag-Along Election” has the meaning set forth in Section 4.1 hereof.
     “Drag-Along Notice” has the meaning set forth in Section 4.1 hereof.
     “Equity Securities” means any Ordinary Shares and/or Ordinary Share Equivalents of the Company.
     “Founder” has the meaning set forth in the Preamble hereof.
     “Governmental Authority” means any nation or government or any province or state or any other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including without limitation any government authority, agency, department, board, commission or instrumentality of the PRC, Hong Kong or the Cayman Islands or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.
     “HKIAC” has the meaning set forth in Section 7.9(a) hereof.

     “Holders” means (i) with respect to a transfer of any Ordinary Shares (other than Ordinary Shares into which the Series A Preferred Shares are converted into) in accordance with Section 2 by a Restricted Shareholder, each Investor, together with their respective transferees and assigns who become holders of the Equity Securities in accordance to the terms hereof and (ii) with respect to a transfer of any Series A Preferred Shares in accordance with Section 2 by a Restricted Shareholder, Silver Lake together with its respective transferees and assigns who become holders of the Equity Securities in accordance to the terms hereof.
     “Holder Transfer Notice” has the meaning section forth in Section 2.2(b) hereof.
     “Hong Kong” means the Hong Kong Special Administrative Region of the PRC.
     “Investors” means each of Silver Lake and CEF.
     “Law” means any constitutional provision, statute or other law, rule, regulation, official policy or interpretation of any Governmental Authority and any injunction, judgment, order, ruling, assessment or writ issued by any Governmental Authority.
     “Memorandum and Articles” means the Company’s Memorandum and Articles of Association, as amended and restated from time to time.
     “Offered Shares” has the meaning set forth in Section 2.2(a) hereof.
     “Ordinary Shares” means the Company’s ordinary shares, par value US$0.001 per share.
     “Ordinary Share Equivalents” means warrants, options and rights exercisable for Ordinary Shares or securities convertible into or exchangeable for Ordinary Shares, including, without limitation, the Series A Preferred Shares and the Series A-1 Senior Preferred Shares.
     “Party” has the meaning set forth in the Preamble hereof.
     “Permitted Transferee” has the meaning set forth in Section 2.5(b) hereof.
     “Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.
     “PRC” means the People’s Republic of China, but solely for the purposes of this Agreement, excluding the Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan.
     “Purchasing Holders” has the meaning set forth in Section 2.2(c) hereof.
     “Qualified IPO” has the meaning given to such term in the Memorandum and Articles, as amended and restated from time to time.
     “Re-allotment Notice” has the meaning set forth in Section 2.2(c) hereof.
     “Restricted Shareholder” has the meaning set forth in Section 2.1(a) hereof.

     “Sale Transaction” has the meaning set forth in Section 4.1 hereof.
     “Selling Holder” has the meaning set forth in Section 2.3 hereof.
     “Series A Preferred Shares” means any and all of the Company’s Series A Preferred Shares, par value US$0.001 per share, with the rights and privileges as set forth in the Memorandum and Articles.
     “Series A-1 Senior Preferred Shares” means any and all of the Company’s Series A-1 Senior Preferred Shares, par value US$0.001 per share, with the rights and privileges as set forth in the Memorandum and Articles.
     “Shares” means the Company’s Ordinary Shares, Series A Preferred Shares and/or Series A-1 Senior Preferred Shares.
     “Silver Lake” has the meaning set forth in the Preamble hereof.
     “Transfer” or “Transferor” has the meaning set forth in Section 2.2(a) hereof.
     “Transfer Notice” has the meaning set forth in Section 2.2(a) hereof.
     “Trade Sale” has the meaning set forth in Section 4.1 hereof.
     “Wide Safety” has the meaning set forth in the Preamble hereof.

EXHIBIT C
DISCLOSURE SCHEDULE
The following are the disclosure schedules (the “Disclosure Schedule”) contemplated by the Series A-1 Senior Preferred Share Purchase Agreement, dated as of October 16, 2010, by and among Nobao Renewable Energy Holdings Limited (the “Company”), SLP Noble Holdings Ltd. and the other parties thereto, of which certain Schedules contain exceptions to the representations, warranties, covenants and agreements of the Company contained therein. The section numbers in this Disclosure Schedule correspond to the section numbers in the Section 3 of the Agreement; provided, however, that any information disclosed herein shall be deemed incorporated into and made a part of the representations and warranties of the Company in the Agreement and disclosed and incorporated into any other sections of this Disclosure Schedule where such disclosure would be appropriate and reasonably apparent in the context of the disclosure herein, whether or not repeated under any section number where such disclosure might be deemed appropriate. Any terms defined in the Agreement shall have the same meaning when used in this Disclosure Schedule as when used in the Agreement, unless otherwise provided. Notwithstanding any materiality qualifications in any of the Company’s representations, warranties, covenants and agreements in the Agreement, for administrative ease, certain items have been included herein that are not considered by the Company to be material to the business, assets or results of operations of the Company. The inclusion of any item hereunder shall not be deemed to be an admission by the Company that such item is material to the business, assets or results of operations of the Company nor shall it be deemed an admission of any obligation or liability to any third party. This Disclosure Schedule and the information and disclosures contained in this Disclosure Schedule are intended only to qualify and limit the representations, warranties and covenants of the Company contained in the Agreement and shall not be deemed to expand in any way the scope or effect of any of such representations, warranties or covenants.
3.4. Capitalization and Voting Rights.
     (i) Shareholding structure of the Group Company:
Please refer to schedule 1 attached hereto the cap table of the Company. The Company holds 100% outstanding shares of Eastern Wells, and Eastern Wells holds 100% equity interest of each of Shanghai Nuoxin and Jiangxi Nobao. Jiangxi Nobao’s registered capital has been fully paid. Shanghai Nuoxin’s registered capital is USD29,800,000, of which USD16,000,000 has been contributed.
3.7. Financial Statements.
Please refer to Schedule 2 attached hereto.

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3.10. Liabilities.
The Company and Jiangxi Nobao have entered into the following loan agreements.

Date of the
Loan
Agreement	Borrower	Lender	Security
January 8, 2009	Jiangxi Nobao		collaterized by Jiangxi Nobao’s land use rights
3.11. Commitments.
Please refer to Schedule 3 attached hereto.
3.14. Subsidiaries.
3.16. Related Party Transactions.
Reference is made to the Company’s disclosures under the title “Related Party Transactions” in the Company’s Registration Statement (as amended) on Form F-1 filed (Registration No. 333-166352) with the Securities and Exchange Commission of the United States.
3.17. Intellectual Property Rights.

Owner	Trademark	Class	Jurisdiction	Status
Jiangxi Nobao	ECONOBO	37	China	Application accepted
Jiangxi Nobao		37	China	Application accepted
Jiangxi Nobao	Logo 1	37	China	Application accepted

2

Owner	Trademark	Class	Jurisdiction	Status
Jiangxi Nobao	Logo 2	37	China	Application accepted
Jiangxi Nobao	Logo 1	35	China	Application accepted
Jiangxi Nobao	Logo 2	35	China	Application accepted
Jiangxi Nobao	ECONOBO	35	China	Application accepted
Jiangxi Nobao		35	China	Registration granted
Jiangxi Nobao	ECONOBO	11	China	Application accepted
Jiangxi Nobao	Logo 1	11	China	Application accepted
Jiangxi Nobao	Logo 2	11	China	Application accepted
Jiangxi Nobao		11	China	Registration granted
3.25. Shareholders.
None.
3.26. Other Representations and Warranties relating to the PRC Companies.
(v) Please refer to Section 3.4 of this Disclosure Schedule.

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Schedule 1

Nobao Cap Table	Wide Safety New Investment
	Pre-Closing			After Closing
				After Transfer of		New Allotment of
	Ordinary Shares	Series A	Percentage	Old Shares	Series A	Ordinary Shares	Total	Percentage
Tai Feng Investments Ltd	135,894,620		59.07%	132,294,620			130,448,495	56.70%
China Enviro. Fund	2,743,820	73,597,200	33.18%	2,743,820	73,597,200		76,341,020	33.18%
Wide Safety	7,296,760		3.17%	10,896,760			10,896,760	4.74%
Ace Excel	2,769,188		1.20%	2,769,188			2,769,188	1.20%
Ace Captain	2,769,188		1.20%	2,769,188			2,769,188	1.20%
							1,846,125	0.80%
ESOP	5,000,000		2.17%	5,000,000			5,000,000	2.17%
Total	156,473,576	230,070,776	100.00%	156,473,576	73,597,200	156,473,576	230,070,776	100.00%

No. of shares	3,600,000

Schedule 2

Nobao Renewable Energy Holding Limited
Consol TT
		Bal adjusted
		PRC
BALANCE SHEET		2010 1~6

	ASSETS
	Cash on hand	38,634
	Cash in bank	78,348,013
	Short-term Investments	—
	Prepaid Tax	4,787,371

	Accounts Receivable	13,308,664
	less:bad debt provision	—

	Accounts Receivable,net	13,308,664
	Advance to supplier	7,599,017

	Inventory	44,793,675
	less:NRV provision	—

	Inventory ,net	44,793,675
	Subsidy receivable	—

	Other Receivables	25,193,071
	less:bad debt provision	—

	Other Receivable,net	25,193,071
	Deferred tax assets	18,890
	Prepaid expenses	5,583
	Due from related party	—

	Total Current Assets	174,092,916

	Long-term Investments	—

	Fixed Assets	7,176,734
Less:	Accumulated Depreciation	(774,052)

	Fixed Assets, Net	6,402,682
	Fixed asset impairment provision	—
	Fixed Assets, Net	6,402,682
	CIP	15,849,692
	Deferred Assets	—
	Account receivable-non-currunt	51,431,167
	Intangible assets	—
	LUR	5,805,630
	Other assets	238,687,127

	Total Assets	492,269,214

		—
	LIABILITIES AND OWNER’S EQUITY	—
	Liabilities	—
	Short-term Loan	—
	Defered revenue	—
	Provision	—
	Accounts Payable	52,355,907
	Salary Payable	363,803
	Tax Payable	18,828,607
	Other levies	—
	Dividend payable	—
	Advance from customer	67,560
	Other payables	84,082,719
	Staff welfare and bonus	—
	Accrued Expense	123,691

	Total Current Liabilities	155,822,288

	Defer tax liability	2,003,286,074

Nobao Renewable Energy Holding Limited
Consol TT
		Bal adjusted
		PRC
BALANCE SHEET		2010 1~6

Long-term Loan		5,113,400
Long-term Payable		—
Owner’s Equity		—
Paid-in Capital		99,673
Capital Surplus		—
Reserve		123,645,740
Expansion		—
Retained Earnings		(1,795,697,962)

	Total owner’s Equity	(1,671,952,549)

	Total Liabilities and Owne	492,269,213

	CHECK	(1)

PROFIT AND LOSS ACCOUNT		—
Sales		141,846,837
Sales Tax		(6,552,865)
	Cost of Sales	(65,782,874)

Gross Profit		69,511,098
Less:	Selling Expenses	(6,832,929)
	G&A Expenses	(37,292,182)
	Finance Expense	(1,478,918,041)

	Interest Income	—
	Interest Expense	19,444
	Foreign Exchange (Loss) Ga	(1,478,926,455)
	Bank Charges	(11,030)

Plus:	R&D Expense	(3,498,653)
	Other expenses	—

Operating Profit		(1,457,030,707)
Plus:	Non-operating Income	5,517,220
Less:	Non-operating Expense	—
Subsidy income		—

	Profit Before Tax	(1,451,513,487)
Minority Interest		—
Income Tax		(17,463,363)

	Profit After Tax	(1,468,976,851)
Income appropriation:		—
	Reserve fund	—
	Enterprise expansion fund	—
	Welfare fund	—
	Paid in capital	—
	PYA	—
Retained Earnings, Beginning		(326,721,111)

Retained Earnings, Ending		(1,795,697,962)

		—

Schedule 3
EMC

1	SHNOBO-NY-XS-08-02
2	NOBAO-NX-NY-KJ-10-001	65,000
3	NOBAO-NX-NY-KJ-10-002	100,000
4	NOBAO-NX-NY-KJ-10-003	200,000

EMC	1	SHNOBO-XS07-008	10	283,500	1,500
	2	SHNOBO-XS07-009	10	900,000	10,000
	3	SHNOBO-NY-XS07-011	15	3,800,000	25,000
	4	SHNOBO-XS08-0825	15	1,000,000	10,000
	5	SHNOBO-XS08-0925	15	1,680,000	21,000
	6	SHNOBO-XS08-1107	15	1,850,000	20,000
	7	SHNOBO-XS08-1024	15	2,000,000	20,000
	8	41, 42, 43	12	8,385,048	62,111
		SHNOBO-NX-NY-09-001		9,507,065	70,423
	9	1, 2, 3	12	2,934,376	21,736
		SHNOBO-NX-NY-09-002		3,203,661	23,731
	10	SHNOBO-NX-NY-09-003	15	1,450,000	20,000
	11		25	18,225,000	150,000
	12	YB-GC-KT(ABCD)-SG-09012	20	10,246,145	150,000
	13	YB-GC-KT( )-SG-09011	20	5,400,000	100,000
	14	SHNOBO-NX-NY-09-003	15	1,800,000	9,000
	15	YB-GC-KT()-SG-10025	20	8,198,880	130,000
	16	NOBAO-NX-NY-10-001	20	6,840,000	120,000
				87,703,674	964,501

EMC

EMC	17	NOBAO-NX-NY-10-002	20	225,000,000 hypothetical upfront purchase cost; 21,600,000 annual contract value (432,000,000 over 20 years)	300,000
18
19
20
21
22
23
24
25
26
27
28
29
30
31
32
33
34
35
36
37
38
39
40

EPC

1	SHNOBO-NY-XS08-001	14,203,235
2	SHNOBO-SM-XS09-005	191,070
3	SHNOBO-NX-XS-09-001	13,575,937
4	SHNOBO-NX-XS-09-002	2,399,538
	SHNOBO-NX-AZ-09-001
5	SHNOBO-NX-SADLS-XS09-001	5,872,250
	SHNOBO-NX-SADLS-XS10-001	575,600
6	NOBAO-NX-XS-09-001	5,640,000
	NOBAO-NX-AZ-09-001
7	NOBAO-NX-XS-09-002	485,000
8	NOBAO-NX-XS-09-003	743,850
9	SHNOBO-XS08	370,000
10	NOBAO-NX-XS10-001	6,153,236

EXHIBIT D
CAPITALIZATION TABLE AT THE INITIAL CLOSING
Attached.

Schedule 1

Nobao Cap Table	Wide Safety New Investment
	Pre-Closing			After Closing
				After Transfer of		New Allotment of
	Ordinary Shares	Series A	Percentage	Old Shares	Series A	Ordinary Shares	Total	Percentage
Tai Feng Investments Ltd	135,894,620		59.07%	132,294,620			130,448,495	56.70%
China Enviro. Fund	2,743,820	73,597,200	33.18%	2,743,820	73,597,200		76,341,020	33.18%
Wide Safety	7,296,760		3.17%	10,896,760			10,896,760	4.74%
Ace Excel	2,769,188		1.20%	2,769,188			2,769,188	1.20%
Ace Captain	2,769,188		1.20%	2,769,188			2,769,188	1.20%
							1,846,125	0.80%
ESOP	5,000,000		2.17%	5,000,000			5,000,000	2.17%
Total	156,473,576	230,070,776	100.00%	156,473,576	73,597,200	156,473,576	230,070,776	100.00%

No. of shares	3,600,000

FINAL FORM
EXHIBIT F
INDEMNIFICATION AGREEMENT
INDEMNIFICATION AGREEMENT (this “Agreement”) dated as of [                    ] 2010, by and among Nobao Renewable Energy Holdings Limited, a Cayman Islands company (the “Company”), and Eric (Xun) Chen, a citizen of the United States of America (the “Director” or “Indemnitee”).
RECITALS
     A. The Company and the Indemnitee recognize the continued difficulty in obtaining liability insurance for its directors and officers, the significant increases in the cost of such insurance and the general reductions in the coverage of such insurance.
     B. The Company and the Indemnitee further recognize the substantial increase in corporate litigation in general, which subjects directors, officers, employees, controlling persons, stockholders, agents and fiduciaries to expensive litigation risks at the same time as the availability and coverage of liability insurance has been severely limited.
     C. The Indemnitee does not regard the current protection available as adequate under the present circumstances, and Indemnitee and other directors and officers of the Company may not be willing to serve in such capacities without additional protection.
     D. The Company (i) desires to attract and retain highly qualified individuals and entities, such as the Director, to serve the Company and, in part, in order to induce the Director to be involved with the Company and (ii) wishes to provide for the indemnification and advancing of expenses to each Indemnitee to the maximum extent permitted by law as provided herein.
     E. In view of the considerations set forth above, the Company desires that each Indemnitee be indemnified by the Company as set forth herein.
NOW, THEREFORE, the Company and each Indemnitee hereby agree as follows:
     1. Indemnification.
          (a) Indemnification of Expenses.
               (i) Third-Party Claims. Subject to Section 8 below, the Company shall indemnify and hold harmless the Director to the fullest extent permitted by law if the Director was or is or becomes a party to or witness, or is threatened to be made a party to or witness, any threatened, pending or completed action, suit, proceeding or alternative dispute resolution mechanism, or any hearing, inquiry or investigation that such Director reasonably believes might lead to the instigation of any such action, suit, proceeding or alternative dispute resolution mechanism, whether civil, criminal, administrative, investigative or other (hereinafter a “Claim”) (other than an action by right of the Company) by reason of the fact that the Director is or was a director or officer of the Company, or any subsidiary of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, or by reason of any

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action or inaction on the part of the Director while serving in such capacity (hereinafter, an “Agent”) or as a direct or indirect result of any Claim made by any stockholder of the Company against the Director and arising out of or related to any round of financing of the Company (including but not limited to Claims regarding non-participation, or non-pro rata participation, in such round by such stockholder),or made by a third party against the Director based on any misstatement or omission of a material fact by the Company in violation of any duty of disclosure imposed on the Company by federal or state securities or common laws (hereinafter an “Indemnification Event”) against any and all expenses (including attorneys’ fees and all other costs, expenses and obligations), judgments, fines, penalties and amounts paid in settlement (if, and only if, such settlement is approved in advance by the Company, which approval shall not be unreasonably withheld) (the “Expenses”) actually and reasonably incurred by the Director in connection with investigating, defending or participating in (including on appeal) such Claim if the Director acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
               (ii) Derivative Actions. If the Director is a person who was or is a party or is threatened to be made a party to any Claim by or in the right of the Company to procure a judgment in its favor by reason of the fact that he or she is or was an Agent of the Company, or by reason of anything done or not done by him or her in any such capacity, the Company shall indemnify the Director against any amounts paid in settlement of any such Claim and all Expenses actually and reasonably incurred by him or her in connection with the investigation, defense, settlement or appeal of such Claim if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company; except that no indemnification under this subsection shall be made in respect of any claim, issue or matter as to which such person shall have been finally adjudged to be liable to the Company by a court of competent jurisdiction due to willful misconduct of a culpable nature in the performance of his duty to the Company, unless and only to the extent that the court in which such proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such amounts which such other court shall deem proper.
     (b) Reviewing Party. Notwithstanding the foregoing, (i) the obligations of the Company under Section 1(a) shall be subject to the condition that the Reviewing Party (as described in Section 10(e) hereof) shall not have determined that the Indemnitee would not be permitted to be indemnified under applicable law or pursuant to Section 8 hereof, and (ii) each Indemnitee acknowledges and agrees that the obligation of the Company to make an advance payment of Expenses to an Indemnitee pursuant to Section 2(a) (an “Expense Advance”) shall be subject to the condition that, if, when and to the extent that the Reviewing Party determines that such Indemnitee would not be permitted to be so indemnified under applicable law or Section 8 hereof, the Company shall be entitled to be reimbursed by the Indemnitee (who each hereby agree to promptly reimburse the Company) for all such amounts theretofore paid; provided, however, that if the Indemnitee has commenced or thereafter commences legal proceedings in a court of competent jurisdiction to secure a determination that such Indemnitee should be indemnified under applicable law or

2

Section 8 hereof, any determination made by the Reviewing Party that the Indemnitee would not be permitted to be indemnified under applicable law shall not be binding and the Indemnitee shall not be required to reimburse the Company for any Expense Advance until a final judicial determination is made with respect thereto (as to which all rights of appeal therefrom have been exhausted or lapsed). The Indemnitee’s obligation to reimburse the Company for any Expense Advance shall be unsecured and no interest shall be charged thereon. If there has not been a Change in Control (as defined in Section 10(c) hereof), the Reviewing Party shall be selected by the a majority of the Board of Directors (excluding the Director), and if there has been such a Change in Control (other than a Change in Control which has been approved by a majority of the Company’s Board of Directors (other than the Director) who were directors immediately prior to such Change in Control), the Reviewing Party shall be the Independent Legal Counsel referred to in Section 1(e) hereof. If there has been no determination by the Reviewing Party or if the Reviewing Party determines that Indemnitee substantively would not be permitted to be indemnified in whole or in part under applicable law or Section 8 hereof, the Indemnitee shall have the right to commence litigation seeking an initial determination by the court or challenging any such determination by the Reviewing Party or any aspect thereof, including the legal or factual bases therefor, and the Company hereby consents to service of process and to appear in any such proceeding. Any determination by the Reviewing Party otherwise shall be conclusive and binding on the Company and the Indemnitee.
               (c) Contribution. If the indemnification provided for in Section 1(a) above for any reason other than the statutory limitations of applicable law or as provided in Section 8, is held by a court of competent jurisdiction to be unavailable to an Indemnitee in respect of any losses, claims, damages, expenses or liabilities in which the Company is jointly liable with such Indemnitee, as the case may be (or would be jointly liable if joined), then the Company, in lieu of indemnifying the Indemnitee thereunder, shall contribute to the amount actually and reasonably incurred and paid or payable by the Indemnitee as a result of such losses, claims, damages, expenses or liabilities in such proportion as is appropriate to reflect (i) the relative benefits received by the Company and the Indemnitee, and (ii) the relative fault of the Company and such Indemnitee in connection with the action or inaction that resulted in such losses, claims, damages, expenses or liabilities, as well as any other relevant equitable considerations. The relative fault of the Company and the Indemnitee shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Indemnitee and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent the circumstances resulting in such losses, claims, damages, expenses or liabilities.
The Company and the Indemnitee agree that it would not be just and equitable if contribution pursuant to this Section 1(c) were determined by pro rata or per capita allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No person found guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act of 1933, as amended (the “Securities Act”)) shall be entitled to contribution from any person who was not found guilty of such fraudulent misrepresentation.

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               (d) Survival Regardless of Investigation. The indemnification and contribution provided for in this Section 1 will remain in full force and effect regardless of any investigation made by or on behalf of the Indemnitee.
               (e) Change in Control. The Company agrees that if there is a Change in Control of the Company (other than a Change in Control which has been approved by a majority of the Company’s Board of Directors who were directors immediately prior to such Change in Control) then, with respect to all matters thereafter arising concerning the rights of Indemnitee to payments of Expenses under this Agreement or any other agreement or under the Company’s Second Amended & Restated Memorandum and Articles of Association, as amended (the “M&A”), Independent Legal Counsel (as defined in Section 10(d) hereof) shall be selected by the Indemnitee and approved by the Company (which approval shall not be unreasonably withheld) to determine all such matters. The Company agrees to abide by the determination of the Independent Legal Counsel and to pay the reasonable fees of the Independent Legal Counsel referred to above and to fully indemnify such counsel against any and all expenses (including attorneys’ fees), claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.
               (f) Mandatory Payment of Expenses. Notwithstanding any other provision of this Agreement, to the extent an Indemnitee has been successful on the merits or otherwise, in the defense of any Claim referred to in Section 1(a) hereof or in the defense of any claim, issue or matter therein, such Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by such Indemnitee in connection herewith.
          2. Expenses; Indemnification Procedure.
               (a) Advancement of Expenses. Subject to Section 8 and except as prohibited by applicable law, the Company shall advance all Expenses incurred by an Indemnitee in connection with the investigation, defense, settlement or appeal of any Claim to which such Indemnitee is a party or is threatened to be made a party by reason of the fact that the Director is or was an Agent of the Company or by reason of anything done or not done by him or her in any such capacity. The Indemnitee hereby undertakes to promptly repay such amounts advanced only if, and to the extent that, it shall ultimately be determined that such Indemnitee is not entitled to be indemnified by the Company under the provisions of this Agreement, the M&A, applicable law or otherwise. The advances to be made hereunder shall be paid by the Company to the Indemnitee as soon as practicable but in any event no later than thirty days after written demand by the Indemnitee therefor to the Company.
               (b) Notice/Cooperation by Indemnitee. The Indemnitee shall give the Company notice in writing promptly after receipt of notice of commencement of any Claim, or the threat of the commencement of any Claim, made against such Indemnitee for which indemnification will or could be sought under this Agreement. Notice to the Company shall be directed to the Chief Executive Officer of the Company at the address shown on the signature page of this Agreement (or such other person and/or address as the Company shall designate in writing to the Indemnitee).
               (c) No Presumptions. For purposes of this Agreement, the termination of any Claim by judgment, order, settlement (whether with or without court approval) or

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conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law. In addition, neither the failure of the Reviewing Party to have made a determination as to whether the Indemnitee has met any particular standard of conduct or had any particular belief, nor an actual determination by the Reviewing Party that the Indemnitee had not met such standard of conduct or did not have such belief, prior to the commencement of legal proceedings by the Indemnitee to secure a judicial determination that the Indemnitee should be indemnified under applicable law, shall be a defense to the Indemnitee’s claim or create a presumption that the Indemnitee had not met any particular standard of conduct or did not have any particular belief.
               (d) Notice to Insurers. If, at the time of the receipt by the Company of a notice of a Claim pursuant to Section 2(b) hereof, the Company has liability insurance in effect which may cover such Claim, the Company shall give prompt written notice of the commencement of such Claim to the insurers in accordance with the procedures set forth in each of the policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such action, suit, proceeding, inquiry or investigation in accordance with the terms of such policies.
               (e) Selection of Counsel. In the event the Company shall be obligated hereunder to pay the Expenses of any Claim, the Company shall be entitled to assume the defense of such Claim, with counsel reasonably approved by the Indemnitee, upon the delivery to such Indemnitee of written notice of its election to do so. After delivery of such notice, approval of such counsel by the Indemnitee and the retention of such counsel by the Company, the Company will not be liable to such Indemnitee under this Agreement for any fees of counsel subsequently incurred by such Indemnitee with respect to the same Claim; provided that, (i) the Indemnitee shall have the right to employ such Indemnitee’s counsel in any such Claim at the Indemnitee’s expense; (ii) the Indemnitee shall have the right to employ its own counsel in connection with any such proceeding, at the expense of the Company, if such counsel serves in a review, observer, advice and counseling capacity and does not otherwise materially control or participate in the defense of such proceeding; and (iii) if (A) the employment of counsel by the Indemnitee has been previously authorized by the Company, (B) such Indemnitee shall have reasonably concluded that there is a conflict of interest between the Company and such Indemnitee in the conduct of any such defense, or (C) the Company shall not in fact continue to retain such counsel to defend such Claim, then the fees and expenses of the Indemnitee’s counsel shall be at the expense of the Company.
          3. Additional Indemnification Rights; Nonexclusivity.
               (a) Scope. The Company hereby agrees to indemnify the Director to the fullest extent permitted by law (except as provided in Section 8) with respect to Claims for Indemnification Events, even if such indemnification is not specifically authorized by the other provisions of this Agreement or any other agreement, the M&A or by statute. In the event of any change after the date of this Agreement in any applicable law, statute or rule which expands the right of a Cayman Islands company to indemnify a member of its Board of Directors or an officer, it is the intent of the

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parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits afforded by such change. In the event of any change in any applicable law, statute or rule which narrows the right of a Cayman Islands company to indemnify a member of its Board of Directors or an officer, such change, to the extent not otherwise required by such law, statute or rule to be applied to this Agreement, shall have no effect on this Agreement or the parties’ rights and obligations hereunder except as set forth in Section 8 hereof.
               (b) Nonexclusivity. Notwithstanding anything in this Agreement, the indemnification provided by this Agreement shall be in addition to any rights to which the Indemnitee may be entitled under the M&A, any agreement, any vote of stockholders or disinterested directors, the laws of the Cayman Islands, or otherwise. Notwithstanding anything in this Agreement, the indemnification provided under this Agreement shall continue as to each Indemnitee for any action the Director took or did not take while serving in an indemnified capacity even though such Director may have ceased to serve in such capacity and such indemnification shall inure to the benefit of each Indemnitee from and after the Director’s first day of service as a director with the Company or affiliation with a director from and after the date the Director commences services as a director with the Company.
     4. No Duplication of Payments. The Company shall not be liable under this Agreement to make any payment in connection with any Claim made against any Indemnitee to the extent such Indemnitee has otherwise actually received payment (under any insurance policy, M&A or otherwise) of the amounts otherwise indemnifiable hereunder.
     5. Partial Indemnification. If any Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for any portion of Expenses incurred in connection with any Claim, but not, however, for all of the total amount thereof, the Company shall nevertheless indemnify the Indemnitee for the portion of such Expenses to which such Indemnitee is entitled.
     6. Mutual Acknowledgement. The Company and each Indemnitee acknowledge that in certain instances, federal law or applicable public policy may prohibit the Company from indemnifying its directors, officers, employees, controlling persons, agents or fiduciaries under this Agreement or otherwise.
     7. Liability Insurance. To the extent the Company maintains liability insurance applicable to directors, the Company shall use commercially reasonable efforts to provide that Director shall be covered by such policies in such a manner as to provide the Indemnitee the same rights and benefits as are accorded to the most favorably insured of the Company’s directors, if such Indemnitee is a director.
     8. Exceptions. notwithstanding any other provision herein to the contrary, the Company shall not be obligated pursuant to the terms of this Agreement:
     (a) Claims Under Section 16(b). To indemnify either Indemnitee for expenses and the payment of profits or an accounting thereof arising from the purchase and sale by such Indemnitee of securities in violation the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any similar provisions of any federal, state or local statutory law;

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     (b) Unauthorized Settlements. To indemnify the Indemnitee hereunder for any amounts paid in settlement of a proceeding unless the Company consents in advance in writing to such settlement, which consent shall not be unreasonably withheld.
     (c) Unlawful Indemnification. To indemnify an Indemnitee if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful. In this respect, the Company and the Indemnitee have been advised that the Securities and Exchange Commission takes the position that indemnification for liabilities arising under the federal securities laws is against public policy and is, therefore, unenforceable and that claims for indemnification should be submitted to appropriate courts for adjudication.;
     (d) Fraud. To indemnify an Indemnitee if a final decision by a court having jurisdiction in the matter shall determine that the Indemnitee has committed fraud on the Company; or
     (e) Insurance. To indemnify any Indemnitee for which payment is actually and fully made to the Indemnitee under a valid and collectible insurance policy; or
     (f) Company Contracts. To indemnify an Indemnitee with respect to any Claim related to any dispute or breach arising under any contract or similar obligation between the Company and such Indemnitee.
     9. Period of Limitations. No legal action shall be brought and no cause of action shall be asserted by or in the right of the Company against the Director, the Director’s estate, spouse, heirs, executors or personal or legal representatives after the expiration of five (5) years from the date of accrual of such cause of action, and any claim or cause of action of the Company shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such five (5) year period; provided, however, that if any shorter period of limitations is otherwise applicable to any such cause of action, such shorter period shall govern.
     10. Construction of Certain Phrases.
     For the purposes of this Agreement, references to the “Company” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors and officers, so that if the Director is or was or may be deemed a director or officer of such constituent corporation, or is or was or may be deemed to be serving at the request of such constituent corporation as a director or officer of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, each Indemnitee shall stand in the same position under the provisions of this Agreement with respect to the resulting or surviving corporation as the Director would have with respect to such constituent corporation if its separate existence had continued.
     For purposes of this Agreement, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on the Director with respect to an employee benefit plan; and references to “serving at

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the request of the Company” shall include any service as a director or officer of the Company which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or its beneficiaries; and if the Director acted in good faith and in a manner the Director reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan, the Director shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Agreement.
     For purposes of this Agreement a “Change in Control” shall be deemed to have occurred if (i) any “person” (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 30% of the total voting power represented by the Company’s then outstanding Voting Securities, (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company and any new director whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, or (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation other than a merger or consolidation which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least two-thirds (2/3) of the total voting power represented by the Voting Securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of (in one transaction or a series of transactions) all or substantially all of the Company’s assets; provided that in no event shall a Change in Control be deemed to include (i) a merger, consolidation or reorganization of the Company for the purpose of changing the Company’s jurisdiction of incorporation and in which there is no substantial change in the shareholders of the Company or its successor (as the case may be), or (ii) the Company’s first firm commitment underwritten public offering of any of its securities to the general public pursuant to (i) a registration statement filed under the Securities Act, or (ii) the securities laws applicable to an offering of securities in another jurisdiction pursuant to which such securities will be listed on an internationally recognized securities exchange (the “IPO”).
     For purposes of this Agreement, “Independent Legal Counsel” shall mean an attorney or firm of attorneys, selected in accordance with the provisions of Section 1(e) hereof, who shall not have otherwise performed services for the Company or any Indemnitee within the last two (2) (other than with respect to matters concerning the right of any Indemnitee under this Agreement, or of other indemnitee under similar indemnity agreements).

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     For purposes of this Agreement, a “Reviewing Party” shall mean any appropriate person or body consisting of a member or members of the Company’s Board of Directors (other than the Director) or any other person or body appointed by the Board of Directors who is not a named party to the particular Claim for which Indemnitee is seeking indemnification, or Independent Legal Counsel.
     For purposes of this Agreement, “Voting Securities” shall mean any securities of the Company that vote generally in the election of directors.
     11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original.
     12. Binding Effect; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns, including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company and personal and legal representatives. The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all, or a substantial part, of the business and/or assets of the Company, by written agreement in form and substance reasonably satisfactory to each Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. This Agreement shall continue in effect with respect to Claims relating to Indemnifiable Events regardless of whether any Indemnitee continues to serve as a director or officer of the Company or of any other enterprise, including subsidiaries of the Company, at the Company’s request.
     13. Attorneys’ Fees. Subject to Section 8 and except as prohibited by applicable law, in the event that any action is instituted by an Indemnitee under this Agreement or under any liability insurance policies maintained by the Company to enforce or interpret any of the terms hereof or thereof, such Indemnitee shall be entitled to be paid all Expenses actually and reasonably incurred by such Indemnitee with respect to such action if such Indemnitee is ultimately successful in such action. In the event of an action instituted by or in the name of the Company under this Agreement to enforce or interpret any of the terms of this Agreement, the Indemnitee shall be entitled to be paid Expenses actually and reasonably incurred by such Indemnitee in defense of such action (including costs and expenses incurred with respect to Indemnitee counterclaims and cross-claims made in such action), and shall be entitled to the advancement of Expenses with respect to such action, in each case only to the extent that such Indemnitee is ultimately successful in such action.
     14. Notice. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid, or (d) one day after the business day of delivery by facsimile transmission, if deliverable by facsimile transmission, with copy by first class mail, postage prepaid, and shall be addressed if to the Indemnitee, at the Director’s addresses as set forth beneath his signature to this Agreement and if to the Company at the address of its principal corporate offices (attention: Chief Executive Officer), with a copy to Building No. 4, 150 Yong He Road, Shanghai, China, 200072 (attention: Sun Kwok Ping), or at such other

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address as such party may designate by ten (10) days’ advance written notice to the other party hereto.
     15. Severability. The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single section, paragraph or sentence) are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law. Furthermore, to the fullest extent possible, the provisions of this Agreement (including, without limitations, each portion of this Agreement containing any provision held to be invalid, void or otherwise unenforceable, that is not itself invalid, void or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.
     16. Choice of Law. This Agreement shall be governed by and its provisions construed and enforced in accordance with the laws of the Cayman Islands, without regard to the conflict of laws principles thereof.
     17. Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee who shall execute all documents required and shall do all acts that may be necessary to secure such rights and to enable the Company effectively to bring suit to enforce such rights.
     18. Amendment and Termination. Except as provided in Section 21, no amendment, modification, termination or cancellation of this Agreement shall be effective unless it is in writing signed by the parties to be bound thereby. Notice of same shall be provided to all parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.
     19. No Construction as Employment Agreement. Nothing contained in this Agreement shall be construed as giving the Indemnitee any right to be retained in the employ or service of the Company or any of its subsidiaries.
     20. Corporate Authority. The Board of Directors of the Company and its members in accordance with the Cayman Islands law have approved the terms of this Agreement.
     21. Termination of Agreement. This Agreement shall terminate and be of no further force or effect upon the closing of the IPO, provided that each Indemnitee will be entitled to all of the benefits and rights accorded such party under this Agreement with respect to any Claims for any Indemnification Events arising or related to events, circumstances and actions or omissions which have occurred or alleged and to have occurred prior to the closing of the IPO.
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     IN WITNESS WHEREOF, the parties hereto have executed this Indemnification Agreement on and as of the day and year first above written.

COMPANY:	Nobao Renewable Energy Holdings Limited

By

Title

DIRECTOR:	As Individual:

Name: Eric (Xun) Chen

Address:

33/F Two IFC, 8 Finance Street
Central, Hong Kong